                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-70723


                          [HERMES EUROPE RAILTEL LOGO]

                          [HERMES EUROPE RAILTEL LOGO]

                               OFFER TO EXCHANGE
                            ANY AND ALL OUTSTANDING

                         10 3/8% SENIOR NOTES DUE 2009
             ($200,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                         10 3/8% SENIOR NOTES DUE 2009

                                      AND

                         10 3/8% SENIOR NOTES DUE 2006
              (E85,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                         10 3/8% SENIOR NOTES DUE 2006
                                       OF

                           HERMES EUROPE RAILTEL B.V.

                            TERMS OF EXCHANGE OFFER

- Expires 5:00 p.m., New York City time, in the case of the dollar notes and 5:00 p.m., London time, in the case of the euro notes, on March 15, 1999, unless extended

- Not subject to any other condition other than that the Exchange Offer does not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

- Tenders of outstanding notes may be withdrawn by you any time prior to 5:00 p.m., New York City time, in the case of dollar notes and 5:00 p.m., London time, in the case of euro notes, on the date of the expiration of the Exchange Offer

- The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes

- We will not receive any proceeds from the Exchange Offer

- The terms of the exchange notes to be issued are substantially similar to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes

- We intend to list the exchange notes on the Luxembourg Stock Exchange
                             ---------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
               The date of this Prospectus is February 12, 1999.

     The Exchange Offer is not being made to, nor will the Company accept surrenders of or exchange from, holders of Outstanding Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     No dealer, salesperson or other individual has been authorized to give any information or make any representation not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus, nor any distribution of securities made hereunder shall under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

     The securities may not be offered or sold in or into the United Kingdom except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulation 1995. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to securities in, from or otherwise involving the United Kingdom.

     Exchange Notes may not be offered in the Netherlands or elsewhere to the account of any person or entity other than to persons or entities who or which trade or invest in notes in the conduct of a profession or business within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995) and its implementing regulations (which includes banks, investment banks, brokers, dealers, pension funds, insurance companies, securities firms, investment institutions, other institutional investors, and other parties including inter alia treasuries and finance companies of large enterprises which regularly, as an ancillary activity, trade or invest in securities).

     The Company, having made all reasonable inquiries, confirms that this prospectus contains all information which is material in the context of the exchange of the Notes, that the information contained herein is true and accurate in all material respects and is not misleading in any material respect, that the opinions and intentions expressed herein are honestly held and that there are no other facts the omission of which would make any of such information or the expression of any such opinions or intentions misleading in any material respect. The Company accepts responsibility accordingly.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................   iii
Incorporation of Certain Documents by Reference.............    iv
Service of Process and Enforceability of Civil
  Liabilities...............................................     v
Disclosure Regarding Forward-Looking Statements.............     v
Certain Definitions and Presentation of Information.........    vi
Summary.....................................................     1
Risk Factors................................................    13
Use of Proceeds.............................................    23
The Exchange Offer..........................................    23
Capitalization..............................................    32
Selected Consolidated Financial Data........................    33
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    34
Business....................................................    39
Licenses and Regulatory Issues..............................    48
Management..................................................    53
Security Ownership of Principal Shareholders and
  Management................................................    61
Certain Relationships and Related Transactions..............    62
Description of the Exchange Notes...........................    63
Certain Tax Considerations..................................    95
Plan of Distribution........................................   100
Legal Matters...............................................   101
Independent Auditors........................................   101
General Listing Information.................................   101
Glossary....................................................   103
Index to Financial Statements...............................   F-1

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facilities. Copies of documents we file can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This web cite contains reports, proxy statements and other information regarding registrants such as ourselves that have filed electronically with the Commission. Our Common Stock is listed on the Nasdaq National Market. As a result, you can also read and copy information we file at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by us with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Therefore, we make in this Prospectus reference to the Registration Statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the Registration Statement and the exhibits and schedules thereto. You should be aware that statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The indentures governing the Outstanding Notes provide that we will furnish to the holders of the notes copies of the periodic reports required to be filed with the Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Exchange Act, we will then provide promptly upon written request, and at our cost, copies of such reports to prospective purchasers of the notes.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this Prospectus the following documents or information filed with the Commission (File No. 333-37719):

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 15, 1998.

          (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1998, filed with the Commission on June 15, 1998, the quarter ended June 30, 1998, filed with the Commission on August 14, 1998, and the quarter ended September 30, 1998, filed with the Commission on November 16, 1998, as amended by the amendment to the 3rd Quarter 10-Q filed with the Commission on December 14, 1998.

          (c) the Company's Current Report on Form 8-K filed on July 7, as amended on September 8, 1998.

          (d) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Registration Statement of which this Prospectus is part and prior to the effectiveness thereof or subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

     As noted above, any statement contained in this Prospectus, or in any documents incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM FRANCOIS NOTE, CORPORATE FINANCIAL DIRECTOR -- CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT TERHULPSESTEENWEG 6A, 1560 HOEILAART, BELGIUM, TELEPHONE NUMBER (011) (32-2) 658-5200.

                             SERVICE OF PROCESS AND
                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are a Netherlands company and substantially all of our assets are located outside the United States. In addition, certain members of our Management and Supervisory Boards are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or us judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. We have been advised by its Netherlands counsel, Loeff Clays Verbeke, that since there is no treaty between the United States and the Netherlands providing for the reciprocal recognition and enforcement of judgments, United States judgments are not enforceable in the Netherlands. However, a final judgment for the payment of money obtained in a United States court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a United States court, without substantive re-examination of the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of the Netherlands. Notwithstanding the foregoing, there can be no assurance that United States investors will be able to enforce against us, or members of our Management or Supervisory Boards, or certain experts named herein who are residents of the Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on us or on the members of our Management or Supervisory Boards in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands against us or such members.

                             ---------------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

     - Our anticipated expansion plans for our network and growth strategies,

     - Our expectation of the impact of this expansion on our revenue potential, cost basis and margins,

     - Our expectation of the competitiveness of our services,

     - Anticipated trends and conditions in our industry, and

     - Our ability to compete, including internationally.

     In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this Prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

              CERTAIN DEFINITIONS AND PRESENTATION OF INFORMATION

     As used in this Prospectus, "HER", the "Company" or "we" means Hermes Europe Railtel B.V., a Netherlands corporation. References to "guilders" or "NLG" are to Dutch guilders or any other substitute currency in the Netherlands, references to "BF" are to Belgian Francs and references to "dollars," "US dollars," "US$" or "$" are to United States dollars. References to "ECU" are to the ECU referred to in Article 109g of the Treaty establishing the European Communities ("EC"), as amended by the Treaty on European Union (the "Treaty") and as defined in Council Regulation (EC) No. 3320/94, that is from time to time used as the unit of account of the EC (changes to the ECU may be made by the EC, in which event the ECU will change accordingly). References to "Euro" or "E" are to the currency of the EC to be introduced at the start of the third stage of European economic and monetary union, which occurred on January 1, 1999, pursuant to the Treaty. Since January 1, 1999, all monetary rights and obligations in respect of the Euro Notes are performed in ECU at the rate of one ECU for every one Euro.

     Solely for the convenience of the reader, this Prospectus contains translations of certain ECU amounts into dollars and certain dollar amounts into ECUs. These translations should not be construed as representations that the ECU amounts actually represent such dollar amounts or vice versa, or could have been or will be converted into dollars or ECUs, as the case may be, at the rate indicated or at all. Unless otherwise indicated, the translations of dollars into ECUs have been made at $1.1743 per ECU, the noon buying rate in The City of New York for cable transfers in ECU as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on December 21, 1998.

     Certain terms used in this Offering Memorandum are defined in the
"Glossary."
                             ---------------------

     THIS EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                    SUMMARY

     This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the offer fully and for a more complete description of the legal terms of the offer, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page iv. We encourage you to read this entire document and the documents incorporated by reference in this document.

The Exchange Offer

     On January 4, 1999, we completed a private offering consisting of:

     - $200,000,000 10 3/8% Senior Notes due 2009

       and

     - E85,000,000 10 3/8% Senior Notes due 2006.

     On the same day, we entered into a registration rights agreement relating to the 10 3/8% Senior Notes due 2009 and a registration rights agreement relating to the 10 3/8% Senior Notes due 2006 with the initial purchasers in the private offering of these securities in which we agreed, among other things, to deliver to you this prospectus and to complete this exchange offer within 90 days of the issuance of the 10 3/8% Senior Notes due 2009 and the 10 3/8% Senior Notes due 2006. The 10 3/8% Senior Notes due 2009 and the 10 3/8% Senior Notes due 2006 can now be tendered for exchange. You should read the discussion under the heading "Summary Description of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.

     We believe that the notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

The Company

     We are a carriers' carrier company providing centrally managed cross-border telecommunications transmission capacity in Europe. Our high capacity fiber optic network, when completed by the end of 2000, will extend approximately 25,000 kilometers, with points of presence in approximately 50 cities in 20 European countries. Our customers include traditional public telecommunications operators and new entrants, such as alternative carriers, global consortia of telecommunications operations, international carriers, Internet backbone networks, resellers, value-added networks and other service providers. We offer these customers a superior transport system than is currently available in Europe through public telecommunications operators with a higher and more consistent level of transmission quality, redundancy, network functionality and service at lower prices.

     We were formed on July 6, 1993. GTS Carrier Services, Inc., which is a wholly owned subsidiary of Global Telesystems Group, Inc., owns an 89.9% equity interest in our company.

The Network Plan

     We began commercial operations in November 1996 and currently operate in Belgium, the Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark and Sweden. Our network presently links 17 cities: Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen and Stockholm. In November 1998, we leased capacity on a transatlantic cable linking the network with North America and are exploring various interconnectivity options to Russia.

     We intend to continue to build our network using an accessible and cost-efficient infrastructure of railways, motorways, pipeline companies, waterways and power companies. We have a flexible approach to the network buildout plan and intend to fine-tune the scope, route and design of the network based upon evaluation of customer demand. We have entered into agreements for the construction and/or lease of fiber optic routes for the network in Belgium, the Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark, Sweden and Spain. We continue to negotiate rights-of-way and other infrastructure arrangements in order to extend the network in Western Europe and will need to negotiate similar agreements to complete the network in four Central European countries.

Recent Developments

     On June 24, 1998, we completed the acquisition of a 75% interest in Ebone A/S for ECU 90 million (approximately $99.5 million based on the ECU/US dollar exchange rate in effect on that date). Headquartered in Copenhagen, Denmark, Ebone is a Tier 1 Internet backbone provider focused on connecting Internet service providers in Europe to the Internet. As of September 30, 1998, Ebone served 89 customers in 23 cities. As part of the transaction, Ebone purchased under a transmission capacity agreement long-term capacity rights on our network valued at ECU 90 million. The transmission capacity agreement is expected to provide for the majority of Ebone's current and forecasted capacity requirements.

     We will provide Ebone with capacity of up to 622 megabits per second between the majority of European cities that Ebone serves. In addition to the majority interest held by us, Ebone's new ownership structure will continue to include many of Ebone's existing customers, which own the balance of Ebone's shares through an association.

     Following the acquisition of Ebone and given the increased market demand for transatlantic low-cost city-to-city services, we now plan to expand our objectives to become a leading player in the provision of seamless transatlantic city-to-city managed Internet protocol services. To meet this objective, although in November 1998 we leased capacity on a transatlantic cable linking the European network to North America, we now need to augment our transatlantic capacity and invest further in extending and increasing the capacity of our network.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $200,000,000 aggregate principal amount of the outstanding 10 3/8% Senior Notes due 2009 (dollar notes) and up to E85,000,000 aggregate principal amount of outstanding 10 3/8% Senior Notes due 2006 (euro notes) for an equal aggregate principal amount of exchange notes. The exchange notes will be our obligations and are entitled to the benefits of the indentures relating to the outstanding notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act of 1933, and therefore contain no restrictive legends thereon. Nor are the exchange notes entitled to the benefits of the registration rights granted under the registration rights agreements, executed as a part of the offering of the outstanding notes, dated as of January 4, 1999, among HER and the initial purchasers.

Registration Rights........  In January 1999, we and the initial purchasers agreed that you, as a holder of the outstanding notes, would be entitled to exchange your notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer.........  We are offering to exchange:

  Outstanding Dollar
Notes......................  $1,000 principal amount of 10 3/8% Senior Notes due
                             2009 which have been registered under the Securities Act of 1933 for each $1,000 principal amount of our 10 3/8% Senior Notes due 2009, and

  Outstanding Euro Notes...  E1,000 principal amount of 10 3/8% Senior Notes due
                             2006 which have been registered under the Securities Act of 1933 for each E1,000 principal amount of our 10 3/8% Senior Notes due 2006 which were issued on January 4, 1999 in a private offering.

                             In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

                             As of this date, there are $200 million in aggregate principal amount of outstanding dollar notes and E85 million in aggregate principal amount of outstanding euro notes.

                             We will issue the exchange notes to you on or promptly after the expiration of the exchange offer.

Resale of the Exchange
Notes......................  Based on an interpretation by the staff of the
                             Securities and Exchange Commission set forth in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Warnaco, Inc." (available October 11, 1991), we believe that the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:

                             - You are acquiring the notes issued in the
                               exchange offer in the ordinary course of business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer;

                             - you are not a broker-dealer who purchased the
                               outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933; and

                             - you are not an "affiliate" of ours.

                             If our belief is inaccurate and you transfer any
                             note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against such liability, but we do not believe that any such liability should exist.

                             Each broker-dealer that is issued notes in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, in connection with any resale of the notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. A broker-dealer may use this prospectus for an offer to resell or otherwise retransfer of the notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. We do not believe that any registered holder of the outstanding notes is an affiliate (as such term is defined in Rule 405 of Securities Act of 1933) of ours.

                             The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of Exchange
Offer......................  The exchange offer will expire at (i) 5:00 p.m.,
                             New York City time, for the outstanding dollar notes and (ii) 5:00 p.m., London time, for the outstanding euro notes, on March 15, 1999, unless we decide to extend the expiration date.

Accrued Interest on the
  Exchange Notes and the
  Outstanding Notes........  The exchange notes will bear interest from January
                             4, 1999. Holders of outstanding notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such outstanding notes accrued from January 4, 1999 to the date of the issuance of the exchange notes. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on July 15, 1999 (the first interest payment date with respect to the outstanding notes and the exchange notes) that they would have received had they not accepted the exchange offer.

Termination of the Exchange
  Offer....................  We may terminate the exchange offer if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Securities and Exchange Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of outstanding notes will have certain rights against our company under the registration rights agreements executed as part of the offering of the outstanding notes should we fail to consummate the exchange offer.

Procedures for Tendering
  Outstanding Dollar
  Notes....................  If you are a holder of an outstanding dollar note and you wish to tender your note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, in New York, as exchange agent for the dollar notes, on or prior to the expiration date:

                             either

                             - a properly completed and duly executed letter of
                               transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

                             - a computer-generated message transmitted by means
                               of The Depository Trust Company's Automated
                               Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                             and, either

                             - a timely confirmation of book-entry transfer of
                               your outstanding dollar notes into the exchange agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Procedure for Tendering," must be received by the exchange agent on or prior to the expiration date; or

                             - the documents necessary for compliance with the
                               guaranteed delivery procedures described below.

                             By executing the letter of transmittal, or by agreeing to the terms of the letter of transmittal, each holder will represent to us that, among other things, (i) the dollar notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution or such exchange notes and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, of ours.

Procedures for Tendering
  Outstanding Euro Notes...  If you are a holder of an outstanding euro note and you wish to tender your note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, London branch, as exchange agent for the euro notes, on or prior to the expiration date:

                             - a computer-generated message transmitted in
                               accordance with Euroclear's or CEDEL's, as the case may be, standard operating procedures for electronic tenders and received by Euroclear or CEDEL and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; and

                             - a timely confirmation of book-entry transfer of
                               your outstanding euro notes to either Euroclear or CEDEL, as the case may be, pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Procedure for Tendering," must be received by the exchange agent in London on or prior to the expiration date.

                             By agreeing to the terms of the letter of transmittal, each holder will represent to us that, among other things, (i) the euro notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution or such exchange notes and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, of ours.

Special Procedures for
  Beneficial Owners........  If you are a beneficial owner of registered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes or registered notes in the exchange offer, you should contact such person whose name your notes or registered notes are registered promptly and instruct such person to tender on your behalf. If you, as such beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery
  Procedures for
  Outstanding Notes........  If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your outstanding notes pursuant to the procedures described in this prospectus under the heading "The Exchange Offer Guaranteed Delivery Procedure for Outstanding Notes."

Withdrawal Rights..........  You may withdraw the tender of your (i) outstanding dollar notes at any time prior to 5:00 p.m., New York City time, and (ii) outstanding euro notes at any time prior to 5:00 p.m., London time, on March 15, 1999, the expiration date, unless your notes were previously accepted for exchange.

Acceptance of Outstanding
Notes and Delivery of
  Exchange Notes...........  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully under the "The Exchange
                             Offer -- Termination"), we will accept for exchange any and all (i) outstanding dollar notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, and (ii) outstanding euro notes which are properly tendered in the exchange offer prior to 5:00 p.m., London time, on the expiration date. The notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Certain U.S. Federal Income
Tax Consequences...........  The exchange of the notes will generally not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Use of Proceeds............  We will not receive any proceeds from the issuance of notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange Agent for Dollar
Notes......................  The Bank of New York is serving as exchange agent in connection with the dollar notes. The exchange agent for the dollar notes can be reached at Reorganization Section, 101 Barclay Street, 7 East, New York, NY 10286. For more information with respect to the exchange of outstanding dollar notes, the telephone number for the exchange agent in New York is (212) 815-2742 and the facsimile number is (212) 815-6339.

Exchange Agent for Euro
Notes......................  The Bank of New York, London branch, is serving as exchange agent in connection with the euro notes. The exchange agent for the euro notes can be reached at Corporate Trust Administration, 46 Berkeley Street, W1X6AA London, United Kingdom. For more information with respect to the exchange of outstanding euro notes, the telephone number of the exchange agent in London is (44 171)322 7298 and the facsimile number is (44 171)322 6399.

                       DESCRIPTION OF THE EXCHANGE NOTES

Notes Offered:

  Dollar Exchange Notes....  $200,000,000 aggregate principal amount of
                             10 3/8% Senior Notes due 2009.

  Euro Exchange Notes......  E85,000,000 aggregate principal amount of 10 3/8%
                             Senior Notes due 2006.

Maturity...................  Dollar Exchange Notes: January 15, 2009.
                             Euro Exchange Notes: January 15, 2006.

Interest Payment Dates.....  January 15 and July 15, commencing July 15, 1999.

Ranking....................  The exchange notes will be unsecured obligations and will be senior to all our future subordinated indebtedness. The exchange notes will rank equally with all our existing and future unsecured senior indebtedness, including our currently outstanding 11 1/2% Senior Notes due 2007. The exchange notes effectively will rank junior to our secured liabilities to the extent of the assets securing such liabilities. In addition, the exchange notes will effectively rank junior to all liabilities (including trade payables) of our subsidiaries.

                             On a pro forma basis, after giving effect to the offering of the outstanding dollar and euro notes and our use of the net proceeds, at September 30, 1998, we would have had total long-term debt of $753.1 million (including the outstanding dollar and euro notes and our 11 1/2% Senior Notes due
                             2007), and our subsidiaries would have had $320.4 million of total liabilities reflected on our balance sheet.

Optional Redemption........  We may redeem the dollar exchange notes, in whole or in part, at any time on or after January 15, 2004, at the redemption prices set forth in this prospectus.

                             We may redeem the euro exchange notes, in whole or in part, at any time on or after January 15, 2003, at the redemption prices set forth in this prospectus.

Public Equity Offering
Option Redemption..........  Before January 15, 2002, we may redeem the exchange notes at a price equal to 110.375% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of one or more public equity offerings or strategic equity investments.

Optional Redemption for
  Changes in Withholding
  Taxes....................  We may redeem the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, if we have to pay any additional amounts as a result of change in law or in the interpretation or administration thereof, if such change is announced and becomes effective on or after the date of original issuance of the notes.

Change of Control..........  Following the occurrence of certain change of control events, each holder of exchange notes will have the right to require us to purchase all or any portion of such holder's notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Certain Covenants..........  The indenture under which the dollar exchange notes will be issued and the indenture under which the euro exchange notes will be issued will each contain certain covenants that limit our ability and the ability of our restricted subsidiaries to:

                             - incur additional indebtedness,

                             - make certain restricted payments,

                             - create certain liens,

                             - sell certain assets,

                             - engage in certain transactions with affiliates,

                             - consolidate, merge or transfer all or
                               substantially all of our assets and the assets of our subsidiaries on a consolidated basis, and

                             - sell or issue capital stock of restricted
                               subsidiaries.

                             These covenants are subject to a number of important exceptions and qualifications, which are described under the heading "Description of the Exchange Notes -- Certain Covenants" in this prospectus.

Exchange Offer;
  Registration Rights......  Under a registration rights agreement between and the initial purchasers relating to the outstanding dollar notes and a registration rights agreement between us and the initial purchasers relating to the outstanding euro notes, we have agreed to:

                             - within 90 days after the original issue date of
                               the outstanding notes, file a registration statement under the Securities Act of 1933 relating to an offer to exchange the outstanding dollar notes and the outstanding euro notes, as the case may be, for notes identical in all material respects to such notes,

                             - use our reasonable best efforts to cause such
                               registration statement to become effective within 135 days after the original issue date of the outstanding notes, and

                             - use our reasonable best efforts to cause to
                               become effective, a shelf registration statement under the Securities Act of 1933 for the resales of the notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

                             The interest rate on the outstanding will increase if we do not comply with our obligations under the registration rights agreements. See "The Exchange Offer."

Withholding Tax............  Unless required by law, all our payments with respect to the exchange notes will be made without withholding or deduction for any present or future taxes or governmental charges of whatever nature imposed or levied by any tax authority within the Netherlands or any other relevant taxing jurisdiction. We will pay any additional amounts so that the net amounts receivable by the holders after any payment, withholding or deduction in respect of such tax or liability shall equal the respective amounts which would have been receivable in respect of the exchange notes in the absence of such payments, withholding or deduction. See "Description of the Exchange Notes -- Additional Amounts."

Trustee, Paying and
  Transfer Agent   and
  Registrar................  The Bank of New York.

Luxembourg Paying and
    Transfer Agent.........  Banque Internationale a Luxembourg S.A.

Listing....................  We have applied to list the exchange notes on the
                             Luxembourg Stock Exchange.

Consequences of   Failure
to Exchange................  Untendered outstanding dollar notes and outstanding euro notes will remain restricted securities and will continue to be subject to the following restrictions on transfer:

                                  (i) outstanding notes may be resold only if
                             registered pursuant to the Securities Act of 1933, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law,

                                  (ii) outstanding notes shall bear a legend
                             restricting transfer in the absence of registration or an exemption therefrom, and

                                  (iii) a holder of outstanding notes who
                             desires to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available. See "Risk Factors -- Consequences of Failure to Exchange Your Notes for Exchange Notes."

Risk Factors...............  See "Risk Factors" on page 13 for a discussion of factors you should carefully consider before investing in the exchange notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data for the years ended December 31, 1995, 1996 and 1997 are derived from the Company's audited consolidated financial statements. The following unaudited summary historical consolidated financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are derived from the Company's unaudited consolidated financial statements. The summary historical consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this Offering Memorandum.

                                                                            NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                          ------------------------------   -------------------
                                           1995       1996       1997        1997       1998
                                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues..............................  $    --   $     48   $   5,373   $  2,262   $ 42,933
  Operating costs and expenses..........    6,637     15,246      28,465     16,166     54,878
  Loss from operations..................   (6,637)   (15,198)    (23,092)   (13,904)   (11,945)
  Other (expense) income................      135       (771)     (6,597)    (1,771)   (20,802)
  Net loss..............................   (6,502)   (15,969)    (29,689)   (15,675)   (35,170)
OTHER DATA:
  EBITDA(1).............................  $(6,626)  $(14,540)  $ (19,337)  $(12,259)  $  3,927
  Net cash (used in) provided by
     operating activities...............   (2,655)   (11,540)     (4,417)    (5,803)    20,527
  Net cash used in investing
     activities.........................   (4,405)   (20,781)   (107,466)   (74,176)   (34,541)
  Net cash provided by financing
     activities.........................   11,644     28,924     317,500    320,973        493
  Deficiency of earnings to fixed
     charges(2).........................   (6,502)   (15,969)    (29,689)   (15,675)   (33,351)

                                                                        AS OF
                                                                 SEPTEMBER 30, 1998
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(3)
BALANCE SHEET DATA:
  Total current assets......................................  $274,145      $563,816
  Property and equipment, net...............................   362,322       362,322
  Total assets..............................................   681,518       981,334
  Total current liabilities.................................   162,122       162,122
  Total liabilities.........................................   635,996       935,812
  Total shareholders' equity................................    17,812        17,812

---------------

(1) EBITDA is earnings (loss) from operations before foreign currency gains (losses), interest, taxes, depreciation and amortization. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.

(2) Because of the Company's historic losses, the Company has experienced a deficiency of earnings to fixed charges throughout its existence. The deficiency of earnings to fixed charges equals the loss from continuing operations before income taxes minus fixed charges. Fixed charges consist of interest on all indebtedness.

(3) Adjusted to reflect the Offering and the application of net proceeds therefrom as described in "Use of Proceeds."

         SUPPLEMENTAL HISTORICAL CONSOLIDATED QUARTERLY FINANCIAL DATA

     The following supplemental historical consolidated quarterly financial and operating data as of and for the three months ended March 31, June 30, and September 30, 1998 are derived from the Company's unaudited consolidated financial statements and its operating records. It is intended to supplement the aforementioned summary historical consolidated financial data.

     The supplemental historical consolidated quarterly financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this Offering Memorandum.

                                                                       THREE MONTHS ENDED
                                                              ------------------------------------
                                                              MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                                1998        1998        1998(1)
                                                                     (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................   $  4.7      $ 11.2       $ 27.0
  Gross margin..............................................     (1.4)        0.4          7.3
  Net income................................................    (11.3)      (12.5)       (11.4)
OTHER DATA:
  EBITDA(2).................................................   $ (2.6)     $ (0.6)      $  7.1
  Cities on Network (at end of period)......................        7          12           14
  Kilometers operational (at end of period).................    2,425       4,063        5,209
  Number of contracted customers............................       28          38           48
  E1 Equivalents installed..................................      232         576        1,209
  E1 Equivalents sold.......................................      997       3,675        5,157
  Backlog (at end of period)................................   $   61      $168.4       $257.3

---------------

(1) The September 30, 1998 financial data reflects the effects of the acquisition of Ebone.

(2) EBITDA is earnings (loss) from operations before foreign currency gains (losses), interest, taxes, depreciation and amortization. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.

                                  RISK FACTORS

     Prospective participants in the Exchange Offer should consider carefully the following factors in evaluating the Company and its business in addition to the other information contained in this Prospectus.

RISKS RELATING TO THE EXPANSION OF OUR NETWORK

     Our ability to achieve our strategic objectives will depend in large part on our successful, timely and cost-effective completion of our network and the continued market demand for Internet Protocol services. Although our network currently links 17 cities, the development of the remainder of the network may be adversely affected by a variety of factors. Many of these factors, such as strikes, natural disasters and other casualties, are beyond our control. In addition, we will need to negotiate and conclude additional agreements with various parties. These agreements are necessary to establish rights-of-way and to develop and maintain our network infrastructure and equipment.

     For development of the network to be successful we need to obtain and maintain a number of agreements, including:

     - additional long-term leases of dark fiber;

     - rights-of-way and other permits from railroads, utilities and governmental authorities to install fiber optic cable; and

     - transatlantic capacity.

In addition, we already depend on third parties for leases of dark fiber for substantial portions of our network.

     We cannot assure you that we will be able to maintain all of our existing agreements, rights and permits or that we will be able to obtain and maintain the additional agreements, rights and permits needed to implement our business plan on acceptable terms. In addition, we may not be able to conclude such agreements, rights or permits on time. Any delay in concluding or failure to conclude or maintain these agreements could adversely affect the operation and/or expansion of our network. This, in turn, could have a negative effect on our financial condition, including our ability to make payments to you on the notes.

     The successful and timely completion of our network will also depend on, among other things:

     - the timely performance of independent contractors hired to engineer, design and construct portions of our network; and

     - our ability to obtain and maintain applicable government approvals to build and operate our network (see "-- Extensive Government Regulation" on page 16).

     Further development of our network might cost more or take longer than our current estimates. Although we believe that our cost estimates and schedule are reasonable, we cannot assure you that the actual construction costs or time required to complete the expansion of our network will not be greater than we currently expect. Delays or increased costs in developing the network could have a negative effect on our financial condition, including our ability to make payments to you on the Notes.

OUR SIGNIFICANT INDEBTEDNESS COULD AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES

     We have, and will continue to have, significant indebtedness. Taking into account the debt we have assumed in connection with the offering of the outstanding 10 3/8% senior notes due 2009 and 10 3/8% senior notes due 2006 and the net proceeds of that offering, at September 30, 1998, we would have had total long-term debt of $753.1 million. We had negative EBITDA of $19.3 million for the year ended December 31, 1997 and positive EBITDA of $3.9 million for the nine months ended September 30, 1998. EBITDA is earnings or loss from operations before foreign currency gains or losses, interest, taxes, depreciation and amortization. See "Capitalization" (page 32) and "Selected Consolidated Financial Data" (page 33). Certain agreements to which we are a party will limit but not prevent us from taking on additional debt. We expect to take on substantial additional indebtedness in the future.

     Our ability to make principal and interest payments on our indebtedness, including the notes, will depend upon, among other things, our future operating performance. Our future operating performance depends on a variety of factors, many of which are beyond our control. Because of this uncertainty, we cannot assure you that we will generate sufficient cash flow. Insufficient future cash flow could impair our ability to raise additional equity or debt financing or to complete our network. It could also be insufficient to make principal and interest payments on our indebtedness, including the principal and interest owed to you as a holder of the notes. If this happens, we may be required to renegotiate the terms of, or to refinance, our long-term debt. We cannot assure you that we would be able to successfully refinance or renegotiate the terms of our indebtedness when required.

     Our high level of indebtedness could result in negative consequences to you, as a holder of the notes, because:

     - we will be more vulnerable to increases in interest rates if our future borrowings are at variable rates of interest;

     - we will be placed at a competitive disadvantage if we have significantly more indebtedness than our competitors;

     - we will be more vulnerable to the effects of general economic downturns or to delays or increases in the costs of developing our network;

     - it will be more difficult for us to take advantage of significant business opportunities which arise; and

     - it will be more difficult for us to respond to changes affecting our financing, construction, development or operating plans.

     Further, the covenants contained in the indentures relating to the notes and the indenture relating to the 11 1/2% Senior Notes due 2007 limit us from:

     - incurring certain additional indebtedness;

     - creating certain liens on our assets;

     - selling certain assets; and

     - entering into certain transactions with our affiliates.

Our significant indebtedness, and the restrictive covenants contained in our indentures, could adversely affect our ability to finance our future capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the indentures or any other debt instrument to which we are a party could result in an event of default under such agreements. An event of default would permit the acceleration of the related debt and would require us to pay the holders of such debt before holders of the notes, and also may result in a default under future debt agreements that contain cross-acceleration or cross-default provisions.

SUBSTANTIAL ADDITIONAL CAPITAL IS REQUIRED TO EXPAND OUR NETWORK

     We will require significant amounts of capital to develop and expand our network. We expect to incur approximately $835 million in additional capital expenditures, including capital lease obligations through 2000 to expand our network. We believe that the net proceeds that we received from the issuance of the outstanding 10 3/8% Senior Notes due 2009 and 10 3/8% Senior Notes due 2006 and the outstanding 11 1/2% Senior Notes due 2007, combined with the funds we expect to generate internally, will be sufficient to fund our these future capital expenditures. However, the actual amount and timing of our future capital requirements may differ from our estimates. Thus, additional financing may be needed to construct our network. We cannot assure you that such additional financing will be available on terms acceptable to us or at all. If we fail to obtain this financing, we might have to delay or abandon our plans for expanding the remainder of our network. Delaying or abandoning these plans could have a negative effect on our financial condition, including our ability to make payments to you, as a holder of the notes.

     Our revenues and the costs of expanding our network and operating our business depends upon a variety of factors, including:

     - efficiently manage the expansion of our network and operations;

     - negotiate favorable contracts with suppliers;

     - obtain additional licenses, regulatory approvals, rights-of-way and infrastructure contracts to complete and operate our network;

     - access markets and attract a sufficient number of customers; and

     - provide and develop services to which our customers will subscribe.

Our revenues and costs are also dependent upon factors that are not within our control, including:

     - regulatory changes;

     - changes in technology;

     - increased competition;

     - strikes;

     - weather; and

     - performance by third-parties, including our vendors and customers, in connection with the development of our network.

For a more detailed discussion of these factors see the sections entitled
"-- Extensive Government Regulation," (page 16), "-- Increased Competition Could Reduce Demand for Our Services" (page 18), "-- Rapidly Changing Technology Could Affect Our Ability to Provide Competitive Services" (page 20), and "-- Risks Relating to the Expansion of our Network" (page 13). Due to the uncertainty of these factors, our actual costs and revenues may vary from what we expect them to be and our future capital requirements might increase. Accordingly, we cannot assure you that the amount of funds required to complete our network will not be greater than anticipated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" (page 34) and "Use of Proceeds" (page 23).

OUR HISTORY OF OPERATING LOSSES

     In the past, we have generated operating losses. We have insufficient cash flow to make interest and principal payments on our outstanding debt while still meeting our capital expenditures and other cash needs. At September 30, 1998, we had a cumulative net loss of $87.6 million. We will have a higher net loss in 1998 than we did in 1997. Additionally, as of the date of this prospectus, our net current assets were lower than our net current assets as of September 30, 1998. We cannot assure you that we will be able to achieve or sustain profits from our operations, or generate sufficient cash flow to make payments to you on the notes.

WE DEPEND UPON CASH FLOW OF OUR SUBSIDIARIES TO MAKE PAYMENTS ON THE NOTES

     We are a holding company with limited assets and operate our business through our subsidiaries. Accordingly, we rely entirely upon distributions from our subsidiaries for the funds necessary to meet our obligations, including payments on the notes and the 11 1/2% Senior Notes due 2007. You should be aware that our subsidiaries are separate and distinct legal entities. Because they are separate and distinct our subsidiaries have no obligation to make any payments on the notes or to make any funds available for such payment. Therefore, our operating cash flow and ability to meet our debt obligations, including payment on your notes, will depend on the cash flow provided by our subsidiaries. Cash flow from our subsidiaries comes to us in the form of loans, dividends or other payments to us as a shareholder of our subsidiaries. The ability of our subsidiaries to make payments to us (in any form) will depend on their earnings, tax considerations and legal restrictions.

THE NOTES ARE EFFECTIVELY JUNIOR IN RIGHT OF PAYMENT TO OBLIGATIONS OF OUR SUBSIDIARIES

     The notes will be general unsecured obligations of HER. This means that the notes will rank senior in right of payment to all of our future indebtedness that is expressly junior in right of payment to the notes. Otherwise, the notes will rank equally in right of payment with all of our existing and future unsecured debt. See "Capitalization" (page 32).

     We and our subsidiaries may incur other debt in the future, including secured debt. We expect that we may incur future indebtedness that will be secured, particularly through equipment financings. As a result, any claims against us by you, as a holder of the notes, will be effectively subordinated to those who have claims secured by mortgages or other security interests or liens on the assets of HER. All or substantially all of our fixed assets could become security for our indebtedness. The value of much of these fixed assets is derived from employing them in a telecommunications business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that the secured creditors seek to realize their claim on our assets, they would likely seek to sell the business as a going concern in order to maximize the proceeds realized by any such sale. The price obtained upon any such sale might be less due to the necessity to obtain approval of the sale or permits from the applicable regulatory authorities and to comply with other applicable governmental regulations. Because of this, there may not be sufficient assets left to pay our debt obligations, including those payments owed to you as a holder of the notes.

     In the event of the insolvency, liquidation, dissolution or reorganization of any of our subsidiaries, the creditors of each subsidiary would be entitled to payment in full from such subsidiary's assets. After paying their own creditors, our subsidiaries may not have any remaining assets for distribution to us as shareholder and, consequently, there may not be any assets available for payment to you, as a holder of the notes. The notes, therefore, are effectively subordinated to the obligations of our subsidiaries.

EXTENSIVE GOVERNMENT REGULATION

     As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation, differ significantly among the jurisdictions in which we operate. It is possible that future regulatory, judicial and legislative changes may further limit where and how we can provide our telecommunications services. Regulators or third parties determine whether or not we are in compliance with local laws or regulations. It is also possible that there will be changes in applicable laws or regulations that are adverse to our operations. Hence, a negative change or result in government regulation could further limit the services we provide within the jurisdictions we choose to operate.

     A substantial portion of our strategy is based upon timely regulatory liberalization of the European Union telecommunications market in accordance with existing European Community directives. Although European Union member states have had a legal obligation to liberalize their markets in accordance with these directives since January 1, 1998, this legal obligation alone might not be sufficient to make markets fully competitive. In addition, Ireland, Portugal, Spain, Luxembourg and Greece have been granted extensions from the January 1, 1998 deadline to liberalize their markets. We cannot assure you that each European Union member state will proceed with the expected liberalization on schedule, or at all, or that the trend toward liberalization will continue in any of the countries where we operate our network.

     National governments must pass legislation implementing the directives in order to give effect to European Community directives in each member state.

     The following could limit our ability to provide certain services in these jurisdictions:

     - Some European Union member states have not yet implemented existing European Union directives fully.

     - Delays might occur when European Union member states implement any future directives.

     - We might encounter problems despite European Community directives aimed at liberalizing the telecommunications industry.

     - National governments may not pass legislation implementing a directive in the form required, or at all, or may pass such legislation only after a significant delay.

     - Even if a European Union member state adopts liberalization measures in a timely way, there may be significant resistance to the implementation of such measures from public telecommunications operators, regulators, trade unions and other sources.

     - European Union member states might impose greater restrictions on international services between the European Union and other countries than on international services within the European Union.

These and other potential obstacles to liberalization could prevent us from establishing our network as currently intended.

     Our operations depend on the licenses, authorizations and registrations we have obtained in Belgium, Denmark, France, Germany, Italy, the Netherlands, Sweden, Switzerland, the United Kingdom and the United States. Our future operations also depend upon the success of our applications for additional licenses, authorizations and registrations in other countries (including Austria, Croatia, Czech Republic, Hungary, Poland, Portugal, Slovakia and Russia) into which we plan to extend our network. With the exception of Austria and Portugal, whose laws must comply with European Community directives, these other countries have not generally liberalized their telecommunications sectors. For this reason, we cannot assure you that they will do so in a timely manner or at all. In addition, the terms and conditions of the licenses, authorizations or registrations granted to us may limit or otherwise affect our scope of operations. We cannot assure you that:

     - we will be able to maintain or renew licenses, authorizations or registrations to provide the services we currently provide;

     - such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable; or

     - we will obtain the licenses, authorizations or registrations required for services we plan to provide in the future.

The loss of, failure to obtain, or a substantial limitation upon the terms of, these licenses, authorizations or registrations could restrict how and where we provide our services. See "Licenses and Regulatory Issues" (page 48). Accordingly, we face the risk that we will establish our network and make capital expenditures in a given country in anticipation of regulatory liberalization which does not subsequently occur.

OUR NEED TO OBTAIN AND MAINTAIN INFRASTRUCTURE PROVIDER AND RIGHTS-OF-WAY AGREEMENTS; OUR DEPENDENCE ON LEASED FIBER

     Our future success is dependent upon our ability to build and maintain our network. Specifically, we must obtain:

     - additional infrastructure provider agreements for the long-term lease of dark fiber;

     - rights-of-way and other permits to install fiber optic cable from railroads, utilities and governmental authorities; and

     - additional transatlantic capacity.

We cannot assure you that we will be able to maintain all of our existing agreements, rights and permits or obtain and maintain the additional agreements, rights and permits needed to implement our business plan on acceptable terms. In addition, we depend on third parties for leases of dark fiber for portions of our network. There can be no assurance that we will be able to enter into and maintain arrangements for leased portions of our network. Our failure to enter into and/or maintain required arrangements for our network, including for leased fiber, could have a negative effect on the operation and expansion of our network.

INCREASED COMPETITION COULD REDUCE DEMAND FOR OUR SERVICES

     We compete with various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Deutsche Telekom AG and France Telecom S.A., Global Crossing Ltd., British Telecommunications plc and Esprit Telecom Group plc. These companies have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries. We also compete for customers of our "point-to-point" transborder service against circuits currently provided by public telecommunications operators through International Private Leased Circuits.

     We believe that liberalization of the European telecommunications market is likely to attract more competitors. In addition, many of our current or potential competitors have technical, financial, marketing and other resources substantially greater than ours. This competition could reduce the demand for our services. This would, in turn, have a negative effect on our financial condition, including our ability to make payments to you on the notes. See "Business -- Competition" (page 46).

OUR RELATIONSHIP WITH OUR MAJORITY SHAREHOLDER COULD RESULT IN CONFLICTS OF INTEREST

     As of the date hereof, Global TeleSystems Group, Inc., through its wholly owned subsidiary GTS Carrier Services, Inc., beneficially owns 89.9% of our company. Global TeleSystems Group therefore has the ability to strongly influence and/or control our affairs and our business. Circumstances may occur in which the interests of Global TeleSystems Group could be in conflict with your interests, as a holder of the notes. In addition, Global TeleSystems Group may have an interest in pursuing transactions that may involve risks to you, as a holder of the notes. We cannot assure you that any such conflicts of interest will be resolved in your favor. We expect to enter into capacity arrangements on an arms' length basis with other subsidiaries. See "Security Ownership of Principal Shareholders and Management" (page 61).

     Global TeleSystems Group plans to offer a broad range of integrated telecommunications services to businesses and other high usage customers in certain European metropolitan markets. These services could compete with the services we offer to customers as an independent carriers' carrier. The offerings of competing services by Global TeleSystems Group could affect the perception that we are an independent operator and could negatively impact our ability to attract and retain customers.

DECREASES IN OUR GROSS MARGINS COULD RESULT IN A REDUCTION OF OUR PRICES

     Our gross margins have decreased over the past few years because prices in the European long distance industry have declined over that period. Further, we expect that prices will continue to decline as competition increases. This will result in continuing price cuts in certain retail markets and will decrease the gross margins of our customers. This, in turn, could create pressure on us to reduce our prices. If there are not increases in volume and reductions in cost in the services we provide to offset these lower prices our future gross margins will decrease.

INTEGRATION OF EBONE ACQUISITION

     In June 1998, we completed our acquisition of a 75% interest in Ebone A/S. We cannot assure you that this acquisition or other acquisitions that we may consummate in the future will achieve the benefits we expect. In order to integrate the business, systems and culture of Ebone or such other acquired businesses into ours, we must continue to develop our financial and management controls and information systems and retrain existing personnel. If this diverts significant resources or if we fail to achieve the benefits we expect from these acquisitions, it could have a negative effect on our business.

MANAGING RAPID GROWTH

     We continue to construct segments of our network, expand its existing operations and expand into additional geographic and service markets. In regards to this expansion, we cannot assure you that we will be able to:

     - construct and operate the entire network as currently planned;

     - expand within the markets in which our ventures are currently operating;

     - expand into additional markets at the rate we presently plan.

Nor can we assure you that any existing regulatory barriers to such expansion will be reduced or eliminated.

     As a result of continued growth and expansion, significant demands have been placed on our management, operational and financial resources and on our systems and controls. In order to manage our growth effectively, we must continue to:

     - implement and improve our operational and financial systems and controls;

     - purchase and utilize additional telecommunications facilities; and

     - expand, train and manage the employee base.

Inaccuracies in our forecasts of market demand could result in us providing insufficient or excessive telecommunications facilities and, therefore, disproportionate fixed expenses for certain of our operations. As we proceed with our development and expansion, there will be additional demands on our customer support, sales, marketing, administrative resources and network infrastructure. We cannot assure you that our operating and financial control systems and infrastructure will be adequate to manage future growth. If we fail to continue to upgrade our systems or unexpected expansion difficulties arise, there could be adverse effects to our business, results of operations and financial condition.

OUR DEPENDENCE ON SIGNIFICANT CUSTOMERS

     Our customers are, and will continue to be, telecommunications companies. For that reason, we may become dependent on a small number of significant customers. The loss of a significant customer could significantly decrease our revenues and, hence, adversely affect our ability to make payments to you on the notes.

CURRENCY AND EXCHANGE RISKS

     Our functional and reporting currencies are the Belgian franc and the US dollar, respectively. We adopted the Euro as our functional currency on January 1, 1999. Still, we conduct, and will continue to conduct, business transactions in currencies other than our functional and reporting currencies; for this reason, appreciation or depreciation in the value of other currencies as compared to our functional or reporting currency could result in a material transaction or translation gain or loss to us.

     We have entered into hedging transactions to limit our exposure to foreign currency fluctuations; however, we find it impractical to protect ourselves against all of this exposure and as a result we will continue to experience foreign currency gains and losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" (page 35).

RISK OF ERROR IN FORWARD LOOKING STATEMENTS

     All statements in this prospectus that are not clearly historical in nature are forward looking. Statements concerning the following areas of our business are examples of forward looking statements:

     - operations;

     - prospects;

     - markets;

     - technical capabilities;

     - funding needs;

     - financing sources;

     - commercial operations schedule; and

     - future regulatory approvals.

     Information concerning expected characteristics of competing systems and expected actions of third parties, such as equipment suppliers and partners, are also examples of forward looking statements. These forward looking statements are inherently speculative. Therefore, we cannot assure you that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. You, as prospective investors, should carefully review the other risk factors set forth in this section to see which factors could result in incorrect forward looking statements.

POTENTIAL LACK OF CUSTOMER DEMAND

     Although we have been delivering services to a number of customers and have experienced demand for services in the past we cannot assure you that customer demand for services over our network will continue to grow. Further, we cannot assure you that there will be enough customer demand to realize the anticipated cash flow, operating efficiencies and cost benefits of our network.

RAPIDLY CHANGING TECHNOLOGY COULD AFFECT OUR ABILITY TO PROVIDE COMPETITIVE SERVICES

     The telecommunications industry is in a period of rapid technological change. Our success will depend on our ability to:

     - predict the next technological changes in products, services and network technology; and

     - finance and develop these technological changes.

     There also are certain technological risks in the development and operation of our network. Our network is designed to utilize DWDM and SDH technology and will be extended to support Internet Protocol services in 1999. While the current operational network segment has performed at or above design specifications since November 1996, we cannot assure you that our network will achieve the technical specifications for which it was designed. Nor can we assure you that we will be able to upgrade our network as technological improvements in telecommunications equipment are introduced. Our failure to achieve any of the foregoing could affect our ability to provide competitive products and services.

LOSS OF KEY PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS

     Our operations are managed by a small number of key executive officers. The loss of any of these officers could have a negative effect on our business. We believe that our growth and future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. The competition for qualified personnel in the telecommunications industry is intense. We cannot assure you that we will be able to hire or retain necessary personnel. The loss of senior management or the failure to recruit additional qualified personnel in the future could significantly impede our financial plans, network development, marketing and other objectives. Although we have designed incentive and compensation programs to retain key employees and have entered into employment agreements with certain executive officers, we cannot assure you as to the continued availability of qualified key executive officers. See "Management" (page 53).

COUNTRY AND EUROPEAN COMMUNITY ECONOMIC, POLITICAL AND LEGAL CONSIDERATIONS

     The majority of our investments are, and will continue to be, in Europe. Risks to these investments include the loss of or damage to property from terrorism and other political risks (such as increased taxes or changes in law or governmental regulation).

POTENTIAL DOWNGRADE IN RATING OF NOTES

     On December 9, 1998, Standard & Poor's placed us on CreditWatch with negative implications. Consequently, the rating of the notes may be downgraded from their current rating.

ENFORCING JUDGMENTS AGAINST OUR ASSETS OUTSIDE U.S. COULD BE DIFFICULT

     All of our assets are located outside the United States. As a result, it will be necessary for you to comply with foreign laws in order for you to enforce judgments against our assets obtained in a U.S. court. You will also have to comply with foreign laws in order to foreclose upon our assets. In addition, it may not be possible for you to: (i) effect service of process within the United States upon us or (ii) enforce U.S. court judgements against us that are predicated upon U.S. federal securities laws. See "Service of Process and Enforceability of Civil Liabilities" (page v).

LIQUID TRADING MARKET FOR THE NOTES MAY NOT DEVELOP

     There is no established trading market for the notes. The initial purchasers in the private offering informed us that they intended to make a market in the outstanding notes and, if issued, these exchange notes. However, the initial purchasers are under no obligation to do so and may discontinue making a market at any time without notice.

     The notes are expected to be listed on the Luxembourg Stock Exchange. Nonetheless, the liquidity of any market for the notes will depend upon the following:

     - the number of holders of the notes;

     - our performance;

     - the market for similar securities; and

     - the prospects for our industry generally.

Also, the market for non-investment grade debt like the notes has been subject to substantial price swings. Therefore, it is not certain that an active trading market will develop or, if a market develops, what the liquidity of that market will be.

CONSEQUENCES OF FAILURE TO EXCHANGE YOUR NOTES FOR EXCHANGE NOTES

     If you do not tender your outstanding notes to be exchanged in this exchange offer, your notes will remain restricted securities and will be subject to certain transfer restrictions. As restricted securities, your outstanding notes:

     - may be resold only if registered pursuant to the Securities Act of 1933, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

     - shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

     In addition, a holder of outstanding notes who desires to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

POSSIBLE INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

     Upon certain change of control events, you, as a holder of the notes, can require us to purchase all or a portion of your notes at the prices stated in this prospectus. Our ability to repurchase your notes upon a change of control event will be limited by our existing contractual obligations and those of our subsidiaries. An inability to obtain adequate financial resources also might prevent us from repurchasing the notes. Our failure to purchase all of the notes tendered for purchase upon the occurrence of a change of control event will constitute an event of default under the indentures relating to the notes.

     The phrase "all or substantially all" is used to define a change of control event where there has been a sale of assets. There has been no clearly established meaning under the relevant law for this phrase and it is subject to judicial interpretation. Accordingly, there may be uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person. Therefore, it may be unclear whether a change of control event has occurred and whether the notes are subject to an offer to purchase.

     The change of control provision might not afford you protection in the event of our reorganization, restructuring, merger or other similar transaction that may adversely affect you, as a holder of the notes. This is because these transactions may not involve a shift in voting power or beneficial ownership of the magnitude required to be a change of control event. A takeover, recapitalization or similar transaction involving our Company does not permit you, as a holder of the notes, to require us to purchase or redeem the notes unless the transaction also constitutes a change of control as discussed above.

RISKS ASSOCIATED WITH POTENTIAL FAILURE OF OUR SYSTEMS TO RECOGNIZE YEAR 2000

     The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     We are undertaking a comprehensive program to address the Year 2000 issue with respect to the following:

     - Our information technology systems;

     - Our non-information technology systems;

     - Our business partners;

     - The systems of our telecommunications, hardware and software vendors; and

     - Our customers.

     Our Year 2000 program involves four phases: (1) a wide ranging assessment of Year 2000 problems that might affect us; (2) the development and implementation of remedies to address discovered problems; (3) preventing future Year 2000 problems from arising; and (4) the testing of our system. We completed phase 1 at the end of the fourth quarter of 1998. We began phases 2, 3 and 4 of this program during the first quarter of 1999. These phases are expected to be completed during the second quarter of 1999.

     The proper functioning of our systems also depends on the proper functioning of systems of third parties, such as our telecommunications, hardware and software vendors and our customers. In addition to currently identifying our own applications that will not be Year 2000 compliant, we are taking steps to determine whether third parties are doing the same. The failure of third parties to remedy their own Year 2000 problems may cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000." (page 36)

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the exchange notes offered hereby (the "Exchange Notes"). In consideration for issuing the Exchange Notes contemplated herein, the Company will receive in exchange Outstanding Notes (as defined below) in like principal amount. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in the Indebtedness (as defined on page 84) of the Company.

     The net proceeds from the January 4, 1999 private offering (the "Offering") of $200,000,000 10 3/8% Senior Notes due 2009 (the "Outstanding Dollar Notes") and E85,000,000 10 3/8% Senior Notes Due 2006 (the "Outstanding Euro Notes" and together with the Outstanding Dollar Notes, the "Outstanding Notes") of the Company were approximately $193.2 million and E82.1 million, respectively, after deducting underwriting discounts and commissions and estimated fees and expenses. We plan to use the net proceeds from the Offering to finance the cost of network assets to permit the network expansion beyond the originally contemplated scope, including transatlantic capacity, enhancing the capacity and speed of our network and continuing the build-out of our network.

                               THE EXCHANGE OFFER

GENERAL

     In connection with the Offering, the Company entered into a registration rights agreement with Donaldson, Lufkin & Jenrette, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated, and Lehman Brothers Inc. (the "Initial US Purchasers") relating to the Outstanding Dollar Notes (the "Dollar Registration Rights Agreement") and a registration rights agreement with Donaldson Lufkin & Jenrette International, Merrill Lynch International, Bear Stearns International Limited, BT Alex. Brown International, a division of Bankers Trust International, PLC, and Lehman Brothers International (Europe) (the "Initial Euro Purchasers," and together with the Initial US Purchasers, the "Initial Purchasers") relating to the Outstanding Euro Notes (the "Euro Registration Rights Agreement," and together with the Dollar Registration Rights Agreement, the "Registration Rights Agreements") and agreed to (i) file within 90 days, and use its reasonable best efforts to cause to be declared effective within 135 days of the date of the original issuance of the Outstanding Notes a registration statement (the "Exchange Offer Registration Statement") of which this Prospectus is a part with respect to a registered offer to exchange the Outstanding Notes for the Exchange Notes with terms identical in all material respects to the Outstanding Notes (the "Exchange Offer") and (ii) use its reasonable best efforts to cause the Exchange Offer to be consummated on or before 30 days after the date on which the Registration Statement is declared effective by the Commission.

     If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the date 135 days after the original issue date (January 4, 1999) of the Outstanding Notes, (iii) the Exchange Offer is not, for any reason, consummated on or prior to the 165th day after the original issue date (January 4, 1999) of the Outstanding Notes, (iv) any Holder of Private Exchange Securities (as defined in the Registration Rights Agreements) so requests, (v) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, or (vi) any Initial Purchaser or any affiliate (as defined under the Securities Act of 1933) is required to deliver a prospectus in connection with sales of Outstanding Notes (the occurrence of any such event, a "Shelf Registration Event"), then, in the case of each of clauses
(i) to and including (v) of this sentence, the Company shall promptly deliver to the Holders of such Outstanding Notes and the Trustee notice thereof and shall thereafter file an Initial Shelf Registration Statement pursuant to the terms of the applicable Registration Rights Agreement.

     The Company agrees to pay, as liquidated damages, additional interest on the Outstanding Notes if:

     (i) either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement with respect to such Notes has not been filed on or prior to the 90th day after the original issue date (January 4, 1999) of the Outstanding Notes (unless, with respect to the Exchange Offer Registration Statement, a Shelf Registration Event described in clause (i) of the preceding paragraph shall have occurred prior to the 90th day after the original issue date (January 4, 1999) of the Outstanding Notes; or (ii) either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement with respect to such Notes is not declared effective by the Commission on or prior to the 135th day after the original issue date (January 4, 1999) of the Outstanding Notes (unless, with respect to the Exchange Offer Registration Statement, a Shelf Registration Event described in clause (i) of the preceding paragraph shall have occurred); or (iii) (A) the Company has not exchanged Exchange Notes for all the Outstanding Notes validly tendered and not withdrawn in accordance with the terms of the Exchange Offer with respect to such Notes on or prior to the fifth day after the Expiration Date (as defined below), or (B) the Exchange Offer Registration Statement with respect to such Notes ceases to be effective at any time prior to the Expiration Date, or (C) if applicable, any Shelf Registration Statement with respect to such Notes has been declared effective and such Shelf Registration Statement ceases to be effective at any time during the Effectiveness Period (as defined in the Registration Rights Agreements); provided, however, that the additional interest rate on the Outstanding Notes may not exceed at any one time in the aggregate 150 basis points, provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement with respect to Notes as required hereunder (in the case of clause (i) of this paragraph), (2) upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement as required hereunder (in the case of clause (ii) of this paragraph) or (3) upon the exchange of Exchange Notes for all Outstanding Notes validly tendered and not withdrawn (in the case of clause (iii)(A) of this paragraph), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of (iii)(B) of this paragraph), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of (iii)(C) of paragraph), additional interest on the Outstanding Notes as a result of such clause shall cease to accrue (but any accrued amount shall be payable). For more information regarding registration rights and payment of additional interest, see "Description of the Exchange Notes -- Exchange Offer; Registration Rights; Additional Interest."

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal"), the Company will accept all Outstanding Notes validly tendered prior to 5:00 p.m., New York City time, in the case of Outstanding Dollar Notes, and 5:00 p.m., London time, in the case of Outstanding Euro Notes, on March 15, 1999 (the "Expiration Date"). The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Dollar Notes and E1,000 principal amount of Exchange Notes in exchange for each E1,000 principal amount of Outstanding Euro Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer in denominations of $1,000 or E1,000, as the case may be, and integral multiples thereof.

     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating and does not intend to participate, and has no arrangements or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Outstanding Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes in exchange for Outstanding Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     As of the date of this Prospectus, $200 million aggregate principal amount of the Outstanding Dollar Notes and E85 million aggregate principal amount of the Outstanding Euro Notes are outstanding. In connection with the issuance of the Outstanding Notes, the Company arranged for the Outstanding Dollar Notes initially purchased by Qualified Institutional Buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary for the Outstanding Dollar Notes. The Company arranged for the Outstanding Euro Notes initially purchased by certain eligible persons in "offshore transactions" (within the meaning of Regulation S under the Securities
Act) pursuant to Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of Euroclear or CEDEL, acting as depositary for the Outstanding Euro Notes. The Exchange Notes will also be issuable and transferable in book-entry form through DTC, Euroclear or CEDEL, as the case may be.

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of February 11, 1999 (the "Record Date").

     The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the relevant Exchange Agent. See "-- Exchange Agent." The relevant Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Outstanding Notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Outstanding Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean March 15, 1999 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York City time, in the case of Outstanding Dollar Notes, and prior to 9:00 a.m., London time, in the case of Outstanding Euro Notes, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Outstanding Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Outstanding Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Outstanding Notes of such amendment.

     Without limiting the manner by which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from January 4, 1999, payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 1999, at the rate of 10 3/8% per annum. Holders of Outstanding Notes whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Outstanding Notes accrued from January 4, 1999 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Outstanding Notes for Exchange Notes will receive the same interest payment on July 15, 1999 (the first interest payment date with respect to the Outstanding Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING

  DOLLAR NOTES

     To tender Outstanding Dollar Notes in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Dollar Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent in New York prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system, including Euroclear and CEDEL, may make book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. If delivery of Outstanding Dollar Notes is effected through book-entry transfer into the Exchange Agent's account at DTC, Euroclear or CEDEL, as the case may be, the Letter of Transmittal need not be manually executed.

  DELIVERY OF ALL DOCUMENTS RELATING TO THE TENDER OF OUTSTANDING DOLLAR NOTES MUST BE MADE TO THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH HEREIN. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  EURO NOTES

     To tender Outstanding Euro Notes in the Exchange Offer, a holder must effect such tender pursuant to the standard operating procedures of Euroclear or CEDEL, as the case may be, for book-entry transfers, prior to 5:00 p.m., London time, on the Expiration Date.

     Any financial institution that is a participant in the Euroclear or CEDEL system, as the case may be, may make book-entry delivery of the Outstanding Euro Notes to Euroclear or CEDEL in accordance with Euroclear's or CEDEL's standard procedures for such transfer. In lieu of delivering a letter of transmittal to the Exchange Agent, a computer-generated message, in which the holder of the Outstanding Euro Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted and received or confirmed by Euroclear or CEDEL, as the case may be, prior to 5:00 p.m., London time, on the Expiration Date.

     The tender by a holder of Outstanding Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Outstanding Notes and, in the case of Outstanding Dollar Notes, the Letters of Transmittal and all other required documents, to the relevant Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Outstanding Notes should be sent to the Company.

     Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Outstanding Dollar Notes are held of record by DTC who desires to deliver such Outstanding Dollar Notes by book-entry transfer at DTC or any person whose Outstanding Euro Notes are held of record by Euroclear or CEDEL, who desires to deliver such Outstanding Euro Notes by book-entry transfer at Euroclear or CEDEL, as the case may be.

     Any beneficial holder whose Outstanding Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" (an "Eligible Institution") within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Outstanding Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Outstanding Notes.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Notes will be determined by the Company in its sole discretion, which determinations will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not validly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Outstanding Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of Outstanding Notes will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURES FOR OUTSTANDING NOTES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution or pursuant to Euroclear's or CEDEL's standard operating procedures;

          (b) prior to the Expiration Date (i) the Exchange Agent receives from such Eligible Institution a properly completed and duly executed "notice of guaranteed delivery" in the form accompanying this Prospectus (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Outstanding Notes, the certificate number or numbers of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Outstanding Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent, or (ii) Euroclear or CEDEL receives an electronic transmission which contains the character by which the participant acknowledges its receipt of and agrees to be bound by the guaranteed delivery procedures set forth herein; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC, or to Euroclear or CEDEL, as the case may be, of Outstanding Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, in the case of Outstanding Dollar Notes, and 5:00 p.m., London time, in the case of Outstanding Euro Notes, on the Expiration Date unless previously accepted for exchange.

     To withdraw a tender of Outstanding Dollar Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. To withdraw a tender of Outstanding Euro Notes in the Exchange Offer, a notice of withdrawal must be transmitted to Euroclear and CEDEL, as the case may be, in accordance with the standard operating procedures of Euroclear or CEDEL, as the case may be, prior to 5:00 p.m., London time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any written or facsimile notice of withdrawal for Outstanding Dollar Notes must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"),
(ii) identify the Outstanding Notes to be withdrawn (including the certificate number or numbers and principal amount of such Outstanding Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the Outstanding Notes to register the transfer of such Outstanding Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly tendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be tendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or Exchange Notes for, any Outstanding Notes not therefore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the reasonable judgment of the Company, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission or court of competent jurisdiction in a manner, which, in the reasonable judgment of the Company, might materially impair the Company's ability to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Outstanding Notes and return any Outstanding Notes that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Outstanding Notes to withdraw their tendered Outstanding Notes, or
(iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Outstanding Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Outstanding Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Outstanding Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT FOR DOLLAR NOTES

     The Bank of New York, the Trustee under the Indentures, has been appointed as Exchange Agent for the exchange of the Outstanding Dollar Notes. Questions and requests for assistance relating to the exchange of the Outstanding Dollar Notes and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

          By Registered or Certified Mail:        The Bank of New York
                                                  101 Barclay Street
                                                  7 East
                                                  New York, New York 10286
                                                  Attention: Enrique Lopez
                                                  Reorganization Section

          By Hand or Overnight Delivery:          The Bank of New York
                                                  101 Barclay Street
                                                  Corporate Trust Services Window
                                                  Ground Level
                                                  New York, New York 10286
                                                  Attention: Enrique Lopez
                                                  Reorganization Section, 7 East
          Facsimile Transmission:                 (212) 815-6339
          Confirm by Telephone:                   (212) 815-2742

EXCHANGE AGENT FOR EURO NOTES

     The Bank of New York, London branch, has been appointed as Exchange Agent for the exchange of the Outstanding Euro Notes. Questions and requests for assistance relating to the exchange of the Outstanding Euro Notes should be directed to the Exchange Agent in London addressed as follows:

          By Mail or Hand Delivery:               The Bank of New York
                                                  London Branch
                                                  46 Berkeley Street
                                                  W1X 6AA London
                                                  United Kingdom
                                                  Attention: Trevor Blewer
                                                  Corporate Trust Administration
          Facsimile Transmission:                 (44 171) 322 6399
          Confirm by Telephone:                   (44 171) 322 7298

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                                 CAPITALIZATION

     The following table sets forth the historical and as adjusted capitalization of the Company as of September 30, 1998. This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Offering Memorandum. There has been no material change in the capitalization of the Company since September 30, 1998.

                                                                      AS OF
                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $185,034     $474,705
                                                              ========     ========
Restricted cash.............................................  $ 29,467     $ 29,467
                                                              ========     ========
Long-term debt:
  11 1/2% Senior Notes due 2007.............................  $265,000     $265,000
  10 3/8% Senior Notes due 2009.............................        --      200,000
  10 3/8% Senior Notes due 2006.............................        --       99,816(1)
  Capital lease obligations.................................   187,900      187,900
  Other.....................................................       367          367
                                                              --------     --------
          Total long-term debt..............................   453,267      753,083
                                                              --------     --------
Minority interest...........................................    27,710       27,710
Shareholders' Equity:
  Common stock, 1,000 Dutch guilders par value (297,000
     shares authorized and 190,468 shares issued and
     outstanding)...........................................    96,757       96,757
  Additional paid-in capital................................    11,093       11,093
  Accumulated other comprehensive loss......................    (2,488)      (2,488)
  Accumulated deficit.......................................   (87,550)     (87,550)
                                                              --------     --------
          Total shareholders' equity........................    17,812       17,812
                                                              --------     --------
          Total capitalization..............................  $498,789     $798,605
                                                              ========     ========

---------------

(1) Assumes Euro conversion rate of 1.1743.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of the Company presented below under the captions Statement of Operations Data for the years ended December 31, 1995, 1996 and 1997 and Balance Sheet Data as of December 31, 1995, 1996 and 1997 has been derived from consolidated financial statements of the Company audited by Ernst & Young Reviseurs d'Enterprises S.C.C. The selected consolidated financial data of the Company as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of results for the full fiscal year. The Company did not declare or pay any cash dividends during the periods indicated. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Offering Memorandum.

                                                                                      NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                    ------------------------------   -------------------
                                                     1995       1996       1997        1997     1998(1)
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues........................................  $    --   $     48   $   5,373   $  2,262   $ 42,933
  Operating costs and expenses:
    Cost of revenues..............................       --      4,694       9,972      5,989     36,677
    Selling, general and administrative...........    6,637     10,552      18,493     10,177     18,201
  Loss from operations............................   (6,637)   (15,198)    (23,092)   (13,904)   (11,945)
  Other income/(expense):
    Interest income...............................      125        508       6,596      2,729      7,844
    Interest expense..............................       (9)      (153)    (12,826)    (4,593)   (23,419)
    Foreign currency (losses) gains...............       19     (1,126)       (367)        93     (5,227)
         Net loss.................................   (6,502)   (15,969)    (29,689)   (15,675)   (35,170)
OTHER DATA:
  EBITDA(2).......................................  $(6,626)  $(14,540)  $ (19,337)  $(12,259)  $  3,927
  Net cash (used in) provided by operating
    activities....................................   (2,655)   (11,540)     (4,417)    (5,803)    20,527
  Net cash used in investing activities...........   (4,405)   (20,781)   (107,466)   (74,176)   (34,541)
  Net cash provided by............................   11,644     28,924     317,500    320,973        493
  Deficiency of earnings to fixed charges(3)......   (6,502)   (15,969)    (29,689)   (15,675)   (33,351)

                                                                                           AS OF
                                                      AS OF DECEMBER 31,            SEPTEMBER 30, 1998
                                                 -----------------------------   -------------------------
                                                  1995       1996       1997      ACTUAL    AS ADJUSTED(4)
BALANCE SHEET DATA:
  Total current assets.........................  $ 6,430   $  7,528   $249,325   $274,145      $563,816
  Property and equipment, net..................    4,671     20,303    204,944    362,322       362,322
  Total assets.................................   11,101     27,831    495,850    681,518       981,334
  Total current liabilities....................    6,785     11,915     61,980    162,122       162,122
  Long-term debt...............................       10        499    383,028    453,267       753,083
  Total liabilities............................    6,795     12,414    445,008    635,996       935,812
  Shareholders' loans..........................    8,353     34,863         --         --            --
  Shareholders' equity (deficit)...............   (4,047)   (19,446)    50,842     17,812        17,812

---------------

 (1) The September 30, 1998 financial data reflects the effects of the acquisition of Ebone.

 (2) EBITDA is earnings (loss) from operations before foreign currency gains (losses), interest, taxes, depreciation and amortization. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income
     (loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.

 (3) Because of the Company's historic losses, the Company has experienced a deficiency of earnings to fixed charges throughout its existence. The deficiency of earnings to fixed charges equals the loss from continuing operations before income taxes minus fixed charges. Fixed charges consist of interest on all indebtedness.

 (4) Adjusted to reflect the Offering and the application of net proceeds as described in "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company as of September 30, 1998 and 1997, December 31, 1997, 1996 and 1995 and for the three and nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. The following discussion should be read in conjunction with the Company's audited consolidated financial statements, the notes related thereto and the other financial data included elsewhere in this Offering Memorandum. Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" including, without limitation, those concerning (i) projected traffic volume, (ii) future revenue and costs and (iii) changes in the Company's competitive environment, contain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

OVERVIEW

     The Company is continuing to develop and operate segments of a pan-European high capacity fiber optic network. The Company began delivering services to customers in November 1996 when the Brussels-Amsterdam route came into operation. The cities of London and Paris came into commercial operation during the last quarter of 1997 and in the first and second quarters of 1998, Frankfurt, Zurich, Geneva, Stuttgart, Duesseldorf and Munich were added to the Network. Milan was added to the Network during the third quarter of 1998. On June 24, 1998, the Company acquired a 75% interest in Ebone, a Tier 1 Internet backbone provider that principally serves as a carriers' carrier for European Internet service providers. The results of Ebone have been included in the accompanying consolidated financial statements from the date of the acquisition.

RESULTS OF OPERATIONS

  THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998

     Revenues. The Company's consolidated revenues for the three and nine months ended September 30, 1998 were $27.0 million and $42.9 million, respectively, compared to $1.7 million and $2.3 million for the comparable periods in 1997. The growth in revenue is attributable to the continued deployment of the Company's Network and the inclusion of revenues from Ebone from the date of acquisition, whose revenues were $7.4 million for the three months ended September 30, 1998.

     Cost of Revenues. The Company's cost of revenues for the three and nine months ended September 30, 1998 was $19.7 million and $36.7 million, respectively, compared to $2.7 million and $6.0 million for the comparable periods in 1997. The increase was associated with the costs related to operating and maintaining the Network, local access costs and the depreciation of the Network.

     Gross Margin. The Company had favorable gross margins of $7.3 million and $6.3 million for the three and nine months ended September 30, 1998. The Company had negative gross margins of $(1.0) million and $(3.7) million for the three and nine months ended September 30, 1997. The improvement in gross margins reflects the increased utilization of the Network and gross margin from Ebone whose gross margin was $3.9 million for the three months ended September 30, 1998.

     Operating Expenses. Operating expenses for the three and nine months ended September 30, 1998 were $7.8 million and $18.2 million, respectively, as compared to $3.8 million and $10.2 million for the comparable periods in 1997. The increase in operating expenses is related to increased costs associated with the growth of the Company's business operations and support personnel.

     Interest. Interest expense for the three and nine months ended September 30, 1998 was $7.9 million and $23.4 million, respectively, as compared to $3.9 million and $4.6 million for the comparable periods in 1997.

The increase was primarily attributable to the interest and related costs associated with the issuance by the Company in August 1997 of the Existing Notes.

     Interest income for the three and nine months ended September 30, 1998 was $1.9 million and $7.8 million, respectively as compared to $2.6 million and $2.7 million for the comparable periods in 1997. The increase in interest income was the result of investing the excess cash generated from the issuance of the Existing Notes in various highly liquid investments.

     Foreign Currency Losses. Foreign currency losses were $2.6 million and $5.2 million for the three months and nine months ended September 30, 1998, respectively, as compared to foreign currency gains of $0.5 million and $0.1 million for the comparable periods in 1997. The losses in 1998 were primarily the result of foreign currency exposure relating to the Existing Notes in U.S. dollars, other U.S. dollar cash and payables balances, losses on several forward exchange contracts and the weakening of the dollar versus European currencies in the third quarter of 1998.

     Income Taxes. Income taxes of $1.8 million and $1.8 million for the three and nine months ended September 30, 1998, respectively, is primarily Ebone's income tax provision.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. The Company's consolidated revenues for the year ended December 31, 1997 were $5.4 million. The revenues for the year ended December 31, 1996 were minimal and there were no revenues for the year ended December 31, 1995. The Company's first route, Brussels-Amsterdam, began to generate revenues in the fourth quarter of 1996 and in the fourth quarter of 1997, the Amsterdam-London-Paris routes came into operation and began to generate revenues.

     Cost of Revenues. The Company's cost of revenues for the years ended December 31, 1997 and 1996 were $10.0 million and $4.7 million, respectively. In 1995, the Company had no cost of revenue. The increase in cost of revenues in 1997 as compared with 1996 was associated with the costs related to operating and maintaining the Network routes, local access costs, and the depreciation of the Network.

     Gross Margin. The Company had a negative gross margin of $(4.6) million for both of the years ended December 31, 1997 and 1996. There were no gross margins for the year ended December 31, 1995. The growth in the Company's revenues in 1997 as compared to 1996 was fully offset by its increase in cost of revenues during the same period.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the years ended December 31, 1997, 1996, and 1995 were $18.5 million, $10.6 million and $6.6 million, respectively. The increase since 1995 is reflective of the growth of the Company's business operations and support personnel. The Company had 130 employees as of December 31, 1997 as compared to 101 employees as of December 31, 1996 and 29 employees as of December 31, 1995.

     Interest. Interest expense for the years ended December 31, 1997 and 1996 was $12.8 million and $0.2 million, respectively. Interest expense was minimal for the year ended December 31, 1995. The increase in interest expense in 1997 is attributable to the interest and related costs associated with the issuance of the Existing Notes.

     Interest income for the years ended December 31, 1997, 1996 and 1995 was $6.6 million, $0.5 million and $0.1 million, respectively. The increase in 1997 was the result of investing the excess cash generated from the issuance of the Existing Notes in various highly liquid investments.

LIQUIDITY AND CAPITAL RESOURCES

     The primary sources of Company funding through September 30, 1998 have been net proceeds of $251.3 million from the issuance of the Existing Notes, which are general unsecured obligations, and cash equity contributions of $103.2 million in 1997.

     Development of the Company's fiber optic network is capital intensive. The Company has spent approximately $136 million in cash on network capital expenditures through September 30, 1998 and expects to incur an additional $654 million in cash through 2000 in order to complete the buildout of the Network. Additionally, as of September 30, 1998, the Company has capitalized $242 million in connection with long-term fiber lease arrangements and expects to capitalize an additional $181 million through 2000 in order to complete the build-out of the Network. Moreover, subsequent to September 30, 1998, the Company entered into a contractual commitment for approximately $36.8 million, payable within twelve months, to lease an indefeasible right of use to transatlantic capacity for 25 years. The Company believes that the net proceeds from the issuance of the Notes and the Existing Notes, combined with the Company's projected internally generated funds, should be sufficient to fund such expected capital expenditures as well as payments on the long-term fiber lease arrangements and other cash needs. However, the actual amount and timing of the Company's future requirements may differ materially from management's estimates. Any failure to obtain necessary financing may require the Company to delay or abandon its plans for deploying the remainder of the Network and would jeopardize the viability of the Company.

     The Company had working capital of $112.0 million and $187.6 million as of September 30, 1998 and December 31, 1997, respectively. The Company had cash and cash equivalents of $185.0 million and $204.3 million at September 30, 1998 and December 31, 1997 respectively. The Company had $29.5 million and $57.8 million of restricted cash at September 30, 1998 and December 31, 1997, respectively.

     During the three and nine months ended September 30, 1998, operating activities provided cash of $33.5 million and $20.5 million, respectively, and provided cash of $7.5 million and used cash of $5.8 million for the comparable periods in 1997. Investing activities used cash of $30.7 million and $34.5 million for the three and nine months ended September 30, 1998, respectively, as compared to using cash of $72.4 million and $74.2 million for the comparable periods in 1997.

     The Company has developed risk management policies that establish guidelines for managing foreign exchange risk. The Company is currently evaluating the materiality of foreign exchange exposures in different countries and the financial instruments available to mitigate this exposure. The Company is designing reporting processes to monitor the potential exposure on an ongoing basis and expects to implement this process by the end of 1998. The Company has limited its foreign currency exposure by entering into a foreign currency swap agreement and several forward foreign exchange contracts. The Company finds it impractical to hedge all foreign currency exposure and, as a result, will continue to experience foreign currency gains and losses.

YEAR 2000

     The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year (the "Year 2000 Issue"). Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

     Issues Posed by the Year 2000 Issue. The Company is exposed to the Year 2000 Issue in a number of ways. Among other things, the Year 2000 Issue might affect the Company's: (i) computer hardware and software; (ii) telecommunications equipment and other systems with embedded logic (among other things, this includes the Company's fire detection, access control systems, heating, ventilation and air conditioning, and uninterruptible power supply);
(iii) operating partners and organizations upon which the Company is dependent;
(iv) local access connections, upon which the Company is dependent; and (v) supply chain.

     Hermes Europe Railtel Year 2000 Compliance Program. The Company has initiated a Year 2000 compliance program to address the aforementioned risks which the Year 2000 Issue poses and to avoid any material loss or impact to HER or its customers due to these risks (the "Year 2000 Compliance Program"). The object of the Year 2000 Compliance Program is to ensure that neither the performance nor functionality of the Company's operations are affected by dates, prior to, during and after 2000. The scope of the Year 2000

Compliance Program includes all of the business functions, locations and resources which are essential to the Company. The resources which are within the scope of the Year 2000 Compliance Program are, among other things, the Company's computer systems, software, vendor supplied software, telecommunications equipment, third party telecommunications partners and other Network service suppliers, environmental and building control systems, internal communication systems and other interfaces with third party services. As explained below, the Company's efforts to assess its systems as well as non-system areas related to Year 2000 compliance involve (i) a wide-ranging assessment of the Year 2000 problems that may affect the Company, (ii) the development of remedies to address the problems discovered in the assessment phase and (iii) testing of the remedies.

     Assessment Phase. The assessment phase includes internal and third party review of potential risks associated with the availability, integrity and reliability of operational systems necessary to conduct business. During the assessment phase the Company has identified substantially all of its major hardware and software platforms, applications, telecommunications equipment and other non-IT resources that support the business functions. The assessment phase of the Year 2000 Compliance Program further identified the internal and external technical interfaces, third party business relationships and internally developed systems which might be materially impacted by Year 2000 issues. The Company's observations from the assessment phase during the third and fourth quarters of 1998 is that most of the Company's telecommunications equipment and software has been purchased within the past three years and the majority is already compliant or can be made compliant with minor upgrades. The Company completed the assessment phase of its Year 2000 readiness in the fourth quarter of 1998.

     Remediation, Prevention and Testing Phases. Based on those resources identified in the assessment phase, the Company developed a detailed plan in the fourth quarter of 1998, that will then be followed by an upgrade, a remediation, a prevention and a testing phase in early 1999. These phases are expected to be completed during the second quarter of 1999.

     Assessment of Third Party Compliance. As noted above, HER has also undertaken under its Year 2000 Compliance Program to assess and monitor the progress of third party vendors in resolving Year 2000 issues. To ensure the compliance of vendors of hardware and software applications used by the Company, the Company is obtaining confirmations from the Company's primary telecommunication vendors, business partners and hardware and software vendors as to what plans, if any, are being developed or are already in place to address their ability to process transactions in the Year 2000. The Company intends to continue follow up with any vendors who indicate any material problems in their replies. The Company expects to receive statements of intended compliance by mid-1999.

     Worst Case Scenario for the Company. The worst case scenario for the Company would be the failing of its telecommunications equipment, power providers and/or interfaces with other telecommunication vendors. These cases would create business interruption at some of the Company's operations and would adversely affect the Company's revenues. However, the Company has operations that are geographically diversified; therefore, it is not anticipated that the worst case scenario would affect all operations at the same time. Additionally, if power failures occur, the Company currently has diesel generators at almost all of its sites and expects to install diesel generators in the remaining sites in 1999. Based on its assessment during the third and fourth quarters of 1998, the Company does not foresee a material loss due to these conditions and management is hopeful that its remediation and testing efforts will ensure that it has addressed its Year 2000 readiness. However, there can be no assurance that Year 2000 non-compliance by the Company's systems or the systems of vendors, customers, partners or others will not result in a material adverse effect.

     Contingency Plans. The Company is considering a contingency plan to address its worst case scenario; however, certain of the initiatives are subject to execution risk. This risk would include the ability to have access to diesel fuel should power failures occur, the ability to quickly replace telecommunications equipment and the ability to contract with alternative telecommunication and maintenance providers at reasonable terms.

     Costs Related to the Year 2000 Issue. The Company expects that it will incur approximately $0.7 million to complete the assessment, detailed planning, remediation, prevention and testing phases, of which approximately $0.2 million had been incurred for the nine months ended September 30, 1998. These costs will be funded from operating cash flows and expensed as incurred. In addition, the preceding cost estimate does not include amounts associated with the accelerated acquisition of replacement systems as none are included in the initial assessment during the third and fourth quarters of 1998. The Company does not expect that the costs of addressing its Year 2000 readiness will have a material effect on the Company's financial condition or results of operations. However, there can be no assurance that Year 2000 non-compliance by the Company's systems or the systems of vendors, customers, partners or others will not result in a material adverse effect on the Company.

     Risks Related to the Year 2000 Issue. Although the Company's efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on the Company's business and operations, the actual effects of the issue will not be known until 2000. Difficulties in implementing the remediation or prevention phases or failure by the Company to fully implement the planning or remediation phases or the failure of its major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner would have a material adverse effect on the Company's business, results of operations, and financial condition. See "Risk Factors -- Risks Associated with Potential Failure of Our Systems to Recognize Year 2000."

INTRODUCTION OF THE EURO

     On January 1, 1999, eleven of the fifteen member countries of the European Union, including Belgium, The Netherlands, Ireland, France, Germany, Italy and Spain, in which countries the Company has its headquarters and the majority of its subsidiaries and operations, established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries adopted the Euro as their common legal currency on that date. The Euro now trades on currency exchanges and is available for non-cash transactions. Hereafter and until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries.

     The Company is currently evaluating the impact the implementation of the Euro will have on its continuing business operations and no assurances can be given that the implementation of the Euro will not have material adverse affect on the Company. However, the Company does not expect the Euro to have a material effect on its competitive position as a result of price transparency within the European Union because it has always operated as a pan-European business with prices in the European Currency Unit (the "ECU"), the predecessor of the Euro, for the majority of its customers. Moreover, the Company is evaluating its ability to update its information systems to accommodate the adoption of the Euro but it does not expect to incur material costs in either the evaluating or the updating of such systems. In addition, the Company cannot accurately predict the impact the Euro will have on currency exchange rates or the Company's currency exchange risk.

     The Company adopted the Euro as its functional currency on January 1, 1999.

                                    BUSINESS

OVERVIEW

     HER is one of the leading carriers' carriers providing centrally managed cross-border telecommunications transmission capacity in Europe. The high capacity fiber optic network (the "HER Network" or the "Network"), when completed by the end of 2000, will extend approximately 25,000 kilometers, with points of presence in approximately 50 cities in 20 European countries. The Company's customers include traditional Public Telecommunications Operators ("PTOs") and New Entrants, such as alternative carriers, global consortia of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers ("New Entrant's"). HER offers these customers a superior transport system than is currently available in Europe through PTOs with a higher and more consistent level of transmission quality, redundancy, network functionality and service at lower prices.

     The Company began commercial operations in November 1996 and currently operates in Belgium, the Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark and Sweden. At present, the Network links 17 cities:
Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen and Stockholm. In November 1998, the Company leased capacity on a transatlantic cable linking the Network with North America and is exploring various interconnectivity options to Russia. For the three-month period ended September 30, 1998, the Company had revenues and EBITDA of $27.0 million and $7.1 million, respectively. As of September 30, 1998, 48 customers were under contract for service on the Network, and the HER backlog -- cumulative contractually obligated future revenues -- was $257.3 million. For the three-month period ended September 30, 1998, the Company installed and sold capacity of approximately 1,209 and 5,157 E1 equivalents, respectively.

     The Company intends to continue to build the Network using an accessible and cost-efficient infrastructure of railways, motorways, pipeline companies, waterways and power companies. The Company has a flexible approach to the Network buildout plan and intends to fine-tune the scope, route and design of the Network based upon evaluation of customer demand. The Company has entered into agreements for the construction and/or lease of fiber optic routes for the Network in Belgium, the Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark, Sweden and Spain. The Company continues to negotiate rights-of-way and other infrastructure arrangements in order to extend its Network in Western Europe and will need to negotiate similar agreements to complete the Network in four Central European countries. Buildout of the Network is subject to numerous risks and uncertainties that could delay deployment or increase the costs of the Network, or make the Network commercially infeasible. See "Risk Factors -- Risks Relating to Expansion of Our Network."

     On June 24, 1998, the Company completed the acquisition of a 75% interest in Ebone A/S ("Ebone") for ECU 90 million (approximately $99.5 million based on the ECU/US dollar exchange rate in effect on that date). Headquartered in Copenhagen, Denmark, Ebone is a Tier 1 Internet backbone provider focused on connecting Internet service providers ("ISPs") in Europe to the Internet. As of September 30, 1998, Ebone served 89 customers in 23 cities. As part of the transaction, Ebone purchased under a transmission capacity agreement long-term capacity rights on the Network valued at ECU 90 million. The transmission capacity agreement is expected to provide for the majority of Ebone's current and forecasted capacity requirements. The Company will provide Ebone with capacity of up to 622 megabits per second between the majority of European cities that Ebone serves. In addition to the majority interest held by the Company, Ebone's new ownership structure will continue to include many of Ebone's existing customers, which own the balance of Ebone's shares through an association.

     Global TeleSystems Group, Inc. ("GTS") recently announced its planned acquisition of Esprit Telecom, a facilities-based provider of international and national telecommunications services in Europe. A subsidiary of Esprit Telecom is currently building a 9,000 kilometer synchronous digital hierarchy ("SDH") and dense wavelength division multiplexing ("DWDM") fiber optic network through six European countries. GTS is in the process of developing its business plan and strategy for integrating Esprit Telecom into the overall GTS business and corporate structure. As part of its strategy GTS may have one or more of its affiliates (including the Company) purchase assets from Esprit Telecom. Any such transactions would be effected in compliance with existing agreements.

     The Company was formed on July 6, 1993. GTS Carrier Services, Inc. ("GTS Carrier Services") which is a wholly owned subsidiary of GTS, owns an 89.9% equity interest in the Company.

BUSINESS AND MARKETING STRATEGY

     The overall strategy of the Company is to offer PTOs and New Entrants pan-European cross-border telecommunications transport services to help them, in turn, more successfully meet the needs of their end-user customers. The Network also provides a vehicle through which a carrier can compete in markets where it does not own infrastructure. The Company's primary service offerings are large-capacity circuits for "wholesale" customers such as PTOs and New Entrants. The Company's focus on carriers is designed to complement and not compete with carriers' own business objectives in providing services to end-users.

     Following the acquisition of Ebone and given the increased market demand for transatlantic low cost city-to-city services, the Company now plans to expand its objective to become a leading player in the provision of seamless transatlantic city-to-city services. To meet this objective, in November 1998 HER leased capacity on a transatlantic cable linking the European network to North America. In addition, it intends to further augment its transatlantic capacity and invest further in extending, as well as increasing the capacity of, the Network.

     To establish the Company as the leading carriers' carrier for international telecommunications within Europe, the Company offers its customers significantly higher quality transmission and extended/advanced network capabilities at a competitive price by focusing on the following:

     - High Capacity Cross-Border Network Facilities. The Network is designed to offer its customers access to high capacity network facilities outside their domestic markets, providing cross-border capabilities without requiring customers to invest in network infrastructure or being constrained by a narrow range of capacity offerings. With DWDM upgrades, the Company's fiber deployment plan provides for a minimum of 800 Gigabits on all major routes. Options are in place to expand fiber capacity further on a number of routes.

     - Uniform Network Architecture. The Network is designed to offer managed transport services from country to country and across multiple countries utilizing a single uniform network, in contrast to services currently available that use multiple providers over several networks with varying technologies and each under the control of separate, not necessarily compatible, network control systems. The Network's uniform technology enhances service by providing quality and reliability as well as uniformity of features throughout the Network.

     - Diverse Routing. The Network architecture includes diverse, redundant routes that are designed to provide high levels of reliability. The Network is designed to provide availability of over 99.9% for most routes and to provide customers with a wide range of telecommunications transmission capacity. To achieve this level of reliability without the use of a network similar to the Network, the Company believes that carrier customers would need to purchase additional dedicated circuits to provide for redundancy.

     - Rapid Provisioning. Customers can quickly obtain additional capacity on the Network. This access provides a level of capabilities that the Company believes is unavailable in Europe today. This ability to rapidly provide service is largely due to the Company's development of capacity substantially in excess of the Company's forecasted requirements.

     - Flexibility. The Company services are focused on providing customers flexibility across the Network through which the customer may minimize risk by enabling Network rerouting, eventually even under customer direct control.

     - Advanced Technology. The Company is deploying DWDM and SDH technology which is upgradeable and will permit significant expansion of transmission capacity without increasing the number of fiber pairs in the Network. This technology also provides the basis for structuring advanced operating features, such as virtual private network service and IP Services.

     - Innovative Pricing. Currently the price of high-bandwidth circuits on transborder European routes is artificially high and not necessarily related to the cost of such circuits. The Company offers competitive pricing. The Company also offers highly tailored contract terms and volume discounts, which allow carrier customers to plan more efficiently the fixed costs of their service portfolio. Customers can select varying capacity, access, guaranteed availability and contract terms at competitive prices. Customers sourcing from PTOs are generally limited to order from a very narrow set of capabilities offered under inflexible pricing plans.

MANAGED BANDWIDTH SERVICES

     The Company's primary service is large capacity cross-border European circuits and transatlantic services provided to carriers and service providers over an integrated, managed pan-European network structure for wholesale customers such as PTOs and New Entrants. The Network, based on DWDM and SDH technology, provides digital transmission capability upon which a broad range of advanced functionality may be built and which offers network availability, flexibility, bandwidth speeds and error performance not otherwise available to carriers for transport of telecommunications traffic across national borders in Western and Central Europe. The Network is designed to provide customers with a wide variety of bandwidth speeds, ranging from VC12/E1 Standard (equivalent to 2.048 Mbps) to STM-16 Standard (2-S Gigabits) (equivalent to 155 Mbps).

     Point-to-Point Transmission Capacity. The current market for cross-border transport is served by IPLCs provided by PTOs. Traditionally, IPLCs are formed by combining half-circuits from two PTOs between customer locations, often with additional PTOs providing transit segments. Under the IPLC service, overall service quality guarantees generally are not provided and only a limited range of bandwidth is available, usually only E1 and in certain instances, E3. The Company believes that its Point-to-Point Transmission Capacity is a major improvement to the PTO-based approach because it provides a greater range of bandwidths (from 2 Mbps (E1 or VC-12) to multiple 140/155 Mbps (E4 or VC-4)) and allows customers to choose a service level agreement with guarantees appropriate for their applications, including guarantees for on-time service delivery and service availability.

     Point-to-Point Transmission Capacity consists of two services, "Integrated" and "Node-to-Node." The HER "Integrated" service provides an end-to-end service between customer-specified locations where the customer can request for the Company to arrange for "last mile" services from the HER node location to the customer's location. The "Node-to-Node" service can be selected when the customer prefers to provide its own services to reach the local HER node location. In Node-to-Node Service, the Company guarantees service only on its portion of the Network between HER nodes. Both services are competitively priced relative to current service offerings. The customer can choose flexible contract terms from one to ten or more years' duration, with discount schemes designed to ensure that the Company remains a cost-effective solution.

     Virtual Network Transmission Services. Carriers and operators that plan to expand their operations to become pan-European service providers as the European marketplace is liberalized require a flexible and cost-effective means of telecommunications transport. Such service providers have traditionally obtained international transport service by leasing IPLCs. Leasing IPLCs requires a carrier to lease channels on a segment-by-segment basis from multiple PTOs, linking the target cities under arrangements having fixed capacity and pricing structure for each segment of the carrier's network. Leasing IPLCs has several disadvantages, including (i) difficulty in obtaining discount/volume pricing schemes since there is no single provider of pan-European coverage, (ii) delays in implementation due to numerous contractual negotiations and having to interconnect numerous IPLCs, (iii) limited availability of pan-European leased capacity at high bandwidth and (iv) variability of quality due to multiple operators and the absence of a single uniform network. Operators could also construct their own network, which is expensive, time-consuming and complex and which may not be justified by such operators' traffic volume. See "Risk
Factors -- Increased Competition Could Reduce Demand for Our Services."

     HER's Network Transmission Service provides a new solution and an attractive alternative to leasing IPLCs or building infrastructure. This service enables the Company's customers to obtain a uniform pan-European or cross-border network under one service agreement by allowing the customer to select any number of cities along the Network at a pricing structure based on the overall amount of leased capacity for the customer's entire network.

     Ring Service. Most medium to large carriers and operators purchase network capacity in excess of actual requirements and prefer to have physical configuration control over their networks. The HER Ring Service connects multiple customer locations with multiple VC-4 paths in a ring configuration. All VC-4 paths within a ring are routed via physically diverse fibers to allow the customer to have reliable and direct control over the configuration of its VC-3 and VC-12 paths within the ring and have exclusive control over the routing. Additional ring capacity can be added with no service interruption and additional customer locations may be added to the ring with minimal service interruption. Because the Company is not required to configure "idle" bandwidth or to manage the "SDH subnet" this service can be provided at a very competitive rate vis-a-vis other point-to-point services.

INTERNET-BASED SERVICES

     Ebone Internet Services. ISPs have been buying Internet access from Ebone since 1991. Building on the expertise developed since these early days of the Internet in Europe, Ebone now offers ISPs a carriers'-grade Internet access service with the following significant features:

     - Reliable access to Internet service throughout the European and American backbone of Ebone, which is made possible by always oversizing the bandwidth capacity on the Company's backbone that is allocated to Ebone's Internet network;

     - Access to one of the largest installed bases of ISP customers in Europe;

     - Access to the other Internet networks with multi-point high speed peerings with major Tier 1 backbone Internet backbone providers in Europe and in the US; and

     - Access speeds ranging up to 140 Mbps.

     IP Services. This new line of HER services is being developed for service providers that focus on Internet, Intranet or voice over Internet Protocol services ("IP Services"). This Internet Protocol traffic has been traditionally supported by a combination of managed bandwidth services (like the ring or the point-to-point services of HER) and Internet backbone services (like the Ebone Internet services).

     Today, large service providers building their Internet backbones demand the speed offered by fiber infrastructure, the reliability of HER managed bandwidth services and the flexibility of Internet backbone services.

     The IP Services will carry the international Internet traffic of service providers between their private points of presence and/or Internet exchange points. These services will combine the quality of a carrier class transmission service with the easy bandwidth upgrades that are the strength of large Internet backbone providers.

PRICING AND DISTRIBUTION

     Sales of HER's services are conducted through its subsidiary Hermes Europe Railtel (Ireland) Limited. The Company accesses additional distribution channels using local or regional network access providers.

     Currently, the price of cross-border pan-European calls are often significantly higher than the underlying cost of transport and terminating such calls and higher than the price of intra-country calls or transborder calls to and from liberalized markets. The low cost of operating the Network enables the Company to attractively and competitively price services in the face of declining overall tariffs for telecommunication services. The Company's low-cost basis is due to, among other things, its use of up-to-date technology without the burden of legacy networks, which requires fewer employees to operate.

     The term of a typical customer agreement currently ranges from one to three years in length. The customer agrees to purchase, and the Company agrees to provide, cross-border transmission services. In general the customer agrees to pay certain non-recurring charges upfront and recurring charges on an annual basis, payable in twelve monthly installments. If the customer terminates the service order prior to the end of the contract term, it is generally required to pay the Company a cancellation charge equal to three months service for each of the twelve months remaining in the contract term. The Company guarantees transmission services to a certain service level. If such levels are not met or the Company fails to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable in respect of the relevant link.

CUSTOMERS

     The Company's high capacity, DWDM and SDH-based fiber optic network is designed to enable PTOs and New Entrants to integrate high quality, cross-border capacity into their end user offerings. As of September 30, 1998, 48 customers were under contract for service on the Network, including PTOs, global consortia of PTOs, ISPs, alternative carriers, an international carrier, value added networks ("VANs") and resellers. For the three-month period ended September 30, 1998, the Company installed and sold capacity of approximately 1,209 and 5,157 E1 equivalents, respectively. As of September 30, 1998, the HER backlog -- cumulative contractually obligated future revenues -- was $257.3 million. The type and quality of the Company's customers validates the concept of the Network and illustrates the type of customers who will be attracted to the full Network. The success of the existing Network also demonstrates the demand for cross-border transport services. In total, the Company is targeting seven major market segments or customer groups, which can be characterized as follows:

     - Existing PTOs. This customer segment consists of the traditional European PTOs that generally participate in the standard bilateral agreements for cross-border connectivity. HER provides a vehicle for PTOs to compete in non-domestic markets. As of January 1, 1998, both reserved and non-reserved traffic can be transported by alternative infrastructure providers, thus vastly expanding the available PTO market for the Company.

     - Global Consortia of Telecommunications Operators. Many of the largest PTOs and international carriers have pooled resources and formed consortia in order to compete more effectively in important telecommunications markets such as those in Western Europe, particularly outside their home markets. Prior to liberalization of the provision of switched voice services in Western European markets, one of the primary objectives of these consortia is to provide pan-European services to multinational business customers, including X.25/frame relay (high speed data network) service and closed-user group voice services. The Company believes that it provides an attractive alternative at better pricing in those environments where such a consortium does not already own its infrastructure. Furthermore, the Company believes that it is well-positioned to provide cross-border connectivity between different domestic infrastructures of these alliances.

     - International Carriers. This customer segment consists of non-European carriers with traffic between European and other international gateways. Existing customers in this segment include Teleglobe and GTS-Monaco Access and targeted future customers include the U.S. Regional Bell Operating Companies. The Company can provide these customers a pan-European distribution network to gather and deliver traffic to and from their own and other hubs.

     - Alternative Carriers. This segment consists of second carriers, cable TV and mobile carriers and competitive access providers. These new carriers have chosen to compete with the incumbent PTOs in their respective countries, and the Company believes that they would look favorably to an alternative such as the Company. The Company also believes that non-PTO competitors in Europe will prefer to use a non-PTO alternative like the Company to meet their cross-border telecommunication transport needs.

     - Internet Backbone Networks. Internet backbone networks are a fast emerging segment and are expected to generate significant requirements for the services the Company offers. These require large capacity international connectivity services between Internet nodes (point of interconnection between local ISPs) in all local European markets. The Internet segment is experiencing significant growth in demand for transmission capacity. On June 24, 1998, the Company entered into an agreement with Ebone, a Tier 1 Internet backbone provider which at September 30, 1998, served 89 ISPs in 23 European countries, to provide long-term transmission capacity of up to 622 megabits per second across the majority of European cities that Ebone serves. As part of the transaction, the Company purchased a majority interest in Ebone.

     - Resellers. Resellers are carriers that do not own transmission facilities, but obtain communications services from another carrier for resale to the public. Resellers are also a growing segment of the market and are expected to increase in conjunction with the liberalization of the European telecommunications market. In the U.S., for example, resellers were a significant factor in the expansion of competition.

     - VANs and other Service Providers. VANs are data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments such as airlines and financial institutions. VANs' basic network transmission requirement is to connect data switches or processors. VANs currently purchase their own international circuits and build additional resiliency into their network infrastructure. The Company will allow them to meet these needs cost-effectively and to extend their services to new markets or customers without substantial capital investment.

     The Company expects that additional demand for alternative service providers will come from increased usage of dedicated circuits for Internet access, private lines for the deployment of wide-area networks by large corporations, "single source" local and long distance services by small and medium-sized businesses and emerging broad band applications such as cable TV programming distribution (other than broadcast) to the end user.

NETWORK DESIGN

     The Network design is based on a layered architecture separating physical, optical and telecoms layers of the Network with standard interfaces in order to optimize design and operation and provide flexibility for introducing new technologies such as Internet Protocol.

     The physical layer of the Network is based on a mesh of dark fiber routes interconnecting cities on the network via at least two or three physically diverse paths for maximum resilience against fiber or facilities failures. In each major city there will additionally be two customer access sites for resilience.

     The optical layer of the Network, which is expected to be extended during 1999 to cover ten countries, representing the core of the Network, is based on DWDM. This layer supports the provision of optical services direct to customers at 2.5 Gbps and provides for the operation of multiple SDH and/or Internet Protocol systems to run concurrently on a single fiber pair in a highly cost efficient manner. The initial Network currently in five countries is based on Ciena 40 wavelength systems with a capacity of 100 Gbps on a fiber pair.

     The SDH layer of the Network, running via DWDM channels in the core of the Network, and directly on fiber elsewhere, supports the provision of point-to-point services to customers at speeds of E1/VC-12 (2 Mbps) up to STM-1 (155 Mbps). The SDH layer is itself a multilayered architecture consisting of multiple SDH rings optimised for different traffic characteristics. Each SDH ring supports full automatic re-routing of traffic in the case of a break in the ring. This layer is based on Alcatel STM-16 (2.5 Gbps) systems, which are installed throughout the operational Network.

     An Internet Protocol layer is expected to be added to the Network starting in the second quarter of 1999. This layer will support high capacity Internet Protocol routers, which can deliver IP Services to customers at speeds from 1 Mbps to 622 Mbps. These routers will be supported on the DWDM layer of the network directly and/or via ATM in the core of the Network and on top of the SDH layer elsewhere. It is planned to extend IP Service delivery capabilities to all cities on the Network by 2000. This layer will be able to handle failures independently of the lower layers via re-routing at the Internet Protocol level.

     The Network is controlled by a single active Network Operations Center in Brussels in Belgium. A backup center, with equivalent management systems continuously synchronized with the primary center, is maintained in Amsterdam.

     The Network Operations Center can pinpoint potential service impacting problems and deal with service re-routing if required much more effectively than in networks controlled by multiple operators in different countries. The Company's advanced operational support systems also provide comprehensive capabilities for managing the large number of network components and local repair organizations required in an extensive international network of this size, as well as for advanced customer care in managing customer operational activities.

     Overall the combination of high levels of redundancy of physical and management components and the ability to recover from individual failures at the optical, SDH and Internet Protocol layers provides for a high degree of network performance. As a result, the Company is able to enter into strong performance commitments with its customers, and services on most routes of its Network has performed at above 99.9% availability.

     The Company expects to operate the Network and to own substantially all of the Network equipment as well as some segments of the fiber optic cable. A substantial part of the fiber is leased on a long-term basis. Long-term leases for fiber are advantageous to the Company because they reduce the capital expense burden of building large quantities of capacity before they can be used. Where the Company leases dark fiber, the infrastructure provider will generally be responsible for maintaining such fiber optic cable. The Company will enter into agreements with equipment vendors and infrastructure providers and other third parties to supply and/or maintain the equipment for the Network. See "Risk Factors -- Risks Relating to the Expansion of Our Network."

NETWORK CAPACITY

     The Network is being built to include 40 wavelength DWDM systems on all routes. This allows for incremental SDH and IP systems of 2.5 Gbps to be installed when and only when required, thus providing for efficient management of capital investment.

     Should capacity be required beyond the initial 100 Gbps on the first fiber pair, additional fiber pair(s) can be brought into operation utilizing either higher capacity DWDM systems at 2.5 Gbps or at 10 Gbps. Such systems will be available from 1999. The Company plans to have a minimum of two fiber pairs on all routes and to extend capacity both via additional routes providing further resilience, as well as on selected existing routes where available over time. This approach to fiber utilization again provides for an optimal management of fiber investment.

     Network Agreements. The Company has entered into agreements and letters of intent with various infrastructure providers for construction and/or dark fiber lease of portions of the Network. The Company's agreements for leases of portions of the Network typically require the infrastructure provider to provide a certain number of pairs of dark fiber and in some cases facilities along the Network route commencing on certain dates provided by the Company. The term of a lease agreement typically ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. The Company is allowed to use the cable for the transmission of messages and in other ways, including increasing capacity. The infrastructure provider may also provide space for the location of Company equipment and related maintenance. The infrastructure provider is responsible for maintenance of the cable facilities. An agreement also provides for an annual price for the provision of fiber and for the facilities and maintenance.

The agreements typically provide for termination by the parties only for material breach, with a 90-day minimum cure period. The agreements typically contain a transition period after termination of the agreement to allow the Company to continue to serve its customers until it can reach agreement with an alternative infrastructure provider. In certain areas of the Network, where it is not possible to lease dark fiber, HER has signed agreements or letters of intent for indefeasible right of use to managed bandwidth. The terms of these agreements typically range from 10 to 25 years.

     Local Access. Access to the Network will be primarily provided to clients through SDH access lines including at the STM-1 or STM-4 level. However, customers who continue to use the older PDH technology may also access the Network for optical service STM-16 level. In each city, as a HER point of presence is deployed, the Company may contract with one or more local access network suppliers for "last mile" services to customer locations. HER will not invest in building local access infrastructure but such connectivity can be supplied on a case-by-case basis via preferred local access partner arrangements. Currently, the Company has contracted with a number of local access providers to connect the Network to intra-city networks. Pursuant to such agreements, the Company can offer its carrier customers local connectivity in those cities. Various local access network suppliers may also be interested in the Company for the purpose of linking the business centers in which they are active. Therefore, the Company believes that the relationships between the Company and local access network suppliers can benefit both parties. Set forth below is an illustration of the connection between the Network and local access providers.

     The portion of the Network currently in operation extends approximately 9,200 kilometers. When completed by the end of 2000, the Network will extend approximately 25,000 kilometers. In November 1998, HER also leased capacity on a transatlantic cable linking the European network with North America. During the first quarter of 1999, the network is planned to be expanded through France, Madrid and Barcelona in Spain, and in the second quarter of 1999, extended further in Italy and to Luxembourg. By the end of 1999, the Network will be further extended to Austria, the Czech Republic and Portugal.

     The routes to be completed in the first half of 1999 are currently under construction. "Under construction" means that with respect to each of the segments that make up each of these routes, one of the following is occurring:
(i) the Company has contracted to build or is contracting to build the fiber optic cable segment, and (ii) the Company has leased or will lease such segment of dark fiber optic cable from a third party who has built or is currently building such segment. The dates set forth above may be subject to delays due to a variety of factors, many of which are beyond the control of the Company. See "Risk Factors -- Risks Relating to the Expansion of Our Network."

     The Company is deploying the Network along the rights-of-way of a variety of alternative sources, including railways, motorways, waterways, pipelines and utilities. The rights-of-way of HER-built portions of the Network are being provided pursuant to long-term leases or other arrangements entered into with railways, highway commissions, pipeline owners, utilities or others. It is the policy of the Company to evaluate multiple alternative infrastructure suppliers in order to maximize flexibility. As a result of its Network development activities to date, the Company has gained access to infrastructure for its Network routes which, in certain cases, the Company believes will be difficult for its competitors to duplicate. See "Risk Factors -- Risks Relating to the Expansion of Our Network."

COMPETITION

     The European and international telecommunications industries are competitive. The Company's success depends upon its ability to compete with a variety of other telecommunications providers offering or seeking to offer cross-border services, including (i) the respective PTO in each country in which the Company operates; (ii) global alliances among some of the world's largest telecommunications carriers; and (iii) global operators. The Company expects that some of these potential competitors may also become its customers. The Company believes that the ongoing liberalization of the European telecommunications market will attract additional entrants to the market and increase the intensity of competition. Competitors in the market compete primarily on the basis of price and quality. The Company intends to focus on these factors and on service innovation as well. The Company business plan anticipates substantial head-to-head competition as well as indirect competition.

     Various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Deutsche Telekom AG and France Telecom S.A., Global Crossing Ltd., British Telecommunications plc and Esprit plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries. Some of these networks include, or their promoters have expressed their intentions to include, transatlantic connectivity. The Company also competes with respect to its "point-to-point" transborder service offering against circuits currently provided by PTOs through International Private Leased Circuits.

     If the Company's competitors, many of whom possess greater technical, financial and other resources than the Company, devote significant resources to the provision of pan-European, cross-border telecommunications transport services to carriers, such action could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against such new or existing competitors. See "Risk Factors -- Increased Competition Could Reduce Demand For Our Services."

PROPERTIES

     The Company owns substantially all of the telecommunications equipment required for its business; however, a substantial part of the fiber is leased on a long-term basis. The Company's installed fiber optic cable is laid under the various rights-of-way held by the Company. Other fixed assets are located at various leased locations in geographic areas served by the Company.

     The Company's executive and principal administrative offices and its Network Operations Center are located in two adjacent buildings in Hoeilaart, Belgium, just outside Brussels. The leases on both the buildings expire on June 30, 2005. One of the buildings has an option to cancel on January 1, 2002 with a penalty of six months rent. In addition, the Company has a short-term lease expiring on February 28, 2000 in Rixensart, Belgium. The Company has negotiated leases for two additional buildings in the same complex as its principal offices. The buildings are currently under construction and are expected to be ready for occupation in January 2000. The leases run through January 2009 but may be terminated after six years with six months notice plus six months rental penalty.

     In addition to the offices in Belgium, the Company has a leased office space in Dublin, Ireland, which expires on October 2, 2022 and in London, United Kingdom, which expires in August 2002. The Company leases various offices on a short-term basis for regional sales and service personnel.

EMPLOYEES

     As of November 30, 1998, the Company employed 251 employees. The Company believes its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, the Company believes that none of such current claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations, although there can be no assurance that this will remain the case.

                         LICENSES AND REGULATORY ISSUES

     A summary discussion of the regulatory framework in certain countries where the Company has developed and is developing the Network is set forth below. This discussion is intended to provide a general outline, rather than a comprehensive discussion, of the more relevant regulations and current regulatory posture of the various jurisdictions.

     National authorities in individual member states of the EU are responsible for regulating the construction and operation of telecommunications infrastructure. The Company believes that the adoption of the Full Competition Directive and the various related Directives adopted by the European Parliament and the Council of the EU have resulted in the removal of most regulatory barriers to the construction and operation of telecommunications infrastructure in the countries of the EU and Switzerland where the Company currently has operations.

     The Company requires licenses, authorizations or registrations in all countries to operate the Network. There can be no assurance that the Company will be able to obtain such licenses, authorizations or registrations or that the Company's operations will not become subject to other regulatory, authorization or registration requirements in the countries in which it operates or plans to operate. Licenses, authorizations or registrations have been obtained in Belgium, Denmark, France, Germany, Italy, the Netherlands, Sweden, Switzerland, the United Kingdom and the United States. The Company intends to file applications in other countries in anticipation of service launch in accordance with the roll-out plan.

     On June 28, 1990, the European Commission, in an effort to promote competition and efficiency in the European Union, issued a directive (the "1990 Directive") requiring EU member states to immediately liberalize all telecommunication services with the exception of voice telephony to the general public (basic voice services provided over the public switched voice network). This step liberalized value added services and voice services over corporate networks and/or "closed user groups," although the exact definitions of the terms used in the 1990 Directive were not altogether clear.

     On March 13, 1996, the European Commission adopted the Full Competition Directive extending the 1990 Directive to all services, requiring that licensing procedures for these services be transparent and non-discriminatory, requiring member states to fully liberalize alternative infrastructure to allow a competitive market for "non-reserved" services such as data, value added services and non-public (closed-user group) switched voice services by July 1, 1996 and mandating open competition in all public telecommunications services, including voice telephony to the general public, by January 1, 1998. Deferrals of the obligations to liberalize were granted to Spain, Ireland, Greece and Portugal, subject to formal application and satisfaction of certain requirements. Luxembourg, because of the small size of its market, is eligible for a special transitional period of up to two years.

     On November 5, 1997, the Commission initiated several infringement proceedings against those Member States which had not implemented the relevant transposition measures of the 1990 Directive and other liberalization directives. The Member States concerned were Denmark, Greece, Italy, Luxembourg, Germany, Portugal and Belgium. The Commission also decided to continue the infringement procedure it had already opened against Spain. Subsequently, in March 1998, it was reported in the press that several of these infringement proceedings had been closed because the Member States concerned had properly implemented the relevant provisions. The identity of the Member States for whom such proceedings had been closed has not been made public.

     On April 10, 1997, the European Parliament and the Council of Ministers adopted a Directive on a common framework for general authorizations and individual licenses in the field of telecommunications services, including networks. Licenses must be awarded through open, non-discriminatory and transparent procedures and applications will be required to be dealt with in a timely fashion. The number of licenses may be restricted only to the extent required to ensure the efficient use of radio frequencies or for the time necessary to make available sufficient numbers in accordance with EC law.

     On June 11, 1997, the European Parliament and the Council of Ministers adopted a Directive on interconnection with regard to ensuring universal service and interoperability through application of Open

Network Provision ("ONP") principles; among other things this requires Member States to ensure that PTOs with significant market power should provide interconnection on the basis of cost-oriented charges.

     On February 26, 1998, the European Parliament and the Council of Ministers adopted a Directive on the application of ONP to voice telephony and on universal service.

     The Commission has also recently initiated several infringement proceedings for incomplete or wrong transposition into national law of the April 1997 Licensing Directive (against Austria, Italy, Belgium, France and Luxembourg) and the June 1997 ONP Interconnection Directive (against Belgium, France and Luxembourg).

     Notwithstanding the above-mentioned infringement proceedings, the Company believes that many European countries have revised telecommunications regulations to comply with the 1990 Directive and the Full Competition Directive and that such changes will enhance the Company's ability to obtain other necessary regulatory approvals for its operations.

     As a multinational telecommunications company, the Company is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Local laws and regulations and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which the Company operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company. See "Risk Factors -- Extensive Government Regulation." The regulatory framework in certain jurisdictions in which the Company provides its services is briefly described below.

  Belgium

     Belgium has implemented the "alternative infrastructure" provider provision of the Full Competition Directive. Most of the EC telecommunications liberalization package was adopted at the end of December 1997. The implementing legislation (Royal Decrees) regarding the licensing regimes for the provision of voice telephony services and the establishment of public network infrastructure was approved by the Council of Ministers at the end of June 1998. The official publication and the entry into force of that implementing legislation took place in July 1998. Until such entry into force, the Belgian Telecommunication Authority will continue to work with the system of provisional licenses. The Company has already obtained, through a wholly owned subsidiary, a license in February 1997 from the Belgian regulatory authority to build infrastructure between major Belgian population centers and the relevant border crossings. The Company also has an authorization to provide liberalized services using alternative infrastructure. The liberalization legislation requires all previously licensed operators to apply for new licenses or authorizations. The Company applied for a new license in October 1998. HER expects that its existing license will be renewed in due course although there can be no assurance that this will be the case or that such a license will be granted on terms acceptable to HER.

  Denmark

     With the liberalization of infrastructure as of July 1, 1997, Denmark has fully liberalized its telecommunications markets in accordance with the requirements of the relevant EC Directives. According to the Danish rules, the Company will not require any regulatory approval in order to install or operate the Network in Denmark.

  France

     A new regulatory agency, the Autorite de Regulation des Telecommunications ("ART"), was established in France effective January 1, 1997. In 1996, France approved legislation to implement the Full Competition Directive and to remove all remaining restrictions on competition from January 1998. In October 1997, the Company obtained authorization to operate its Network in specific regions of France. In

August 1998, the Company was granted an extension of its license in order to extend its network in France to reach Italy and Spain. Such authorization requires prior notification to and approval of the ART of any substantial changes in the capital of the Company or its controlling shareholder.

  Germany

     Germany has approved legislation to implement the Full Competition Directive and remove all remaining restrictions on competition from August 1996. The Company was granted a license by the German regulatory authorities on July 18, 1997. The license permits the Company to operate the portions of the Network in Germany connecting Dusseldorf, Frankfurt and Stuttgart; Dusseldorf to the Dutch border; and Stuttgart to the French border. In 1998, the Company was granted extensions to its license to include operation of routes linking Hamburg, Hanover, Munich and Berlin and of routes to Denmark.

  Italy

     Although in the past Italy has been dilatory in implementing EC liberalization measures, Italy enacted legislation on July 31, 1997 creating an independent national regulatory authority for the telecommunications and audiovisual sectors. On September 19, 1997, Italy enacted a regulation implementing all EC directives in the telecommunications sector and since then specific laws relating to licensing and interconnection have been approved. The Company was granted a license by the Italian authorities in August 1998, enabling the development of its Network in the northwest region of Italy, including Milan.

  Luxembourg

     A new Telecommunications Act became effective in April 1997 and a Royal Decree on licensing conditions entered into force in July 1998. The Company applied to the Luxembourg regulatory authority for a license to build and operate its network in Luxembourg in October 1998. The Company expects to be granted a license in Luxembourg by the first quarter of 1999. However, there can be no assurance that such a license will be granted on terms acceptable to HER.

  The Netherlands

     On July 1, 1997, the Dutch government abolished the prohibition on the use of fixed infrastructure for the provision of public voice telephony, thereby complying with the requirements of the Full Competition Directive six months ahead of schedule. On August 1, 1996, the Company was granted an authorization for the installation, maintenance and use of a fixed telecommunications infrastructure.

     A new Telecommunications Act was adopted on October 13, 1998, but is not yet in force. The new Act confirms the full liberalization of the telecommunications market according to European Community standards. It is not expected that the new Telecommunications Act will detrimentally affect the conduct of business by the Company.

  Spain

     Under the Full Competition Directive, Spain was granted the right to request a delay of up to five years in liberalizing fully its telecommunications market. However, the Spanish government and the European Commission agreed that full liberalization should take place by December 1, 1998. In April 1998, Spain adopted its new telecommunications law ("LGT"). The LGT was implemented through the use of secondary legislation. The LGT and the secondary legislation resulted in the full liberalization of the Spanish telecommunications market on December 1, 1998. On December 3, 1998 the Spanish regulatory authority began to issue licenses under the new regime. The Company has applied for a license to establish and exploit a telecommunications network in Spain in October 1998. The Company expects a ruling on the application during the first quarter of 1999. However, there can be no assurance that such a license will be granted on terms acceptable to the Company or at all.

  Sweden

     Full liberalization of the Swedish telecommunications market occurred in 1993. A new Telecommunications Act was passed in 1997 to reinforce the powers of the national regulatory authority, to ensure conformity with EC Directives and to supplement the pre-existing licensing regime with a general authorization regime for certain services. The Company registered with Swedish authorities and has been able to provide its services in Sweden since July 1998.

  Switzerland

     The Swiss Parliament passed a Telecommunications Law, which entered into force on January 1, 1998. Although Switzerland is not a Member State of the EU, the effect of the law is largely to mirror the EC telecommunications liberalization directives. From that date the voice telephony monopoly was abolished and service fully liberalized. In September 1998 the Swiss Regulatory authority granted the Company a definitive concession (replacing an earlier provisional concession) allowing the Company to build and operate its Network in Switzerland.

  The United Kingdom

     Since the elimination in 1991 of the United Kingdom telecommunications duopoly consisting of British Telecommunications and Mercury, it has been the stated goal of Oftel, the United Kingdom telecommunications regulatory authority, to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The United Kingdom has already liberalized its market beyond the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law. The Company has received a license from the Secretary of State for Trade and Industry dated December 18, 1996, which grants it the right to run a telecommunications system or systems in the United Kingdom connected to an overseas telecommunications system and to provide international services over such systems. Like the licenses granted to other providers of international facilities-based services, the license granted to the Company was for an initial six months' duration and thereafter is subject to revocation on one month's notice in writing. The short duration of these initial licenses was adopted for administrative convenience to facilitate reforms to the licensing regime which are expected in 1999. The Department of Trade and Industry ("DTI") has confirmed that it intends to replace the initial licenses with new licenses and that it would not revoke an initial license without replacing it with another license giving an equivalent authorization. The DTI is currently discussing with license holders the arrangements to put these new licenses into effect. Although the DTI has indicated that the new licenses are expected to be of 25 years' duration, there can be no certainty that this will be the case or that the new licenses will not contain terms or conditions unfavorable to the Company.

  The United States

     HER was granted a license by the Federal Communications Commission pursuant to Section 214 of the Communications Act of 1934 authorizing it to provide limited global facilities-based and global resale services (except US services, subject to the items and conditions imposed by law and the Authorization, to Hungary, Poland, Czech Republic, Romania, Monaco, Russia, Ukraine, Kazakhstan, Uzbekistan, Azerbaijan, China and India), effective October 23, 1998.

     The Company intends to file applications in other countries (including Austria, Croatia, Czech Republic, Hungary, Poland, Portugal, Slovakia and Russia) in anticipation of service launch in accordance with the roll-out plan. With the exception of Austria and Portugal, which are members of the EU and whose laws must comply with EC Directives, these other countries have not generally liberalized their telecommunications sectors. There can be no assurance that they will do so in a timely manner or at all. In addition, the terms and conditions of the licenses, authorizations or registrations granted to the Company may limit or otherwise affect the Company's scope of operations. There can be no assurances that the Company will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, that such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable, or that the licenses, authorizations or registrations required in the future can be obtained by the Company. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on the Company.

                                   MANAGEMENT

MEMBERS OF THE BOARD OF SUPERVISORY DIRECTORS AND THE BOARD OF MANAGING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The Members of the Board of Supervisory Directors and the Board of Managing Directors and executive officers of the Company and their respective ages as of September 30, 1998 and positions with the Company are set forth below.

BOARD OF SUPERVISORY DIRECTORS

          NAME               AGE                             POSITION
          ----               ---                             --------
Gerald W. Thames.........    50     President, Chief Executive Officer and Director of GTS
Bernard J. McFadden......    64     Director of GTS, GTS-Hermes representative on the Board of
                                      Supervisory Directors of HER
Bo C. O. Hamnell.........    58     Former Senior Vice President and Director of Finance of the
                                      Swedish State Railway and Former Chief Executive Officer
                                      of AB Swedcarrier
Lars Stig M. Larsson.....    66     Retired President and Director General of the Swedish State
                                      Railway
Joseph Surmont...........    62     Director of Information Technology of SNCB/NMBS and
                                      President of Board of Directors of HIT Rail
Bruno d'Avanzo...........    56     Executive Vice President and Chief Operating Officer of GTS
Mikel H. Williams........    41     Vice President-- Finance Operations of GTS

BOARD OF MANAGING DIRECTORS

          NAME               AGE                             POSITION
          ----               ---                             --------
Jan Loeber...............    54     Managing Director

EXECUTIVE OFFICERS OF THE COMPANY

          NAME               AGE                             POSITION
          ----               ---                             --------
Jan Loeber...............    54     Managing Director (Principal Executive Officer)
Gerard J. Caccappolo.....    56     Corporate Director of Marketing and Sales
Peter Magnus.............    37     Corporate Director of Strategy and Planning
Bruce C. Rudy............    43     Corporate Director of Business Development and Regulatory
John Allan Shearing......    49     Corporate Operations and Engineering Director
Jan De Wispelaere........    39     Corporate Legal Director
Steven Andrews...........    52     Corporate Administration Director
Francois Note............    39     Corporate Financial Director -- Chief Financial Officer
                                      (Principal Financial and Accounting Officer)

BOARD OF SUPERVISORY DIRECTORS

     The general affairs and business of the Company and the executive board which manages the Company (the "Board of Managing Directors") (Directie) are supervised by a board appointed by the general meeting of shareholders (the "Board of Supervisory Directors") (Raad van Commissarissen).

     The Company's Articles of Association (the "Articles of Association") provide for at least four and no more than ten supervisory directors who must be natural persons ("Supervisory Directors") to serve on the Board of Supervisory Directors. Under the law of the Netherlands, a member of the Board of Supervisory Directors of a Company cannot be a member of the Board of Managing Directors of the same Company. The members of the Board of Supervisory Directors are appointed by the general meeting of shareholders. The Board of Supervisory Directors elects a chairman from among its members. See "Certain Relationships and Related Transactions." Under the Shareholders Agreement, resolutions of the Board of Supervisory Directors require the approval of a majority of the Supervisory Directors present. The quorum for a valid meeting is a majority of the members of the Supervisory Board with a minimum of four members. The Board of Supervisory Directors meets four times a year and also upon the request of its chairman or the Board of Managing Directors. Pursuant to the Articles of Association, Supervisory Directors may be suspended or dismissed by the general meeting of shareholders. The remuneration or compensation of the Supervisory Directors is determined by the general meeting of shareholders.

     While the Board of Managing Directors is the executive body of the Company and is responsible for managing its affairs and representing the Company in its dealings with third parties, the primary responsibility of the Board of Supervisory Directors is to supervise the policies enacted by the Board of Managing Directors and the general course of affairs of the Company. The Board of Supervisory Directors advises the Board of Managing Directors. In the fulfilment of their duties, members of the Board of Supervisory Directors are required to act in the best interests of the Company.

     The members of the Board of Supervisory Directors are as follows:

     Gerald W. Thames. Mr. Thames is President, Chief Executive Officer and a Director of GTS. Mr. Thames joined GTS as Chief Executive Officer in February 1994, and has served as a director of GTS since February 1994. From 1990 to 1994, Mr. Thames was President and Chief Executive Officer for British Telecom North America and Syncordia, a joint venture company focused on the international outsourcing market. Mr. Thames has spent over 18 years in senior positions with telecommunications companies, where he was responsible for developing start-up telecommunications companies, including 15 years with AT&T, where he rose to the position of General Manager of Network Services for the Northeast Region of AT&T Communications.

     Bernard J. McFadden. Mr. McFadden has served as a director of GTS since February 1994. Mr. McFadden currently serves as an independent consultant to GTS. Prior to 1994, Mr. McFadden worked for 32 years with ITT Corporation, where he served as President and Chief Executive Officer of ITT's Telecom International Group. Mr. McFadden's career in international telecommunications includes a four and one-half year assignment as President and Chief Operating Officer of Alcatel Trade International, S.A.

     Bo C. O. Hamnell. Mr. Hamnell was formerly Senior Vice President and Director of Finance of SJ, the Swedish State Railway, a position he had held since June 1993. Mr. Hamnell had also served as Chief Executive Officer of AB Swedcarrier, a holding company for the SJ investments. Previously, Mr. Hamnell has served as Chief Financial Officer starting in the early 1970s for Bull General Electric and later Honeywell Bull and Compagnie Des Machines Bull in both Scandinavia and in France. In the mid-1980's, Mr. Hamnell served as Vice President and President for the Swedish Finance Group, Finax, with operations in Sweden and Western Europe. Mr. Hamnell also served as part owner and vice president of a group of companies in the electronics and finance business. Mr. Hamnell has University degrees in Economics and business administration. Mr. Hamnell is Chairman of the finance company SJ Invest AB and of the captive insurance company SweRe AB and a board member of Scandlines AB, Svelast AB, TGOJ AB, Combitrans Sweden AB, Rail-Combi AB and Eurofima S/A in Basel, Switzerland.

     Lars Stig M. Larsson. Mr. Larsson was formerly President and Director General of SJ, the Swedish State Railway, a position he held since February 1988. After receiving a Master of Science Engineering degree from Gothenburg Technical University, where he is also a Doctor honoris causa, he joined the Ericsson Group in 1960. From 1960 to 1987 he held different posts within the Ericsson Group and its subsidiaries, including that of Development Director for road and rail signalling systems as well as the telephone system AXE. In 1979 Mr. Larsson was appointed President of RIFA, the Ericsson subsidiary company specializing in the development, production and marketing of electronic components. In 1985 he was named President of Ericsson Information Systems. In 1988 Mr. Larsson was appointed President and Director General of SJ. After several years in positions of responsibility within the Union Internationale des Chemins de Fer ("UIC") framework, including as Chairman of the Strategy Committee, Mr. Larsson was appointed Vice-Chairman of UIC in charge of coordinating all rail cooperation in Europe in September 1993. On November 1, 1996 he was appointed Chairman of UIC. Mr. Larsson is also Chairman of the Board of SweFerry AB, Rail Combi ABi, Royal Viking Hotel AB, Stockholm Water Foundation and the Swedish Travel & Tourist Council. He is a board member of the Royal Academy of Engineering Sciences (IVA) section XI for Education and Research, the Swedish Transport Research Commission (TFK), the National Agency for Government Employees, the Taxpayers' Association, the Stockholm Water Festival and the environmental organization, the Natural Step.

     Joseph Surmont. Mr. Surmont is Director of Informational Technology of SNCB/NMBS, the Belgian Railway company, a position he has held since February 1987. He joined the Belgian Railways in September 1960. He is currently the President of the Board of Directors of HIT Rail.

     Bruno d'Avanzo. Mr. d'Avanzo has served as Executive Vice President and Chief Operating Officer of GTS since August 1996. He previously served as Executive Vice President and Chief Operating Officer at Intelsat. From 1991 to 1994, Mr. d'Avanzo held senior management positions at Olivetti Corporation, serving as Vice President and General Manager -- Europe, and Vice
President -- U.S., Canada and South America. He also spent 15 years with Digital Equipment Corporation, a diversified computer manufacturer, where he rose to become Vice President -- European Sales and Marketing.

     Mikel H. Williams. Mr. Williams has served as Vice President -- Finance Operations of GTS since November 1996. From 1990 to 1996, he was Managing Director -- Finance and Administration of Burson-Marsteller, Washington Region. Mr. Williams served as Chief Financial Officer of Black, Manafort, Stone & Kelly from 1985 to 1990. Previously, he was a Manager with Price Waterhouse.

BOARD OF MANAGING DIRECTORS

     The Board of Managing Directors, consisting of one member, is charged with the management of the Company in accordance with the business plan of the Company under the supervision of the Board of Supervisory Directors. Jan Loeber acts as Managing Director. Under the Articles of Association, the Board of Managing Directors must obtain the approval of the Board of Supervisory Directors in order to take the following actions: (a) to adopt and amend the business plan and the annual budget of the Company; (b) to incur expenses in excess of the adopted or amended annual budget; (c) to incur loans outside of the Company's ordinary business, except draw-downs of amounts previously approved on the Company's account with a bank designated by the Board of Supervisory Directors; (d) to lend sums which exceed the amounts previously approved by the Board of Supervisory Directors outside the Company's ordinary business; (e) to commit the Company to guarantee debts of third parties outside the Company's ordinary business; (f) to extend the Company's business into a new line of business and to discontinue the business of the Company; and (g) to alienate a considerable part of the assets of the Company.

     The Articles of Association provide that the Board of Managing Directors shall consist of one or more members. The members of the Board of Managing Directors are appointed by the general meeting of shareholders. The general meeting of shareholders may suspend or dismiss a member of the Management Board by a vote of a majority of votes cast in a meeting in which at least four-fifths of the issued capital is present or represented. The compensation and other terms and conditions of employment of the members of the Board of Managing Directors is determined by the general meeting of shareholders.

     Mr. Loeber's background is described below under "Executive Officers of the Company."

EXECUTIVE OFFICERS OF THE COMPANY

     Jan Loeber, Managing Director. Mr. Loeber has overall responsibility for the development and operations of the Company. Mr. Loeber joined GTS in January 1995. From October 1992 to December 1994, Mr. Loeber was a Managing Director of BT Securities Corporation, where he was responsible for investment banking for telecommunications clients. From April 1990 to September 1992, Mr. Loeber held positions as Managing Director of Unitel Ltd. (now Mercury One 2 One) in the United Kingdom, Group President of Nokia North America Inc., Vice President of ITT Corporation and Marketing and Product Management Director of ITT Europe. Mr. Loeber also spent almost ten years with AT&T, where his last position was Executive Director, Bell Laboratories. Mr. Loeber has over 22 years of experience in the telecommunications industry and an additional nine years of experience in information technology with the Pentagon, IBM and Chemical Bank of New York.

     Gerard J. Caccappolo, Corporate Director of Marketing and Sales. Mr. Caccappolo joined HER in January 1995 as Director of Marketing and Sales, responsible for market and customer segmentation, services development, and pricing and sales strategies. Prior to joining HER, from September 1988 to December 1994, he was Vice President of Marketing and Sales -- International Carriers at Ascom Timeplex Equipment (Telecommunications) Manufacturer.

     Peter Magnus, Corporate Director of Strategy and Planning. Mr. Magnus joined HER in January 1995 as Financial Director -- Chief Financial Officer, responsible for treasury, financing, accounting and budgets, and served in that capacity until October 1997, when he was appointed to his current position. Prior to joining HER, from January 1992 to December 1994, he was Controller of the Belgian operations of Cargill N.V.

     Bruce C. Rudy, Corporate Director of Business Development and
Regulatory. Mr. Rudy joined HER in 1996 and is Director of Business Development, Planning and Regulatory Affairs, responsible for business planning, financial modeling, shareholder relations and development. Mr. Rudy previously worked for Lochridge & Company, Inc. Management Consultants in Boston, where he was a senior consultant from September 1989 to December 1995.

     John Allan Shearing, Corporate Operations and Engineering Director. Mr. Shearing joined HER in November 1995 as Director of Operations, with responsibility for network operations, customer service and information systems. Before joining HER, Mr. Shearing spent eight years at S.W.I.F.T. as Network Operations Director and also managing the acceptance and implementation of a new generation of network systems and applications.

     Jan De Wispelaere, Corporate Legal Director. Mr. De Wispelaere joined HER as a consulting attorney in 1995 and has since been promoted to the position of Legal Director -- Corporate Secretary and General Counsel. Prior to joining HER, from January 1994 to November 1995, Mr. De Wispelaere had been with Stanbrook & Hooper -- European Community Lawyers. Prior to that, he was with Scott Paper Company and SD Warren Group as Senior Counsel for five years. He has held since 1993 positions as a member of the Board of Directors and Management Board of the German Scott -- Feldm&uhle HQ Company, as well as several Scott Paper operating entities in Europe.

     Steven Andrews, Corporate Administration Director. Mr. Andrews joined HER in September 1997, assuming responsibility for human resources; corporate, press and shareholder communications; quality and facilities-purchasing. Before joining HER, Mr. Andrews was an executive of US West with recent assignment as president of Media One and president of US West Spectrum Enterprises International.

     Francois Note, Corporate Financial Director -- Chief Financial Officer. In his position at HER, Mr. Note is responsible for treasury, financing, accounting and budgets. Prior to joining HER in April 1998, Mr. Note was employed by Sandoz AG where he held different positions in the financial area. Since 1995 he was Head of Group Controlling at Sandoz and held this position after the merger of Ciba Geigy and Sandoz, which resulted in the survivor company Novartis International.

COMPENSATION OF DIRECTORS

     The directors on the Board of Supervising Directors and the Board of Managing Directors receive no fees from the Company for serving as directors. Mr. McFadden currently serves as an independent consultant to GTS pursuant to a consulting agreement, under which he receives a consulting fee of $100,000 per annum. One of his duties under the consulting agreement is to serve as a member of the Board of Supervisory Directors of HER.

EXECUTIVE COMPENSATION

     The following table sets forth each component of compensation paid or awarded to, or earned by, the chief executive officer (who is the Managing Director of HER) and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                              ANNUAL COMPENSATION           -----------------------
                                      -----------------------------------   RESTRICTED   SECURITIES       ALL
                                                             OTHER ANNUAL     STOCK      UNDERLYING      OTHER
                                       SALARY      BONUS     COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     ($)         ($)          ($)           ($)          ($)           ($)
---------------------------    ----   --------    -------    ------------   ----------   ----------   ------------
Jan Loeber(1)                  1997   $235,000    $78,608      $46,598(2)      -0-         4,812(4)     $179,450(10)
  Managing Director            1996    235,000     78,608       42,806(2)         (3)        3.5(4)       12,986(10)
Gerald J. Caccappolo(1)        1997    173,750     80,000       32,043(6)      -0-         1,714(4)        4,000(5)
  Corporate Director of        1996    160,000     40,000       42,108(6)      -0-           1.5(4)        3,750(5)
  Marketing and Sales
Peter Magnus                   1997    136,391(7)  63,980(7)          (8)      -0-           687(4)          -0-
  Corporate Director of        1996    129,889(7)  32,472(7)          (8)      -0-           0.5(4)          -0-
  Strategy and Planning
Bruce Rudy(1)                  1997    140,500     13,500       15,096(9)      -0-           476(4)        3,850(5)
  Corporate Director of        1996    135,000     13,509       18,416(9)      -0-           0.5(4)        2,532(5)
  Business Development and
    Regulatory
John Shearing                  1997    186,678     31,491(7)          (8)      -0-           476(4)          -0-
  Corporate Operations and     1996    173,594(7)  35,163(7)          (8)      -0-            --             -0-
  Engineering Director

---------------

(1) The terms of the Named Executive Officer's employment are included in an agreement between the Named Executive Officer and GTS. Such Named Executive Officer is seconded to the Company for a fee.

(2) For 1997, the amount listed represents the sum of a cost of living allowance of $16,450, a tax equalization payment of $13,953 that compensates Mr. Loeber for the higher taxes he pays because he resides in Belgium instead of the United States, use of a Company car and a gross-up payment for certain tax liabilities in the amount of $11,648. For 1996, the amount listed represents the sum of a cost of living allowance of $16,450, paid home leave of $9,031, use of a Company car and a gross-up payment of $12,778 for certain tax liabilities.

(3) Mr. Loeber has been granted a restricted stock award of 30,000 shares of GTS common stock which vests in equal thirds, beginning in January 2, 1997.

(4) For 1997, represents stock options awarded under The Key Employee Stock Option Plan of Hermes Europe Railtel B.V. (the "HER Stock Option Plan"). For 1996, represents stock options granted under the GTS-Hermes, Inc. 1994 Stock Option Plan (the "GTS-Hermes Plan"). The stock options granted in 1997 are in substitution for the stock options granted in 1996, which have been cancelled.

(5) These Named Executive Officers participate in the GTS 401(k) plan to which GTS contributed the amounts indicated for 1997 and 1996.

(6) Mr. Caccappolo received a cost of living allowance of $12,163 and $11,200 in 1997 and 1996, respectively, and resides in a Company apartment which the Company paid the equivalent of $16,109 and $17,928 per year in rent in 1997 and 1996, respectively. In addition, the Company provided Mr. Caccappolo with the use of a Company car in 1997 and 1996.

(7) Converted from Belgian Francs to U.S. Dollars at an exchange rate of BF35.77=$1.00 and BF32.04=$1.00 in 1997 and 1996, respectively.

(8) Perquisites and other personal benefits paid to Mr. Magnus and Mr. Shearing during 1997 and 1996 were less than the lesser of $50,000 and 10 percent of the total of annual salary and bonus reported for the Named Executive Officer.

 (9) Mr. Rudy received a housing allowance of $15,096 and $16,855 during 1997 and 1996, respectively. In addition, the Company provided Mr. Rudy with the use of a Company car in 1997 and 1996.

(10) This amount represents premiums paid by GTS for $1,000,000 in term life insurance for Mr. Loeber and contributions to Mr. Loeber's account by GTS under the 401(k) Plan. For 1997, the amount also includes $156,700 which represents the value at December 31, 1997 of 10,000 shares of GTS restricted common stock which vested in 1997.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                                         % OF TOTAL
                                                          OPTIONS
                                            NUMBER OF    GRANTED TO   EXERCISE                  GRANT
                                            SECURITIES   EMPLOYEES       OR                     DATE
                                            UNDERLYING       IN         BASE                   PRESENT
                                             OPTIONS       FISCAL      PRICE     EXPIRATION     VALUE
NAME                                        GRANTED(#)      YEAR       ($/SH)       DATE       ($)(2)
----                                        ----------   ----------   --------   ----------   ---------
Jan Loeber................................    4,812        47.33%       83.12       2006      2,234,019
Gerard J. Caccappolo......................    1,714        16.86%      100.00       2006        776,185
Peter Magnus..............................      687         6.76%       83.12       2006        318,947
Bruce Rudy................................      476         4.68%      180.74       2006        189,305
John Shearing.............................      476         4.68%      357.51       2007        148,998

---------------

(1) Each stock option vests one-third on each of the first three anniversaries of the date of grant, with one exception in which 100% vested immediately. The Company established the HER Stock Option Plan to replace the GTS-Hermes Plan during the fourth quarter of 1997. The options outstanding under the GTS-Hermes Plan were cancelled and replaced by options under the HER Stock Option Plan.

(2) The present value of each grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility of 0.50, risk-free interest rate of 5.79 and expected life of five years.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                        FISCAL YEAR-ENDED OPTION VALUES

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                              AT FY-END(#)          AT FY-END($)(2)
                                                              EXERCISABLE/            EXERCISABLE/
NAME                                                        UNEXERCISABLE(1)         UNEXERCISABLE
----                                                      ---------------------   --------------------
Jan Loeber..............................................       3,208/1,604         1,417,551/708,775
Gerard J. Caccappolo....................................       1,143/571             485,775/242,675
Peter Magnus............................................         687/0               303,572/0
Bruce Rudy..............................................         317/159             105,780/53,057
John Shearing...........................................         159/317              23,305/46,463

---------------

(1) No options were exercised during the year ended December 31, 1997.

(2) Based on $525.00 per share value of common stock as of December 31, 1997 less the exercise price.

KEY EMPLOYEE STOCK OPTION PLAN OF HERMES EUROPE RAILTEL B.V.

     HER has adopted the Key Employee Stock Option Plan of Hermes Europe Railtel B.V. (the "New Plan"). Under the New Plan certain employees of HER will be granted stock options to purchase HER common stock. Subject to adjustment in the event of certain changes in capitalization, a maximum of 24,760 shares of HER common stock will be authorized for grant under the New Plan which shall be granted in the form of depository receipts (each a "Receipt"). Each Receipt will represent a beneficial interest in one share of HER common stock that is subject to stock options under the New Plan.

     The New Plan is administered by a committee composed of three members of the Board of Supervising Directors which will have broad discretion to determine who shall receive awards under the New Plan, the terms of such awards and interpret the New Plan. The New Plan shall become effective upon its adoption by the Board of Supervising Directors and shall continue in effect until 2004, unless terminated earlier by the Board of Supervising Directors.

     Each stock option granted under the New Plan shall have a term of ten years, except those granted in 1997 reflected in the table above. The exercise price of each such stock option will be determined at the time of grant. In addition the stock options granted under the New Plan will become exercisable at such times and under such conditions as determined by the committee.

     The Board of Supervising Directors may amend or terminate the New Plan at any time, provided that the rights of participants are not impaired.

PENSION PLAN

     In 1995, the Company established a defined benefit pension plan (the "Pension Plan") that covers substantially all of its employees that are at least twenty-five years of age and have at least one year of service. The benefits are based on years of service and the employee's compensation at retirement. Messrs. Magnus and Shearing participate in the Pension Plan. Each participant in the Pension Plan will receive a lump sum at retirement equal to 450% of final annual salary up to a specified ceiling which changes every year (in 1996 the ceiling was BF1,352,000) plus 910% of the excess multiplied by the years of service divided by 35. The maximum years of service taken into account under the formula is 35. The normal retirement age is 60. The Company has entered into an agreement with an insurance company for the provision of a group insurance policy (the "Policy"). Under the Policy, the insurance provider has undertaken a legal obligation to provide specified benefits to participants in return for a fixed premium; accordingly, the Company does not bear significant financial risk. Premium payments for the Policy are partly paid by the employee based on specified terms that consider the employee's annual salary, with the remaining premium paid by the Company. Premiums are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. (See Note 5 to the Notes to Consolidated Financial Statements). Upon termination of employment prior to retirement age, employer contributions cease and the participant may decide to receive the cash surrender value of the policy, to continue paying premiums or cease paying premiums but in either case maintaining the policy which is paid out according to its terms.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                                   --------------------------------------------------------------
REMUNERATION                           15           20           25           30           35
------------                       ----------   ----------   ----------   ----------   ----------
$125,000.........................  $  370,313   $  493,750   $  617,188   $  740,625   $  863,200
$150,000.........................     467,870      623,829      779,786      935,744    1,090,610
$175,000.........................     565,508      754,011      942,513    1,131,056    1,318,200
$200,000.........................     663,100      884,140    1,105,170    1,326,210    1,545,700
$225,000.........................     760,703    1,014,271    1,267,838    1,521,405    1,773,200
$250,000.........................     858,300    1,144,400    1,430,500    1,716,600    2,000,000
$300,000.........................   1,053,490    1,404,660    1,755,820    2,106,990    2,455,700
$400,000.........................   1,443,880    1,925,181    2,406,476    2,887,771    3,365,700
$450,000.........................   1,639,080    2,185,440    2,731,800    3,278,160    3,820,700
$500,000.........................   1,834,270    2,445,700    3,057,120    3,668,550    4,275,700

     The above pension benefits are based on the following formula: (260% S1 + 910% S2) X N/35

     S  = annual salary

     S1 = S up to the "ceiling"

     S2 = S above the "ceiling"

     N  = years of service up to a maximum of 35

For purposes of this calculation the "ceiling" is U.S. $42,200.

EMPLOYMENT AGREEMENTS

     All the Named Executive Officers have employment agreements with either the Company (the "Company Employment Agreements") or GTS (the "GTS Employment Agreements"). The Company reimburses GTS for payments made to Named Executive Officers under contracts with GTS. The Employment Agreements generally are each for a term of two to three years and include an automatic renewal provision unless either party provides notice of termination on or prior to 90 days thereof.

     Messrs. Magnus and Shearing have Company Employment Agreements. The following is a summary of the material terms of such agreements. Mr. Magnus' Company Employment Agreement was entered into by the parties on January 3, 1995 for an initial term ending December 31, 1996. The parties have agreed to extend the term for an indefinite period of time. Mr. Magnus' initial gross annual salary was BF4,080,000. He may also receive a yearly performance-based bonus of up to 30% of his base salary based at the discretion of the Company. Under the agreement, Mr. Magnus is entitled to the use of a company car. The agreement also provides that Mr. Magnus shall be granted an option to buy shares under the GTS-Hermes Plan under a separate stock option agreement. Finally, Mr. Magnus' Company Employment Agreement includes a confidentiality clause of unlimited duration.

     Mr. Shearing's Company Employment Agreement was entered into by the parties of November 1, 1995 for an undetermined period of time. Mr. Shearing's initial annual salary was BF2,800,000, which is net of all tax and social security contributions. He may also receive a yearly performance-based bonus of up to 10% of his base salary at the discretion of the Company. Furthermore, beginning in 1996, Mr. Shearing may receive an additional deferred bonus of up to 10% of his base salary, which will be payable on the third anniversary of the date such bonus is awarded, provided that Mr. Shearing is still employed by the Company on December 31, 1998. Mr. Shearing participates in the Company's pension plan and is provided with a company car. Finally, Mr. Shearing's Company Employment Agreement includes a confidentiality clause of unlimited duration.

     See "Certain Relationships and Related Transactions" for a description of the GTS Employment Agreements.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Ordinary Shares of the Company, as of December 8, 1998, by each beneficial owner of 5% or more of the Ordinary Shares and by directors and officers of the Company. For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                                  NUMBER OF         PERCENTAGE
                                                                    SHARES         BENEFICIALLY
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED      OWNED
------------------------                                      ------------------   ------------
GTS Carrier Services, Inc...................................       176,858             89.9%
SNCB/NMBS...................................................        13,610             6.90%
Jan Loeber(1)...............................................         4,812             2.40%
Gerard Caccappolo(1)........................................         1,714                *
Peter Magnus(1).............................................           688                *
John Green(1)...............................................           572                *
Bruce Rudy(1)...............................................           476                *
John Shearing(1)............................................           317                *
Jan De Wispelaere(1)........................................           317                *
Other Officers..............................................           317                *
                                                                   -------
All Directors and Executive Officers as a Group (8
  persons)..................................................         9,213             4.68%
                                                                   -------
          Total of above....................................       199,681
                                                                   =======

---------------

 *  Less than 1%.

(1) The shares are beneficially owned by these persons and are held in trust by Stichting Administratiekantoor HER Foundation, which in turn has issued depositary receipts to such persons representing beneficial ownership in the shares. In addition, the Company has established a stock option plan pursuant to which key officers and employees were granted options to purchase Ordinary Shares of the Company. The Company expects that the number of Ordinary Shares of HER subject to the proposed plan will be approximately 13% of the total Ordinary Shares of HER issued and outstanding. See "Management-- Executive Compensation."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASE OF SHARES BY GTS CARRIER SERVICES

     In connection with the purchase of AB Swed Carrier's interest in HER in December 1998, GTS Carrier Services paid approximately $5.3 million to a company that is affiliated with a member of the Supervisory Board of HER for negotiating with AB Swed Carrier and SNCB/NMBS on behalf of GTS Carrier Services to purchase their respective ownership interest in HER. See "Security Ownership of Principal Shareholders and Management."

SHAREHOLDERS AGREEMENT

     Under the Shareholders Agreement, SNCB/NMBS, so long as it holds at least 6.8% of the shares of HER, is entitled to make a binding nomination for the appointment of one member of the Board of Supervisory Directors.

SHAREHOLDER LEASES AND LOANS

     The Company currently leases dark fiber and facilities from SNCB/NMBS. SNCB/NMBS is a direct shareholder of HER.

GTS EMPLOYMENT AGREEMENTS

     Messrs. Loeber, Caccappolo and Rudy are parties to GTS Employment Agreements. Each GTS Employment Agreement provides the relevant Named Executive Officer with a salary, bonus and a standard company welfare benefits package as well as the use of an automobile, cost of living allowance, tax equalization and certain other fringe benefits. In addition, the GTS Employment Agreements include severance benefit provisions. Finally, the GTS Employment Agreements include noncompete and nonsolicitation clauses that cover the term of employment and twelve months thereafter. Under the GTS Agreements, each party employee was entitled to participate in the GTS-Hermes Plan. The options outstanding under the GTS-Hermes Plan were cancelled and replaced by options under the HER Stock Option Plan.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Outstanding Dollar Notes were issued under an Indenture (the "Dollar Notes Indenture"), and the Euro Notes were issued under an Indenture (the "Euro Notes Indenture," and, together with the Dollar Notes Indenture, the "Indentures"), each dated as of January 4, 1999 between the Company and The Bank of New York, as trustee (the "Trustee"). The Exchange Notes will be issued under the Indentures, which will be qualified under the United States Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the Exchange Notes are the same in all material respects as the form and terms of the Outstanding Notes, except that the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof (other than those relating to the offer and sale of Exchange Notes in The Netherlands). Upon the consummation of the Exchange Offer, holders of the Outstanding Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Registration Rights Agreements. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be treated as a single class under the Indentures with any Outstanding Notes that remain outstanding. The Outstanding Notes and Exchange Notes are herein collectively referred to as the "Notes."

     The following summary of certain provisions of the Indentures and the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indentures and the Registration Rights Agreements, including the definitions of certain terms therein and those terms made a part of the Indentures by reference to the Trust Indenture Act. Copies of the Indentures and the Registration Rights Agreements may be obtained upon request to the Company at its address set forth elsewhere herein and any of the Paying Agents set forth on the back cover hereof. The definitions of certain terms used in the following summary are set forth under "-- Certain Definitions." References in this "Description of the Exchange Notes" section to "the Company" mean only Hermes Europe Railtel B.V. and not any of its Subsidiaries.

GENERAL

     The Outstanding Dollar Notes have been issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Euro Notes have been issued only in registered form, without coupons, in denominations of Euro 1,000 and integral multiples of Euro 1,000. The Company has initially appointed the Trustee to serve as registrar and principal paying agent under the Dollar Notes Indenture at its offices at 101 Barclay Street, New York, New York 10286 and the Company has initially appointed the Trustee, acting through its London branch, to serve as registrar and paying agent under the Euro Notes Indenture. The registrar, paying agents, and transfer agents (the "Registrar," "Paying Agents" and "Transfer Agents," respectively) are appointed in accordance with the Indentures and initially are as set forth on the inside back cover page hereof. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

     The Notes will be general unsecured obligations of the Company and will rank senior in right of payment to all future indebtedness of the Company that is, by its terms or by the terms of the agreement or instrument governing such Indebtedness, expressly subordinated in right of payment to the Notes and equal in right of payment with each other and with all existing and future unsecured liabilities of the Company that are not so subordinated, including the Company's 11 1/2% Senior Notes due 2007 (the "Existing Notes").

     The Company is a holding company with limited assets and will operate its business through Subsidiaries. Any right of the Company and its creditors, including holders of the Notes, to participate in the assets of any of the Company's Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary. The claims of creditors of the Company, including holders of the Notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of the Company's Subsidiaries. As of September 30, 1998 on a pro forma basis, the

Company would have had total long-term debt of $753.1 million (including the Notes and the Existing Notes), and the Company's Subsidiaries would have had total liabilities of $320.4 million reflected on the Company's balance sheet. The Company and its Subsidiaries may incur other debt in the future, including secured debt.

     The Notes will not be entitled to any security, and will not be entitled to the benefit of any guarantees, except under the circumstances described under "-- Certain Covenants -- Limitation on Issuances of Guarantees by Restricted Subsidiaries."

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

     The Dollar Notes will be limited to $200.0 million aggregate principal amount and will mature on January 15, 2009. The Euro Notes will be limited to E$85.0 million aggregate principal amount and will mature on January 15, 2006. The Notes will be payable in each case at maturity at par, plus accrued and unpaid interest, if any. Cash interest on the Notes will accrue at the rate per annum set forth on the cover page of this Offering Memorandum and will be payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 1999, to the holders of record of Notes (the "Holders") at the close of business on January 1 and July 1, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from January 4, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Luxembourg Stock Exchange will be informed of each change in the interest rate of the Notes on the date of such change. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

     Principal of, and interest on, the Notes will be payable, and the transfer of Notes will be registrable, at the office of the Trustee, and at the offices of the Paying Agents and Transfer Agents, respectively. Where not all of the Notes represented by a Certificated Note are the subject of a transfer, a new Certificated Note in respect of the principal amount of Notes that have not been so transferred will be issued to the transferor and will be available at the office of the Transfer Agent in New York City or at the office of the Transfer Agent in Luxembourg, as applicable. With respect to Dollar Notes, payments of principal and premium, if any, will be made (on presentation of such Notes if in certificates form) at the corporate trust office of the Paying Agent in New York City or, subject to any applicable laws and regulations, at the office of the Paying Agent in Luxembourg by United States dollar check drawn on, or wire transfer to a United States dollar account maintained by the holder with, a bank located in New York City. Payments of any installments of interest on Notes will be made by a United States dollar check drawn on a bank in New York City mailed to the holder at such holder's registered address or (if arrangements satisfactory to the Company and the Paying Agents are made) by wire transfer to a dollar account maintained by the holder with a bank in New York City. With respect to Euro Notes, payments of principal, premium, if any, and interest will be made (in the case of payments of principal, on presentation of such Notes if in certificated form) by credit or transfer to a Euro account maintained by the holder in the place of payment specified by the holder. Holders of Notes who receive payment in any currency other than the Euro must make arrangements at their own expense. For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Company will maintain a Paying Agent and a Transfer Agent in Luxembourg.

     If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day and no interest shall accrue for the intervening period.

     The Company may at any time deliver Notes to the Trustee for cancellation. Subject to the terms of the Indentures, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.

ADDITIONAL AMOUNTS

     All payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within the Netherlands, or within any other jurisdiction in which the Company is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made, (each a "Relevant Taxing Jurisdiction"), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (including Additional Amounts) after such withholding or deduction will equal the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due
(i) but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the Notes or enforcement of rights thereunder or the receipt of payments in respect therefrom; (ii) but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided that the Company has delivered a request to the holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or (iii) if the presentation of Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later. In addition, Additional Amounts will not be payable if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes had been the holder of the Notes and, such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clauses (i) to (iii) inclusive above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the Notes.

     Whenever in the Indentures or in this "Description of the Exchange Notes" there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     Upon request, the Company will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

     The Company will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of The Netherlands, any jurisdiction in which the Company is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a Paying Agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with aspect to the Notes.

OPTIONAL REDEMPTION

  OPTIONAL REDEMPTION OF DOLLAR NOTES

     The Euro Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on or after January 15, 2004, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Dollar Notes, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on January 15 of the years indicated below:

                                                           DOLLAR NOTES
                                                            REDEMPTION
YEAR                                                          PRICE
----                                                       ------------
2004....................................................     105.188%
2005....................................................     103.459%
2006....................................................     101.729%
2007 and thereafter.....................................     100.000%

  OPTIONAL REDEMPTION OF EURO NOTES

     The Dollar Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on or after January 15, 2003, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Euro Notes, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on January 15 of the years indicated below:

                                                            EURO NOTES
                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2003.....................................................    105.188%
2004.....................................................    102.594%
2005.....................................................    100.000%

     The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

  REDEMPTION UPON PUBLIC EQUITY OFFERING OR STRATEGIC EQUITY INVESTMENT

     At any time or from time to time prior to January 15, 2002, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Dollar Notes, the Company may redeem Dollar Notes at a redemption price equal to 110.375% of the principal amount of the Dollar Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments resulting in aggregate gross cash proceeds to the Company of at least $75.0 million; provided, however, that at least two-thirds of the principal amount of Dollar Notes originally issued would remain outstanding immediately after giving effect to any such redemption (excluding any Dollar Notes owned by the Company or any of its Affiliates). At any time or from time to time prior to January 15, 2002, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Euro Notes, the Company may redeem Euro Notes at a redemption price equal to 110.375% of the principal amount of the Euro Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments resulting in aggregate gross cash proceeds to the Company of at least $75.0 million; provided, however, that at least two-thirds of the principal amount of Euro Notes originally issued remain outstanding immediately after giving effect to any such redemption (excluding any Euro Notes owned by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of a Public Equity Offering or Strategic Equity Investment resulting in gross cash proceeds to the Company, when aggregated with all prior Public Equity Offerings and Strategic Equity Investments, of at least $75.0 million. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

  REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

     The Company may, at its option, redeem all (but not less than all) of the Dollar Notes then outstanding and all (but not less than all) of the Euro Notes then outstanding, in each case at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes, any Additional Amounts as a result of change in law (including any regulations promulgated thereunder) or in the interpretation or administration thereof, if such change is announced and becomes effective on or after the Issue Date. Notice of any such redemption must be given within 60 days of the earlier of the announcement and the effectiveness of any such change.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or E$1,000, as applicable, or less shall be redeemed in part; provided, further, however, that if a partial redemption is made pursuant to the provisions described in the second paragraph under "-- Optional Redemption," selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agents in New York and Luxembourg for the Notes funds in satisfaction of the redemption price pursuant to the Indenture governing such Notes.

CHANGE OF CONTROL

     Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of such occurrence in the manner prescribed by the Indentures and shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). The Company's obligations may be satisfied if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of the Indentures applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

     If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders seeking to accept the Offer to Purchase. If the Company fails to purchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default. See
"-- Events of Default" and "-- Risk Factors -- Possible Inability to Purchase Notes Upon a Change of Control."

     If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

          (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders of Equity Interests of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests or in options, warrants or other rights to purchase Qualified Equity Interests);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

          (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by any Restricted Subsidiary); or

          (iv) make any Investment (other than Permitted Investments)

     (any of the foregoing, a "Restricted Payment"), unless

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness under the first paragraph of "-- Limitation on Incurrence of Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made on or after the Issue Date (excluding any Restricted Payment described in clauses (ii),
     (iii) or (iv) of the next paragraph) does not exceed an amount equal to the sum of the following (the "Basket"):

             (1) (x) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment less (y) 150% of cumulative Consolidated Interest Expense determined for the period (treated as one accounting period) commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is required to be available, plus

             (2) the aggregate net cash proceeds received by the Company either
        (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary) of Qualified Equity Interests after the Issue Date (other than any issuance and sale of Qualified Equity Interests (A) financed, directly or indirectly, using funds (I) borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid or (II) contributed, extended, guaranteed or advanced by the Company or any Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan) or (B) the proceeds of which are used to effect any transaction permitted by clauses (ii), (iii) or (iv) of the next paragraph), plus

             (3) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

             (4) in the case of the disposition or repayment of any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Operating Cash Flow) equal to the lesser of: (x) the return of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

             (5) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "-- Designation of Unrestricted Subsidiaries," the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value, over
        (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation), minus

             (6) with respect to each Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "-- Designation of Unrestricted Subsidiaries," the greater of (x) $0 and (y) the Designation Amount thereof (measured as of the Date of Designation).

     The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indentures; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (A) common equity capital contribution to the Company from any Person (other than a Subsidiary) or (B) issue and sale (other than to a Subsidiary) of, Qualified Equity Interests; (iii) any Investment to the extent that the consideration therefor consists of the net proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of Qualified Equity Interests; (iv) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of, (x) Qualified Equity Interests or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the Maturity Date; or (v) any Investment in any Person principally engaged in a Telecommunications Business; provided, however, that Investments pursuant to this clause (v) shall not exceed $25.0 million in the aggregate at any time outstanding; provided, further, however, that in the case of each of clauses (ii), (iii), (iv) and (v), no Default shall have occurred and be continuing or would arise therefrom.

     Limitation on Incurrence of Indebtedness. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if, at the time of such Incurrence, the Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0.

          (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following, each of which shall be given independent effect:

             (i) the Notes and the Exchange Notes, and Permitted Refinancings thereof;

             (ii) Indebtedness of the Company or any Restricted Subsidiary to the extent outstanding on the date of the Indentures, and Permitted Refinancings thereof;

             (iii) Indebtedness of the Company or Qualified Subsidiary Indebtedness, in each case, to the extent that the proceeds of or credit support provided by such Indebtedness is used to finance the cost (including the cost of design, development, construction, installation or integration) of network assets, equipment or inventory acquired by the Company or a Restricted Subsidiary after the Issue Date, and Permitted Refinancings thereof;

             (iv) (1) Indebtedness of the Company or Qualified Subsidiary Indebtedness, in each case, to the extent that the proceeds of or credit support provided by such Indebtedness is used to finance a Telecommunications Acquisition, or working capital for, or to finance the construction of, the business or network acquired and (2) Acquired Indebtedness, and, in each case, Permitted Refinancings thereof, but in each case only to the extent that (x) the aggregate amount of Indebtedness outstanding of the Company and the Restricted Subsidiaries after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom does not exceed the product of 2.0 and the Share Capital of the Company at the date of Incurrence of such Indebtedness or (y) the aggregate amount of such Indebtedness or Acquired Indebtedness, together with all Indebtedness of the Person, if any, that is to become a Restricted Subsidiary or be merged or consolidated with or into the Company or any Restricted Subsidiary in the contemplated transaction outstanding at the time of such transaction (whether or not Incurred in connection with, or in contemplation of, such transaction), does not exceed the net sum of the plant, property and equipment set forth on the Latest Balance Sheet of such Person;

             (v) (1) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (v) shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (v) to any Person other than the Company or any Restricted Subsidiary or (y) any Restricted Subsidiary that holds Indebtedness of the Company or another Restricted Subsidiary ceasing to be a Restricted Subsidiary;

             (vi) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary relating to Indebtedness of the Company or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

             (vii) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements to the extent relating to (x) Indebtedness of the Company or such Restricted Subsidiary, as the case may be, and/or
        (y) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

             (viii) Indebtedness of the Company and/or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the construction or operation of a Telecommunications Business; and

             (ix) in addition to the items referred to in clauses (i) through
        (viii) above, Indebtedness of the Company or Qualified Subsidiary Indebtedness in an aggregate amount not to exceed $15.0 million at any time outstanding.

          (c) For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of "-- Limitation on Issuances of Guarantees by Restricted Subsidiaries."

          (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be Incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion, may, at the time of such Incurrence, (i) classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) elect to comply with such paragraphs (or definitions), as applicable, in any order.

     Limitation on Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
(x) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (y) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (z) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

     The foregoing shall not prohibit (a) any encumbrance or restriction existing under or by reason of any agreement in effect on the Issue Date, as any such agreement is in effect on such date or as thereafter amended or supplemented but only if such encumbrance or restriction is no more restrictive than in the agreement being amended; (b) customary provisions contained in an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that (x) such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets and (y) such sale or disposition is made in accordance with "-- Limitation on Asset Sales"; (c) any encumbrance or restriction existing under or by reason of applicable law; (d) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary; (e) covenants in purchase money obligations for property acquired in the ordinary course of business restricting transfer of such property; (f) covenants in security agreements securing Indebtedness of a Restricted Subsidiary (to the extent that such Liens were otherwise incurred in accordance with "-- Limitation on Liens") that restrict the transfer of property subject to such agreements; (g) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition, which encumbrance or restriction (x) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person so acquired, and (y) is not incurred in connection with or in contemplation of such acquisition; or (h) contained in any agreement entered into after the Issue Date, so long as such encumbrance or restriction is not materially more disadvantageous to the Holders than the encumbrances and restrictions in existence at the Issue Date.

     Designation of Unrestricted Subsidiaries. (a) The Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indentures (a "Designation") only if:

          (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (ii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

     All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

     The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, at any time (x) provide credit support for, subject any of its properties or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be liable for any Indebtedness of any Unrestricted Subsidiary or (z) be liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

     (b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

          (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indentures; and

          (iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by "-- Limitation on Transactions with Affiliates" as if such transaction (or series of related transactions) had occurred at the time of such Revocation (after giving effect to any modification to such transaction (or series of related transactions) effective at such time).

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien (other than any Permitted Lien) of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds, income or profits therefrom, unless contemporaneously therewith or prior thereto, (i) in the case of any Lien securing an obligation that ranks pari passu with the Notes, effective provision is made to secure the Notes equally and ratably with or prior to such obligation with a Lien on the same collateral and (ii) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes, effective provision is made to secure the Notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

     Limitation on Asset Sales. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (x) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (y) at least 75% of such consideration consists of (i) cash or Cash Equivalents, (ii) Replacement Assets, (iii) publicly traded Equity Interests of a Person who is engaged primarily in a Telecommunications Business; provided, however, that the Company or such Restricted Subsidiary shall sell (a "Monetization Sale"), for cash or Cash Equivalents, such Equity Interests to a third Person (other than to the Company or a Subsidiary thereof) at a price not less than the Fair Market Value thereof within 365 days of the consummation of such Asset Sale, or (iv) any combination of the foregoing clauses (i) through (iii). The amount of any (x) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or such Restricted Subsidiary and
(y) notes or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 365 days of the related Asset Sale) by the Company or any Restricted Subsidiary into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or such

Restricted Subsidiary. Any Net Cash Proceeds from any Asset Sale or any Monetization Sale that are not invested in Replacement Assets or used to repay and permanently reduce the commitments under Indebtedness of any Restricted Subsidiary within 365 days of the consummation of such Asset Sale or Monetization Sale shall constitute "Excess Proceeds" subject to disposition as provided below.

     Within 40 days after the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall make an Offer to Purchase, from all Holders on a pro rata basis, that aggregate principal amount of Notes as can be purchased with the Note Portion of Excess Proceeds at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to any purchase date. To the extent that the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Notes that can be purchased with the Note Portion of Excess Proceeds, Notes to be purchased will be selected pro rata based on the aggregate principal amount of Notes tendered by each Holder. Upon completion of an Offer to Purchase, the amount of Excess Proceeds with respect to the applicable Asset Sale or Monetization Sale shall be reset to zero.

     In the event that any other Indebtedness of the Company that ranks pari passu with the Notes (the "Other Debt") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds otherwise required to be applied to an Offer to Purchase to offer to purchase such Other Debt and to an Offer to Purchase so long as the amount of such Excess Proceeds applied to purchase the Notes is not less than the Note Portion of Excess Proceeds. With respect to any Excess Proceeds, the Company shall make the Offer to Purchase in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the Purchase Date in respect thereof shall be the same as the purchase date in respect thereof pursuant to any Other Debt.

     For purposes of this covenant, "Note Portion of Excess Proceeds" means (1) if no Other Debt is being offered to be purchased, the amount of the Excess Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the Excess Proceeds equal to the product of (x) the Excess Proceeds and (y) a fraction the numerator of which is the aggregate amount of all Notes tendered pursuant to the Offer to Purchase related to such Excess Proceeds (the "Note Amount") and the denominator of which is the sum of the Note Amount and the aggregate amount as of the relevant purchase date of all Other Debt tendered and purchased pursuant to a concurrent offer to purchase such Other Debt made at the time of such Offer to Purchase.

     In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, any holder of 5% or more of any class of Equity Interests or any officer, director or employee of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than could reasonably be obtained at such time in a comparable transaction with an unaffiliated third party. For any such transaction that involves value in excess of $5.0 million, the Company shall deliver to the Trustee an Officers' Certificate stating that a majority of the Disinterested Directors has determined that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution delivered to the Trustee. For any such transaction that involves value in excess of $12.5 million, the Company shall also obtain a written opinion from an Independent Financial

Advisor to the effect that such transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder); (iii) transactions pursuant to agreements in effect on the Issue Date, as such agreements are in effect on the Issue Date or as thereafter amended or supplemented in a manner not adverse to the Holders; (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; (v) any transaction between the Company or any Restricted Subsidiary, on the one hand, and any Affiliate of the Company engaged primarily in a Telecommunications Business, on the other hand, (x) in the ordinary course of business and consistent with commercially reasonable practices or (y) approved by a majority of the Disinterested Directors; (vi) any payment pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; provided that such payment is not greater than that which the Company would be required to pay as a stand-alone taxpayer; (vii) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof; and (viii) payment of dividends in respect of Equity Interests of the Company or any Restricted Subsidiary permitted under the covenant described under "-- Limitation on Restricted Payments."

     Limitation on Issuances of Guarantees by Restricted Subsidiaries. The Company shall not cause or permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to each Indenture pursuant to which such Restricted Subsidiary guarantees (a "Subsidiary Guarantee") all of the Company's obligations under the applicable Notes and such Indenture and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passuwith, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Equity Interests of the Company or any Restricted Subsidiary in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is made in accordance with the Indentures) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company shall not sell, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Equity Interests of a Restricted Subsidiary, except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or (iii) in the case of issuance of Equity Interests by a non-Wholly Owned Restricted Subsidiary if, after giving effect to such issuance, the Company maintains its direct or indirect percentage of beneficial and economic ownership of such non-Wholly Owned Restricted Subsidiary.

     Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other Person, and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person or Persons (other than any Restricted Subsidiary), in each case, in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of The Netherlands, the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture to each Indenture, the due and punctual payment of the principal of and interest on the applicable Notes and the performance and observance of every covenant of such Indenture and the applicable Registration Rights Agreement to be performed or observed on the part of the Company; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, the Surviving Person (as the Company) could Incur at least $1.00 of additional Indebtedness under the first paragraph of "-- Limitation on Incurrence of Indebtedness."

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Indentures and the Registration Rights Agreements pursuant to supplemental indentures, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its Obligations under the Notes, the Indentures and the Registration Rights Agreements.

     Provision of Financial Information. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required; provided, however, that until the Company is subject to Section 13(a) or Section 15(d) of the Exchange Act or any successor provisions thereto, the Required Filing Dates for such quarterly reports shall be 75 days following the end of the applicable fiscal quarter. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC but subject to the proviso in the previous sentence) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

EVENTS OF DEFAULT

     The occurrence of any of the following will be defined as an "Event of Default" under the Indentures: (a) failure to pay principal of any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days or more; (c) failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase; (d) failure to perform or comply with any of the provisions described under "-- Certain
Covenants -- Merger, Sale of Assets, etc."; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indentures or in the Notes continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Dollar Notes or 25% in aggregate principal amount of the outstanding Euro Notes, as the case may be; (f) there shall be, with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (x) an event of default that has caused the holders thereof (or their representative) (I) to declare such Indebtedness to be due and payable prior to its scheduled maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days following such acceleration and/or (II) to commence judicial proceeding to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and/or (y) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default;
(g) the rendering of a final judgment or judgments against the Company or any Restricted Subsidiary in an amount of $10.0 million or more which remains undischarged or unstayed for a period of 60 consecutive days; or (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Subsidiary.

     If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Dollar Notes or 25% in aggregate principal amount of the outstanding Euro Notes, as the case may be, by notice in writing to the Company may declare the unpaid principal of and accrued interest to the date of acceleration on all such outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest, notwithstanding anything contained in such Notes or the Indenture governing such Notes to the contrary, will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture governing such Notes. If an Event or Default specified in clause
(h) of the preceding paragraph with respect to the Company occurs under the Indentures, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indentures provide that the Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "-- Certain Covenants -- Merger, Sale of Assets, etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee (i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Dollar Notes outstanding or 25% in aggregate principal amount of the outstanding Euro Notes, as the case may be,
(ii) shall have been offered indemnity reasonably satisfactory to it and (iii) shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Dollar Notes or Euro Notes, as the case may be, a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (b) of the first paragraph of this "-- Events of Default" section).

     The Company will be required to furnish to the Trustee after the end of each fiscal year a statement as to the performance by it of certain of its obligations under the Indentures and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURES; DEFEASANCE

     The Company may terminate its substantive obligations in respect of the Dollar Notes or the Euro Notes by delivering all such outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all such Notes or otherwise. In addition to the foregoing, the Company may terminate the applicability of the covenants under "-- Certain Covenants" and "-- Change of Control" or any Event of Default under clause (e) of "-- Events of Default" by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on such Notes at maturity or upon earlier redemption;
(ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the United States Investment Company Act of 1940, as amended (the "Investment Act"); and (iv) complying with certain other requirements set forth in the Indentures. In addition, the Company may, provided that no Default has occurred and is continuing or would arise therefrom (or, with respect to a Default specified in clause (h) of "-- Events of Default," occurs at any time on or prior to the 91st calendar day after the date of the deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indentures, terminate all of its substantive obligations in respect of the Dollar Notes or the Euro Notes (including its obligations to pay the principal of and interest on such Notes) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes at maturity or upon earlier redemption; (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the Indentures, to such effect; (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, such Trustee or the relevant trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Act; and (iv) complying with certain other requirements set forth in the Indentures.

MODIFICATION AND WAIVER

     Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes to which such Indenture applies (including consents obtained in connection with a tender offer or exchange offer for such Notes); provided, however, that no such modification or amendment to either Indenture may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the maturity of the principal of any such Note; (b) alter the optional redemption or repurchase provisions of any such Note or such Indenture in a manner adverse to the Holders of such Notes; (c) reduce the principal amount of any such Note; (d) reduce the rate of or extend the time for payment of interest on any such Note; (e) change the place or currency of payment of principal of or interest on any such Note; (f) modify any provisions of such Indenture relating to the waiver of past defaults (other than to add sections of such Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note in respect thereof or the modification and amendment provisions of such Indenture and such Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (g) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of such Indenture or the Notes or for waiver of any Default in respect thereof; (h) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Note (except a rescission of acceleration of the relevant Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (i) modify the ranking or priority of any such Note; (j) modify the provisions of any covenant (or the related definitions) in such Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the Holders of Notes affected thereby.

     The Holders of a majority in aggregate principal amount of the outstanding Dollar Notes or Euro Notes, as the case may be, on behalf of all Holders thereof, may waive compliance by the Company with certain restrictive provisions of the Indenture governing such Notes. Subject to certain rights of the Trustee as provided in the Indentures, the Holders of a majority in aggregate principal amount of the Dollar Notes or Euro Notes, as the case may be, on behalf of all Holders thereof, may waive any past default under the Indenture governing such Notes (including any such waiver obtained in connection with a tender offer or exchange offer for such Notes), except a default in the payment of principal or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under such Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

GOVERNING LAW

     The Indentures and the Notes are governed by the laws of the State of New York without regard to principles of conflicts of laws. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

THE TRUSTEE

     Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of a Default under either Indenture, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as the Notes or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indentures or in the Trust Indenture Act), it must eliminate such conflict or resign.

LISTING

     Application will be made to list the Exchange Notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the Exchange Notes and the Articles of Association of the Company will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Exchange Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Notes will be maintained in Luxembourg. The Company has initially designated Banque Internationale a Luxembourg S.A. as its agent for such purposes.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary; provided, however, that such Indebtedness was not Incurred in connection with, or in contemplation of, such Acquisition, such Person becoming a Restricted Subsidiary or such merger or consolidation.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Additional Interest" has the meaning provided in Section 4(a) of each Registration Rights Agreement.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary; (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary; (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "-- Certain Covenants -- Merger, Sale of Assets, etc." and the creation of any Lien not prohibited by "-- Certain Covenants -- Limitation on Liens"; provided, however, that any transaction consummated in compliance with "-- Certain Covenants -- Merger, Sale of Assets, etc." involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company and the Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; and (c) any transaction consummated in compliance with "-- Certain Covenants -- Limitation on Restricted Payments." In addition, solely for purposes of "-- Certain Covenants -- Limitation on Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million in any fiscal year shall be deemed not to be an Asset Sale.

     "Basket" has the meaning set forth in "-- Certain Covenants -- Limitation on Restricted Payments."

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person (or comparable governing body), or any authorized committee of that Board (it being understood that the Board of Directors of the Company shall be its Board of Supervisory Directors).

     "Business Day" means a day (other than a Saturday or Sunday) on which the Depository and banks in the place of payment are open for business.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and
(c) entered into with any financial institution meeting the qualifications specified in clause (c) above; and (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within six months after the date of acquisition.

     "Change of Control" shall mean the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (a) any Person or group, excluding Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of Voting Equity Interests representing 35% or more of the total voting power of the Voting Equity Interests of the Company at a time when the Permitted Holders together (x) own Voting Equity Interests representing a lesser percentage of the total voting power of the Voting Equity Interests of the Company, than such Person or group (for purposes of determining the percentage of the Voting Equity Interests of such Person or group, the holdings of the Permitted Holders who are part of such Person or group shall not be counted in the Voting Equity Interests of such Person or group) or (y) do not hold the power to elect a majority of the members of the Board of Directors of the Company; (b) any Person or group is or becomes the beneficial owner, directly or indirectly, of Voting Equity Interests representing 50% or more of the total voting power of the Voting Equity Interests of GTS or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors of GTS; (c) the Company consolidates with, or merges with or into, another Person or the Company or one or more Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Wholly Owned Restricted Subsidiary), or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Person or Persons that "beneficially owned," directly or indirectly, a majority of the total voting power of the Voting Equity Interests of the Company immediately prior to such transaction, "beneficially own," directly or indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the surviving or transferee Person; (d) GTS consolidates with, or merges with or into, another Person or GTS or one or more of its Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of GTS and its Subsidiaries, taken as a whole, to any Person (other than a wholly owned Subsidiary of GTS), or any Person consolidates with, or merges with or into, GTS, in any such event other than pursuant to a transaction in which the Person or Persons that "beneficially owned," directly or indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of GTS immediately prior to such transaction, "beneficially own," directly or indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the surviving or transferee Person; (e) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of Directors of the Company then in office; (f) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of GTS (together with any new directors whose election by the Board of Directors of GTS or whose nomination for election by the stockholders of GTS was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of GTS then in office; or (g) there shall occur the liquidation or dissolution of the Company or GTS. For purposes of this definition, (I) "group" has the meaning under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and
(II) "beneficial ownership" has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise.

     "Change of Control Date" has the meaning set forth under "-- Change of Control."

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by the Company or any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) other than for purposes of calculating the Basket, all extraordinary gains or losses for such period, (b) other than for purposes of calculating the Basket, all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (c) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (f) of this definition);

(d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Restricted Subsidiary) for such period, except to the extent the Company's allocable portion of such Person's net income for such period is actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause
(f) of this definition); (e) the net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (f) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its Equity Interest holders.

     "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period; and (c) depreciation, amortization and any other non-cash items for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

     "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Currency Agreement" shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, which may include the use of derivatives, designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Debt to Annualized Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) two times the Consolidated Operating Cash Flow for the latest two fiscal quarters for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash
Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner
(x) acquired (through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Restricted Subsidiary).

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designation" has the meaning set forth in "-- Certain
Covenants -- Designation of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth in "-- Certain Covenants -- Designation of Unrestricted Subsidiaries."

     "Disinterested Director" means a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to the transaction being considered.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change in control occurring prior to the Maturity Date shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than the provisions described under "-- Change of Control" and such Equity Interests specifically provide that the Company will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's repurchase of Notes as are required to be repurchased pursuant to the provisions described under "-- Change of Control."

     "Dollar Equivalent" shall mean, with respect to a monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such other currency involved in such computation into U.S. dollars at the rate for the purchase of U.S. dollars with the applicable currency as set forth in the Key Currency Cross Rates table of The Wall Street Journal (or a successor table) on the date that is two Business Days prior to such determination.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Existing Notes" means the Company's 11 1/2% Senior Notes due 2007.

     "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase."

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, which determination shall be evidenced by a resolution of such Board delivered to the Trustee.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "GTS" means Global TeleSystems Group, Inc., a Delaware corporation, and its successors.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be Incurred at such time.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all Refinancing of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Person; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents;
(iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and (iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Preferred Equity Interests of any Restricted Subsidiary.

     "Independent Financial Advisor" means a recognized, accounting, appraisal, investment banking firm or consultant with experience in a Telecommunications Business (i) which does not, and whose directors, officers and employees or Affiliates do not, have a material direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

     "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. "Investments" shall exclude extensions of trade credit in the ordinary course of business in accordance with normal trade practices.

     "Issue Date" means the original issue date of the Notes.

     "Latest Balance Sheet" means, of any Person, the latest consolidated balance sheet of such Person reported on by a recognized firm of independent accountants without qualification as to scope.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Maturity Date" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

     "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

     "Obligations" means any principal, interest (including, without limitation, post-petition interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" has the meaning set forth in the definition of "Offer to Purchase."

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Dollar Notes or the Euro Notes, as the case may be, on the date of the Offer offering to purchase up to the principal amount of such Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture governing such Notes). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 90 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of such Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Indenture governing such Notes pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the outstanding Dollar Notes or Euro Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Dollar Notes accepted for payment or for each Euro 1,000 aggregate principal amount of Euro Notes accepted for payment (as specified pursuant to the applicable Indenture) (the "Purchase Price");

          (5) that the holder may tender all or any portion of Dollar Notes or Euro Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 aggregate principal amount or Euro 1,000 aggregate principal amount, as the case may be;

          (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 aggregate principal amount or Euro 1,000 aggregate principal amount, as the case may be, or integral multiples thereof shall be purchased); and

          (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new

     Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Permitted Holders" means GTS or any of its Affiliates.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $3,000,000 in the aggregate at any one time outstanding; (d) Interest Rate Protection Obligations and Currency Agreements permitted under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "-- Certain Covenants -- Limitation on Asset Sales"; (f) transactions with officers, directors and employees of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such director or employee) and consistent with past business practices; (g) Investments made in the ordinary course of business and on ordinary business terms as partial payment for constructing a network relating principally to a Telecommunications Business; (h) Investments in any Restricted Subsidiary; (i) intercompany Indebtedness to the extent permitted under paragraph (b)(v) of "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; (j) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (x) such other Person becomes a Restricted Subsidiary or (y) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; and (k) Investments in evidences of Indebtedness, securities or other property received from another Person by the Company or any Restricted Subsidiary in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such Person held by the Company or any Restricted Subsidiary, or for other liabilities or obligations of such other Person to the Company or any Restricted Subsidiary that were created in accordance with the terms of the Indenture.

     "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;
(b) Liens existing on the Issue Date; (c) Liens securing Indebtedness consisting of Capitalized Lease Obligations, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or any Restricted Subsidiary, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the Incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or any Restricted Subsidiary (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (d) Liens to secure any Refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (e) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (f) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; (g) Liens on any property or assets of a Restricted Subsidiary granted in favor of and held by the Company or any Restricted Subsidiary; (h) Liens on any property or assets of the Company or any Restricted Subsidiary securing on a pari passu basis all of the Notes; (i) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (j) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (k) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money); (l) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business; (m) Liens arising by reason of judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (n) Liens securing Qualified Subsidiary Indebtedness to the extent permitted to be Incurred under "-- Certain
Covenants -- Limitation on Incurrence of Indebtedness"; (o) Liens securing Indebtedness under Interest Rate Protection Obligations or Indebtedness under Currency Agreements to the extent permitted to be Incurred under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; and (p) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

     "Permitted Refinancing" means, with respect to any Indebtedness, Indebtedness to the extent representing a Refinancing of such Indebtedness; provided, however, that (1) the Refinancing Indebtedness shall not exceed the sum of the amount of the Indebtedness being Refinanced, plus the amount of accrued interest or dividends thereon, the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and reasonable fees and expenses incurred in connection therewith; (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and shall not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or any Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary) upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "-- Change of Control"; (3) Indebtedness that ranks pari passu with the Notes may be Refinanced only with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes, and Indebtedness that is subordinated in right of payment to the Notes may be Refinanced only with Indebtedness that is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced; and (4) the Refinancing Indebtedness shall be Incurred by the obligor on the Indebtedness being Refinanced or by the Company.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

     "Public Equity Offering" means an underwritten public offering of common Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

     "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase."

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase."

     "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase."

     "Qualified Equity Interest" means any Equity Interest of the Company other than any Disqualified Equity Interest.

     "Qualified Subsidiary Indebtedness" means (i) Indebtedness of Restricted Subsidiaries under one or more senior credit agreements, senior loan agreements or similar senior facilities, secured or unsecured, entered into from time to time, including any related notes, guarantees collateral documents, instruments and agreements executed in connection therewith or (ii) Indebtedness of Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million in the aggregate at any time outstanding.

     "Refinance" means refinance, renew, extend, replace, defease or refund; and "Refinancing" and "Refinanced" have correlative meanings.

     "Replacement Assets" means (x) properties and assets (other than cash or any Equity Interests or other security) that will be used in a Telecommunications Business of the Company and the Restricted Subsidiaries or
(y) Equity Interests of any Person engaged primarily in a Telecommunications Business, which Person will become on the date of acquisition thereof a Restricted Subsidiary as a result of the Company's acquiring such Equity Interests.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "-- Certain Covenants -- Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "SEC" means the Securities and Exchange Commission.

     "Share Capital" shall mean, at any time of determination, the stated capital of the Equity Interests (other than Disqualified Stock) and additional paid-in capital of the Company at such time, all as determined in accordance with GAAP.

     "Significant Restricted Subsidiary" means, at any date of determination,
(a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "-- Events of Default" has occurred and is continuing, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

     "Stated Maturity", when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Strategic Equity Investments" means the issuance and sale of Qualified Equity Interests to a Person that has an equity market capitalization, a net asset value or annual revenues of at least $1.5 billion and owns and operates business primarily in a Telecommunications Business.

     "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Tax" shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

     "Taxing Authority" shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

     "Telecommunications Acquisition" means an Acquisition of properties or assets to be used in a Telecommunications Business or of the Equity Interests of any Person that becomes a Restricted Subsidiary; provided, however, that such Person's properties and assets shall consist principally of properties or assets that will be used in a Telecommunications Business.

     "Telecommunications Business" means any business owning, constructing, financing and operating a telephone and/or communications system located entirely in countries located in Western and Central Europe, or any business reasonably related thereto, including, without limitation, any business conducted by the Company or any Restricted Subsidiary on the Issue Date.

     "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries, on a consolidated basis, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

     "U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "-- Certain Covenants -- Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

EXCHANGE OFFER; REGISTRATION RIGHTS; ADDITIONAL INTEREST

  EXCHANGE OFFER

     Holders of Exchange Notes are not entitled to any registration rights with respect to the Exchange Notes. The Company has agreed to file with the Commission on or before the Filing Date (as defined below), offers to exchange (the "Exchange Offer") any and all of the Registrable Securities (as defined below) for a like aggregate principal amount of senior debt securities of the Company which are identical to the Outstanding

Dollar Notes and the Outstanding Euro Notes (the "Exchange Securities") (and which are entitled to the benefits of the Indenture governing such notes or a trust indenture which is substantially identical to such Indenture (other than such changes as are necessary to comply with any requirements of the Commission to effect or maintain the qualification of such trust indenture under the Trust Indenture Act (the "TIA")) and which has been qualified under the TIA), except that the Exchange Securities shall have been registered pursuant to an effective Registration Statement under the Securities Act and shall contain no restrictive legend thereon. The Exchange Offer will be registered under the Securities Act on the appropriate form (the "Exchange Offer Registration Statement") and will comply with all applicable tender offer rules and regulations under the Exchange Act. The Company agrees to use its reasonable best efforts to (i) cause the Exchange Offer Registration Statement to become effective and commence the Exchange Offer on or prior to the Effectiveness Date (as defined below), (ii) keep the Exchange Offer open for 30 days (or longer if required by applicable law) (the last day of such period, the "Expiration Date") and (iii) exchange Exchange Securities for all Outstanding Notes validly tendered and not withdrawn pursuant to the Exchange Offer on or prior to the fifth day following the Expiration Date. The Company will provide written notice of the terms and effectiveness of the Exchange Offer Registration Statement as well as the results of the Exchange Offer and will cause a copy of any such notices to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). In addition, the Company will notify the Luxembourg Stock Exchange of the results of the Exchange Offer.

     The Company shall use its reasonable best efforts to keep both of the Exchange Offer Registration Statement effective and to amend and supplement the prospectuses contained therein in order to permit such prospectuses to be lawfully delivered by all persons subject to the prospectuses delivery requirements of the Securities Act for at least 180 days (or such shorter time as such persons must comply with such requirements in order to resell the Exchange Securities) (the "Applicable Period").

     If, (i) because of any change in law or in currently prevailing interpretations of the Staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the Effectiveness Date, (iii) the Exchange Offer is not, for any reason, consummated on or prior to the 165th day after the original issue date (January 4, 1999) of the Outstanding Notes, (iv) any Holder of Private Exchange Securities (as defined in the Registration Rights Agreements) so requests, (v) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Securities on the date of the exchange that may be sold without restriction under state and federal securities laws, or (vi) any Initial Purchaser or any affiliate (as defined under the Securities Act) is required to deliver a prospectus in connection with sales of Outstanding Notes (the occurrence of any such event, a "Shelf Registration Event"), then, in the case of each of clauses (i) to and including (v) of this sentence, the Company shall promptly deliver to the Holders of such Outstanding Notes and the Trustee notice thereof and shall thereafter file an Initial Shelf Registration Statement pursuant to the terms of the applicable Registration Rights Agreement.

     Application will be made to list the Exchange Securities on the Luxembourg Stock Exchange and the Company intends to comply with the rules and regulations of the Luxembourg Stock Exchange in connection therewith. The Exchange Offer Registration Statement and all other documents relating to the Exchange Offer will be made available at the Exchange Agent in New York and London. Holders of Outstanding Notes will be able to participate fully in the Exchange Offer through the Exchange Agent in New York and London. The Luxembourg Stock Exchange will be notified in the case of any increase in the rate of interest on the Outstanding Notes, and a notice regarding any increase in the rate of interest on the Outstanding Notes will be published in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

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

  SHELF REGISTRATION

     If a Shelf Registration Event with respect to the Outstanding Notes has occurred (and whether or not an Exchange Offer Registration Statement with respect to such Outstanding Notes has been filed with the Commission or has become effective, or the Exchange Offer with respect to such Outstanding Notes has been consummated), then:

          Initial Shelf Registration Statement. The Company shall promptly prepare and file with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Securities affected thereby (an "Initial Shelf Registration Statement"). The Company shall file with the Commission such Initial Shelf Registration Statement on or prior to the applicable Filing Date. The applicable Initial Shelf Registration Statement shall be on Form S-1 or another appropriate form if available, permitting registration of such Registrable Securities for resale by such holders in the manner designated by them (including, without limitation, in one or more underwritten offerings). The Company shall not permit any securities other than the Registrable Securities to be included in the applicable Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement. The Company shall use its reasonable best efforts to cause such Initial Shelf Registration Statement to be declared effective under the Securities Act on or prior to the Effectiveness Date, and to keep such Initial Shelf Registration Statement continuously effective under the Securities Act for so long as any Outstanding Notes are outstanding and any Initial Purchasers or any affiliate thereof (as defined under the Securities Act) is required to deliver a prospectus in connection with sales of Outstanding Notes (such period, the "Effectiveness Period").

          Subsequent Shelf Registration Statements. If any Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event the Company shall within 45 days of such cessation of effectiveness amend such Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" Registration Statement pursuant to Rule 415 covering all of the Registrable Securities (a "Subsequent Shelf Registration Statement"). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to cause such Subsequent Shelf Registration Statement to be declared effective as soon as reasonably practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period. As used herein the term "Shelf Registration Statement" means any Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement.

          Supplements and Amendments. The Company shall promptly supplement and amend a Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or if reasonably requested by the Holders of a majority in aggregate principal amount of the Registrable Securities covered by such Registration Statement or by any underwriter of such Registrable Securities.

  ADDITIONAL INTEREST

     The Company agrees to pay, as liquidated damages, additional interest on the Outstanding Notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which shall be given independent effect):

          (i) if either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement with respect to such Outstanding Notes has not been filed on or prior to the Filing Date (unless, with respect to the Exchange Offer Registration Statement, a Shelf Registration Event described in clause (i) of the third paragraph under "-- Exchange Offer" above shall have occurred prior to the Filing Date), Additional Interest shall accrue on such Outstanding Notes over and above the stated interest on the principal at a rate equal to 50 basis points for the first 90 days (or any part thereof), immediately following such date, such Additional Interest increasing by an additional 50 basis points for each subsequent 90-day period (or any part thereof);

          (ii) if either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement with respect to such Outstanding Notes is not declared effective by the Commission on or prior to the Effectiveness Date (unless, with respect to the Exchange Offer Registration Statement, a Shelf Registration Event described in clause (i) of the third paragraph under "-- Exchange Offer" above shall have occurred), Additional Interest shall accrue on the Outstanding Notes included or which should have been included in such Registration Statement over and above the stated interest on the principal at a rate equal to 50 basis points for the first 90 days (or any part thereof), immediately following the day after such date, such Additional Interest increasing by an additional 50 basis points for each subsequent 90-day period (or any part thereof); and

          (iii) if (A) the Company has not exchanged Exchange Securities for all Outstanding Notes validly tendered and not withdrawn in accordance with the terms of the Exchange Offer with respect to such notes on or prior to the fifth day after the Expiration Date, or (B) the Exchange Offer Registration Statement with respect to such notes ceases to be effective at any time prior to the Expiration Date, or (C) if applicable, any Shelf Registration Statement with respect to such notes has been declared effective and such Shelf Registration Statement ceases to be effective at any time during the Effectiveness Period, then Additional Interest shall accrue on such Outstanding Notes (over and above any interest otherwise payable on principal of the Outstanding Notes) in an amount equal to 50 basis points for the first 90 days (or any part thereof) commencing on the (x) sixth day after the Expiration Date, in the case of (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective in the case of
     (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest increasing by an additional 50 basis points at the beginning of each such subsequent 90-day period (or any part thereof); provided, however, that the Additional Interest rate on the Outstanding Notes may not exceed at any one time in the aggregate 150 basis points, provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement with respect to the notes as required hereunder (in the case of clause (i) of this paragraph), (2) upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement as required hereunder with respect to Dollar Notes or Euro Notes (in the case of clause (ii) of this paragraph) or (3) upon the exchange of Exchange Securities for all Outstanding Notes validly tendered and not withdrawn (in the case of clause (iii)(A) of this paragraph), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of (iii)(B) of this paragraph), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of (iii)(C) of paragraph), Additional Interest on the Outstanding Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue (but any accrued amount shall be payable).

  DEFINITIONS

     As used in this section, the following terms shall have the following meanings:

     Effectiveness Date: The 135th day after the original issue date of the Outstanding Notes; provided, however, that, with respect to either Initial Shelf Registration Statement, (i) if the Filing Date in respect thereof is fewer than 60 days prior to the 135th day after the Closing Date, then the Effectiveness Date in respect thereof shall be the 60th day after such Filing Date and (ii) if the Filing Date is after the filing of the Exchange Offer Registration Statement with the Commission, then the Effectiveness Date in respect thereof shall be the 60th day after such Filing Date.

     Filing Date: The 90th day after the original issue date of the Outstanding Notes; provided, however, that, with respect to either Initial Shelf Registration Statement, (i) if a Shelf Registration Event shall have occurred fewer than 30 days prior to the 90th day after the Closing Date, then the Filing Date in respect thereof shall be the 30th day after such Shelf Registration Event and (ii) if a Shelf Registration Event shall have occurred after the filing of the Exchange Offer Registration Statement with the Commission, then the Filing Date in respect thereof shall be the 30th day after such Shelf Registration Event.

     Registrable Securities: The Outstanding Notes upon original issuance thereof and at all times subsequent thereto, each Exchange Security as to which clause (v) of the third paragraph under "-- Exchange Offer" above is applicable upon original issuance and at all times subsequent thereto and, if issued, the Private Exchange Securities, until in the case of any such Outstanding Notes, Exchange Securities or Private Exchange Securities as the case may be, (i) a Registration Statement (other than, with respect to any Exchange Security as to which clause (v) of the third paragraph under "-- Exchange Offer" above is applicable, the Exchange Offer Registration Statement) covering such Outstanding Notes, Exchange Securities or Private Exchange Securities has been declared effective by the Commission and such Outstanding Notes, Exchange Securities or Private Exchange Securities, as the case may be, have been disposed of in accordance with such effective Registration Statement, (ii) such Outstanding Notes, Exchange Securities or Private Exchange Securities, as the case may be, are sold in compliance with Rule 144 under the Securities Act, (iii) such Outstanding Note has been exchanged for an Exchange Note pursuant to the Exchange Offer and clause (v) of paragraph (b) of "-- Exchange Offer" above is not applicable thereto, or (iv) such Outstanding Notes, Exchange Securities or Private Exchange Securities, as the case may be, cease to be outstanding.

REPLACEMENT NOTES

     If a mutilated Note is surrendered to the Trustee or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee's requirements for replacement of Notes are met. Such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee and any Agent from any loss which any of them may suffer if a Note is replaced and evidence to their satisfaction of the apparent loss, destruction or theft of such Note. The Company may charge such holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel.

                           CERTAIN TAX CONSIDERATIONS

     The following is a summary of the principal Netherlands and United States federal tax consequences to U.S. Holders (as defined below) of the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of Exchange Notes by a holder acquiring the Exchange Notes pursuant to the Exchange Offer. This discussion is not exhaustive of all the possible tax considerations and potential investors are advised to consult their own tax advisors in order to determine the final tax consequences of exchanging Outstanding Notes for Exchange Notes in their own particular circumstances.

THE NETHERLANDS

     This summary is based on the tax laws of the Netherlands, as well as the Convention between the United States of America and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "Treaty"), to the extent they were published and effective on July 1, 1997. Changes made to these laws after that date may have retroactive effect, and may affect the tax consequences described herein.

     The outline below is based on the assumption that the U.S. Holder is not, and has not been for at least five years, a resident of the Netherlands for purposes of Dutch tax legislation and is not engaged in a trade or business through a branch or agency in the Netherlands and does not have a permanent establishment therein (a "Non-Resident Holder"). In addition, it is assumed that holders who are individuals do not own, either alone or together with related individuals, 25% or more of any class of shares of Hermes. Finally it is assumed that the limitation on benefits provision in the Treaty cannot be invoked against the holder.

  GENERAL APPLICATION OF DUTCH TAX LAW

     A Non-Resident Holder of Notes is liable for Corporate or Individual Income Tax ("CIT" or "IIT"), according to Dutch Law, if he/she receives interest with respect to the Notes provided that either (i) he or she has, directly or indirectly, a substantial interest or a deemed substantial interest (as defined below) in Hermes which does not form part of his or her business equity or (ii) such interest is attributable to a Dutch enterprise. Similarly, the capital gains realized upon sale of the Outstanding Notes are only taxable if the Notes are (deemed to be) part of such "substantial" interest, or if the Notes are attributable to a Dutch enterprise.

     A substantial interest is deemed to exist if the Non-Resident Holder, either alone or together with related individuals, owns at least five percent of the share capital in any class of shares issued by Hermes or if he/she holds an option to buy at least 5% in any class of shares in the capital of Hermes.

  INTEREST -- WITHHOLDING TAX AND TAX TREATY LIMITATIONS

     According to article 12 of the Treaty, interest can only be subject to CIT/IIT in the country of residence of the recipient of the interest. As a result, no Dutch CIT or IIT will be due on interest received on the Notes.

     In addition, the Netherlands does not levy any withholding taxes on the payment of interest, provided that these payments do not depend and/or are not deemed to be dependent on the profits realized and/or distributed by the company paying the interest. If such link can be established, payments are likely to be reclassified as payments of dividends. Although amounts reclassified as dividends generally would be subject to Dutch withholding tax when paid to a Non-Resident Holder, it does not appear that any substantial basis exists for such reclassification. The forced reduction under the Treaty of the maximum withholding tax to zero in such a case would, however, be irrelevant.

  CAPITAL GAINS

     As a result of article 14 of the Treaty, the Dutch intention to impose CIT or IIT on capital gains realized upon disposal of any or all of the Notes by a Non-Resident Holder can only be effectuated, if the Notes are participating or deemed to be participating in the profits of the Company, where a Holder who is an individual, who has been a resident of the Netherlands at any time during the five year period preceding the alienation, and who, at the time of the alienation, owns, either alone or together with related individuals, at least 25% of any class of shares of the Company, or if the Notes form part of a permanent establishment of the holder in

The Netherlands, or a fixed base available to the holder in the Netherlands for the purpose of performing independent personal services.

  EXCHANGE OFFER

     Pursuant to the Exchange Offer contemplated by the Company herein, an exchange of Outstanding Notes for Exchange Notes will not be a taxable event for Netherlands income tax purposes.

THE UNITED STATES

     The following is a summary of the principal U.S. federal income tax considerations relevant to the Exchange Offer, and to the acquisition, ownership and disposition of the Exchange Notes by U.S. Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth herein, this summary deals only with Exchange Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances (including, without limitation, the possible imposition of U.S. federal alternative minimum tax) or to holders subject to special tax rules, such as insurance companies, dealers in securities or foreign currencies, tax-exempt investors, persons holding the Exchange Notes as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, U.S. Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar or persons who hold the Exchange Notes through partnerships or other passthrough entities. Persons considering the purchase of the Exchange Notes should consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of an Outstanding Note or an Exchange Note who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

  INTEREST

     Interest on the Exchange Notes and Additional Amounts, if any, paid in respect of withholding taxes imposed on payments on the Notes (as described in "Description of the Notes -- Additional Amounts") generally will be taxable to a U.S. Holder as ordinary income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. The amount of interest required to be included in income by a U.S. Holder will include the amount of such taxes, if any, withheld by the Company in respect thereof. Thus, in the event of such withholding, a U.S. Holder would be required to report gross income in an amount greater than the cash it receives in respect of payments on its Exchange Note. However, a U.S. Holder could, be eligible, subject to certain limitations, to claim such withholding taxes as a credit or deduction for purposes of computing the amount of its U.S. federal income tax liability, notwithstanding that the payment of such taxes will be made by the Company. Interest income on the Exchange Notes will constitute foreign source income and generally will be considered "passive" income (or "high withholding tax interest" if the applicable withholding tax is imposed at a rate of 5% or more) or "financial services" income for U.S. foreign tax credit purposes. The rules relating to foreign tax credits and the timing thereof are extremely complex and U.S. Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situations.

     A cash basis U.S. Holder receiving an interest payment in Euro will be required to include in income the U.S. dollar value of such payment (determined using the spot rate in effect on the date such payment is received) regardless of whether such payment is subsequently converted into U.S. dollars. No exchange gain or loss will be recognized by such holder if the Euro are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of Euro into U.S. dollars is described below. See "Transaction in Euro."

     An accrual basis U.S. Holder will be required to include in income the U.S. dollar value of the amount of U.S. interest income that has accrued on a Euro Exchange Note in a taxable year, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). An accrual basis holder may elect to translate interest income on a Euro Exchange Note using the spot rate in effect on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a holder may elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with the taxpayer's return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the "IRS").

     Upon receipt of an interest payment on a Euro Exchange Note, an accrual basis U.S. Holder will recognize ordinary gain or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined using the spot rate in effect on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such gain or loss will be treated as ordinary income or loss but generally will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. The U.S. federal income tax consequences of the conversion of Euro into U.S. dollars is described below. See "Transactions in Euro."

  EXCHANGE OFFER; OPTIONAL REDEMPTION

     Pursuant to the Exchange Offer, an exchange of Outstanding Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes and a U.S. Holder will have the same tax basis and holding period in the Exchange Notes as the Outstanding Notes.

     The Exchange Notes may be redeemed prior to their stated maturity at the option of the Company. For purposes of computing the yield of the Exchange Notes, the Company will be deemed to exercise or not exercise its option to redeem the Exchange Notes in a manner that minimizes the yield on the Exchange Notes. It is not anticipated that the Company's ability to redeem prior to stated maturity will affect the yield to maturity of the Exchange Notes.

  MARKET DISCOUNT AND PREMIUM

     If a U.S. Holder purchases an Exchange Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount.

     Unless a U.S. Holder elects to accrue market discount as described below, such U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain and (ii) the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue on a constant-yield basis.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry an Exchange Note until the maturity of the Exchange Note or its earlier disposition. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a straight-line or a constant-yield basis), in which case such U.S. Holder will not be subject to the rules described above regarding the treatment of gain as ordinary income upon the disposition of the Exchange Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions.

     In the case of a Euro Exchange Note, any accrued market discount not taken into income shall be translated into U.S. dollars at the spot rate on the date the U.S. Holder disposes of the Euro Exchange Note (or receives a partial principal payment to which the accrued market discount relates). No part of such accrued market discount is treated as exchange gain or loss. With respect to a U.S. Holder of a Euro Exchange Note that elects to include market discount into income currently as it accrues, such accrued market discount shall be translated in U.S. dollars at the average exchange rate for the accrual period in a manner described above in "-- Interest."

     If a U.S. Holder purchases an Exchange Note for an amount that is greater than the sum of all amounts payable on the Exchange Note after its acquisition (other than payments of stated interest), such U.S. Holder will be considered to have purchased such Exchange Note at a "premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, on a constant yield method over the remaining term of the Exchange Note (subject to special rules concerning early call provisions). If an election to amortize the premium is not made, the premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the Exchange Note. In the case of a Euro Exchange Note, the amount of amortizable premium is determined using the exchange conventions applicable to payments of interest. See "-- Interest" above.

     The election to include market discount in income currently or to amortize premium, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applied and may not be revoked without the consent of the IRS.

  DISPOSITIONS

     Upon the sale, exchange or retirement of an Exchange Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Exchange Note (as increased by any market discount previously includible in income by the U.S. Holder and decreased by amortized premium with respect to the Exchange Note). In the case of an Euro Exchange Note, a U.S. Holder's tax basis in such Exchange Note generally will be the U.S. dollar value of the purchase price of such Euro Exchange Note on the date of a purchase (determined by translating the purchase price into U.S. dollars at the spot rate in effect on the date of purchase), adjusted by market discount or premium as described above. Upon the sale, exchange or redemption of a Euro Exchange Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (or, if it is realized in other than U.S. dollars, the U.S. dollar value of the amount using the spot rate in effect on the date of such sale, exchange or redemption) and the holder's tax basis in such Euro Exchange Note. For these purposes, the amount realized on the sale, exchange or retirement of an Exchange Note does not include any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Except with respect to gains or losses attributable to changes in currency exchange rates, as described below, such gain or loss will be capital gain or loss. Such gain will generally be treated as U.S. source gain and, under recently issued Treasury Regulations, a loss on such a disposition also would be allocated to reduce U.S. source income, subject to applicable limitations.

     Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a Euro Exchange Note that is attributable to changes in the rate of exchange between the U.S. dollar and the Euro will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by future regulations or administrative pronouncements of the IRS. Such foreign currency gain or loss is recognized on the sale or retirement of a Euro Exchange Note only to the extent of total gain or loss recognized on such sale or retirement.

     As a result of certain limitations on the U.S. foreign tax credit under the Code, a U.S. Holder may not be able to claim a U.S. foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon the sale, exchange or redemption by the Company or other disposition of Exchange Notes. Prospective investors should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.

     For certain non-corporate U.S. Holders (including individuals), the rate of taxation of capital gains will depend upon (i) the holder's holding period in the capital asset (with a preferential rate available for capital assets held for more than one year) and (ii) the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

TRANSACTIONS IN EURO

     Euro received as interest on, or on the sale, exchange or retirement of, a Euro Note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale, exchange or retirement. The amount of gain or loss recognized on a sale or other disposition of such Euro will be equal to the difference between
(i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition and (ii) the tax basis of such Euro.

     A holder that purchases a Euro Exchange Note with previously owned Euro would recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in such Euro and the U.S. dollar fair market value of such Euro Exchange Note on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. However, a holder that converts U.S. dollars to Euro and immediately uses such Euro to purchase a Euro Exchange Note ordinarily would not recognize any exchange gain or loss in connection with such conversion or purchase.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments on an Exchange Note and to the proceeds of the sale of an Exchange Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

     Treasury regulations, generally effective for payment made after December 31, 1999, modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding exemption form from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

     Any amounts withhold under the backup withholding rules will be credited toward such Holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Holder's tax liability, the excess may be refunded to the Holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the Holder must file a United States tax return in order to obtain a refund of the excess withholding.

                              PLAN OF DISTRIBUTION

     Based on positions taken by the staff of the Commission set forth in no-action letters issued to Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company, or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions for the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes, provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the Initial Purchasers thereof) with the Prospectus contained in the Registration Statement. Pursuant to the Registration Rights Agreements, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period of 180 days after the Exchange Offer has been consummated, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer". In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Exxon Capital Holdings Corp., the Morgan Stanley & Co. Inc. or similar no-action letters.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreements.

                                 LEGAL MATTERS

     Dutch company law matters will be passed upon by Loeff Claeys Verbeke, Amsterdam, the Netherlands. Certain legal matters in connection with the validity of the Exchange Notes offered hereby and the United States federal income tax consequences of the Exchange Offer will be passed upon for the Company by Shearman & Sterling, New York, New York.

                              INDEPENDENT AUDITORS

     The financial statements of HER as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Ernst & Young Reviseurs d'Entreprises S.C.C., independent auditors, as set forth in their report appearing elsewhere herein.

                          GENERAL LISTING INFORMATION

LISTING

     Application has been made to list the Exchange Notes on the Luxembourg Stock Exchange. The Articles of Association of the Company and the legal notice relating to the issue of the Notes will be deposited prior to the listing with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d' Arrondissement a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Exchange Notes are listed on the Luxembourg Stock Exchange, an Agent for making payments on, and transfers of, Exchange Notes will be maintained in Luxembourg.

COMMENTS

     The Company has obtained all necessary consents, approvals and authorizations in connection with the issue of the Notes. The issue of the Notes was authorized by resolutions of the Board of Supervisory Directors of the Company passed on December 11, 1998.

NO MATERIAL CHANGE

     Except as disclosed in this Prospectus, there has been no material change in the financial position of the Company and its subsidiaries since September 30, 1998 and no material adverse change in the financial position or prospects of the Company and its subsidiaries since September 30, 1998.

LITIGATION

     Neither the Company nor any of its subsidiaries or affiliates is involved in any litigation or arbitration proceedings which relate to claims or amounts which are material in the context of the issue of the Notes or that may have, or have had during the 12 months preceding the date of this Prospectus, a material adverse effect on the financial position of the Company, nor, so far as any of them is aware, is any such proceeding pending or threatened.

AUDITORS

     The consolidated accounts of the Company for the three years ended December 31, 1997 have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and have been audited by Ernst & Young Reviseurs d'Entreprises S.C.C. in accordance with United States generally accepted auditing standards. The unaudited consolidated interim accounts for the nine months ended September 30, 1997 and 1998 were prepared in accordance with U.S. GAAP. Ernst & Young Reviseurs d'Entreprises S.C.C. have given and not withdrawn their written consent to the issue of this Prospectus with the inclusion in it of their report in the form and context in which it is included.

DOCUMENTS FOR INSPECTION

     Copies of the following documents may be inspected at the specified office of the Paying and Transfer Agent in Luxembourg.

     - Articles of Association of the Company;

     - the Registration Rights Agreements relating to the Notes; and

     - the Indentures relating to the Notes (which include the forms of the Note certificates).

     In addition, copies of the most recent consolidated financial statements of the Company for the preceding financial year, and any interim quarterly financial statements published by the Company, will be available at the specified office of the Paying and Transfer Agent in Luxembourg for so long as the Exchange Notes are listed on the Luxembourg Stock Exchange. The Company publishes only consolidated financial statements.

CLEARING SYSTEMS

     The Notes distributed pursuant to Regulation S and represented by the Regulation S Global Certificate have been accepted for clearance through the facilities of Euroclear and Cedel. Relevant trading information is set forth below.

                                              ISIN       CUSIP NUMBER   COMMON CODE
                                          ------------   ------------   -----------
Dollar Notes
  144A..................................  US427516AC32    427516AC3      009350764
  Regulation S..........................  USN40243AB81    N40243AB8      009350721
Euro Notes
  144A..................................  XS0093506599    427516AF6      009350659
  Regulation S..........................  XS0093505781    N40243AC6      009350578

NOTICES

     All notices shall be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of such notices to Holders of the Notes at their registered addresses as recorded in the Register; and (ii) so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the Holders of the Notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

                                    GLOSSARY

     Add-drop multiplexer (ADM). A multiplexer which controls cross connect between individual circuits by software, permitting dynamic cross connect of individual 64 kbps circuits within an E1 line.

     Asynchronous Transfer Mode (ATM). A switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video at varying rates. The ATM format can be used by many different information systems, including LANs.

     Bps. Bits per second; the basic measuring unit of speed in a digital transmission system; the number of bits that a transmission facility can convey between a sending location and a receiving location in one second.

     Backbone. The through-portions of a transmission network, as opposed to spurs which branch off the through-portions.

     Bandwidth. The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

     Capacity. Refers to transmission.

     Carrier. A provider of communications transmission services by fiber, wire or radio.

     Closed User Group. A group of customers with some affiliation with one another and which are treated for regulatory purposes as not being the public.

     Competitive Local Telecommunications Provider. A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and transport of switched access telecommunications services. Competitive Local Telecommunications Providers are also referred to in the industry as alternative local telecommunications service providers (ALTS), Competitive Access Providers (CAPs) and Competitive Local Exchange Carriers (CLECs).

     Dark Fiber. Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission.

     Dedicated. Refers to telecommunications lines dedicated to or reserved for use by particular customers along predetermined routes (in contrast to telecommunications lines within the local telephone company's public switched network).

     Dense Wavelength Division Multiplexing (DWDM). A multiplexing technique allowing a large number of different signals to be carried simultaneously on a fiber by allocating resources according to frequency on non-overlapping frequency bands.

     Digital. Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

     E1. Data transmission rate of approximately 2 Mbps.

     E3. Data transmission rate of approximately 34 Mbps.

     Enhanced Network Services. Telecommunications services providing digital connectivity, primarily for data applications, via frame relay, ATM, or digital interexchange private line facilities. Enhanced network services also include applications on such networks, including Internet access and other Internet services.

     Frame Relay. A wide area transport technology that organizes data into units called frames instead of providing fixed bandwidth as with private lines. A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

     Gbps. Gigabits per second, which is a measurement of speed for digital signal transmission expressed in billions of bits per second.

     Hertz. The unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hz (Hertz) equals one cycle per second. KHz (kilohertz) stands for thousands of Hertz; MHz (megahertz) stands for millions of Hertz.

     Interconnect. Connection of a telecommunications device or service to the PSTN.

     International Simple Resale. Refers to the wholesale purchase of IPLCs from facilities-based carriers and the reselling of such capacity to customers for switched telephone service.

     IPLC. International Private Leased Circuits.

     Kbps. Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

     Local Area Network (LAN). The interconnection of computers for the purpose of sharing files, programs and peripheral devices such as printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. LANs are generally confined to a single customer's premises and may be extended or interconnected to other locations through the use of bridges and routers.

     Local Loop. The local loop is that portion of the local telephone network that connects the customer's premises to the local exchange provider's central office or switching center. This includes all the facilities starting from the customer premise interface which connects to the inside wiring and equipment at the customer premise to a terminating point within the switching wire center.

     Mbps. Megabits per second, which is a measurement of speed for digital signal transmission expressed in millions of bits per second.

     Multiplexing. The use of some means to inter-leave narrow-band or slow-speed data from multiple sources in order to make use of a wide-band or high-speed channel.

     Nodes. Locations within the network housing electronic equipment and/or switches which serve as intermediate connection points to send and receive transmission signals.

     Plesiochronous Digital Hierarchy (PDH). A method of controlling the timing between transmission and switching systems that is not synchronized but rather relies on highly accurate clocks to minimize the slip rates between switching nodes.

     Points of Presence (POPs). Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

     PSTN. Public switched telecommunications network.

     Public Telecommunications Operator (PTO). A licensed telecommunications common carrier.

     Redundant Electronics. Describes a telecommunications facility using two separate electronic devices to transmit the telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     Regeneration/amplifier. Devices which automatically re-transmit or boost signals on an out-bound circuit.

     Route Kilometers. The number of kilometers along which fiber optic cables are installed.

     Route Mile. The number of miles along which fiber optic cables are installed.

     STM-1. Data transmission rate of approximately 155 Mbps.

     STM-4. Data transmission rate of approximately 622 Mbps.

     STM-16. Data transmission rate of approximately 2,488 Mbps.

     STM-64. Data transmission rate of approximately 9,952 Mbps.

     Switch. A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnection circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     Synchronous Digital Hierarchy (SDH). SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

     Time Division Multiplexing (TDM). A multiplexing technique allowing multiple signals to be carried simultaneously on a fiber by allocating resources on a time interval basis.

     Trunk. A telephone circuit with a switch at both ends.

     X.25. A CCITT standard governing the interface between data terminals and data circuit termination equipment for terminals on packet-switched data networks.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
YEAR END FINANCIAL STATEMENTS
Report of Ernst & Young Reviseurs d'Entreprises S.C.C.,
  Independent Auditors......................................   F-2
Audited Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1996 and 1997.......................   F-4
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997.......................   F-5
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1995, 1996 and 1997...........   F-6
Notes to Consolidated Financial Statements..................   F-7

THIRD QUARTER FINANCIAL STATEMENTS (UNAUDITED)
Condensed, Consolidated Balance Sheets as of December 31,
  1997 and September 30, 1998...............................  F-17
Condensed, Consolidated Statements of Operations for the
  three and nine months ended September 30, 1997 and 1998...  F-18
Condensed, Consolidated Statements of Cash Flows for the
  three and nine months ended September 30, 1997 and 1998...  F-19
Notes to the Condensed, Consolidated Financial Statements...  F-20

             REPORT OF ERNST & YOUNG REVISEURS D'ENTREPRISES S.C.C.
                              INDEPENDENT AUDITORS

To the Board of Directors and the Shareholders of Hermes Europe Railtel B.V.

     We have audited the accompanying consolidated balance sheets of Hermes Europe Railtel B.V. as of December 31, 1996 and 1997, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hermes Europe Railtel B.V. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles in the United States.

                                        Ernst & Young Reviseurs d'Entreprises
                                        S.C.C.
                                        Represented by

                                        L. Swolfs
                                        Partner

Brussels, Belgium
February 26, 1998

                           HERMES EUROPE RAILTEL B.V.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1997
                                                                --------    --------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
                                                                --------------------
Current assets
  Cash and cash equivalents.................................    $  2,013    $204,327
  Restricted cash...........................................       3,840      29,539
  Accounts receivable.......................................          84       2,129
  Due from affiliated companies.............................         491          49
  Other assets..............................................       1,100      13,281
                                                                --------    --------
          Total current assets..............................       7,528     249,325
Property and equipment, net.................................      20,303     204,944
Deferred financing costs, net...............................          --      13,310
Restricted cash.............................................          --      28,271
                                                                --------    --------
          TOTAL ASSETS......................................    $ 27,831    $495,850
                                                                ========    ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses.....................    $  8,476    $ 37,457
  Due to affiliated companies...............................       3,344       1,311
  Deferred income...........................................          24       1,436
  Other current liabilities.................................           8         236
  Debt maturing within one year.............................          63          50
  Current portion of capital lease obligations..............          --      21,490
                                                                --------    --------
          Total current liabilities.........................      11,915      61,980
Long-term debt, less current portion........................         499     265,383
Long-term portion of capital lease obligations..............          --     117,645
                                                                --------    --------
          TOTAL LIABILITIES.................................      12,414     445,008
Commitments and contingencies
Shareholders' loans.........................................      34,863          --

                                SHAREHOLDERS' EQUITY

Common stock, 1000 guilders par value (305 shares authorized and 80 shares issued and outstanding at December 31, 1996;
  297,000 shares authorized and 190,468 shares issued and
  outstanding at December 31, 1997..........................          45      96,757
Additional paid-in capital..................................       2,884      10,130
Cumulative translation adjustment...........................         316      (3,665)
Accumulated deficit.........................................     (22,691)    (52,380)
                                                                --------    --------
          TOTAL SHAREHOLDERS' EQUITY........................     (19,446)     50,842
                                                                --------    --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........    $ 27,831    $495,850
                                                                ========    ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1995         1996         1997
                                                              ---------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT WEIGHTED
                                                              AVERAGE SHARES AND PER SHARE DATA)
Revenues....................................................   $    --     $     48     $  5,373
                                                               -------     --------     --------
Operating costs and expenses:
  Cost of revenues..........................................        --        4,694        9,972
  Selling, general and administrative.......................     6,637       10,552       18,493
                                                               -------     --------     --------
                                                                 6,637       15,246       28,465
                                                               -------     --------     --------
Loss from operations........................................    (6,637)     (15,198)     (23,092)
Other income/(expense):
  Interest income...........................................       125          508        6,596
  Interest expense..........................................        (9)        (153)     (12,826)
  Foreign currency (losses) gains...........................        19       (1,126)        (367)
                                                               -------     --------     --------
                                                                   135         (771)      (6,597)
                                                               -------     --------     --------
Net loss before income taxes................................    (6,502)     (15,969)     (29,689)
Income taxes................................................        --           --           --
                                                               -------     --------     --------
Net loss....................................................   $(6,502)    $(15,969)    $(29,689)
                                                               =======     ========     ========
Net loss per share..........................................   $(90.31)    $(199.61)    $  (0.33)
                                                               =======     ========     ========
Weighted average common shares outstanding..................        72           80       89,957
                                                               =======     ========     ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                              1995        1996        1997
                                                             -------    --------    ---------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss...................................................  $(6,502)   $(15,969)   $ (29,689)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization............................       11         683        4,257
  Deferred interest........................................       --         130           --
  Non-cash compensation....................................       --          --        2,651
  Changes in assets and liabilities:
     Accounts receivable...................................       --         (87)      (2,116)
     Deposits..............................................      (16)       (627)      (9,807)
     Accounts payable and accrued expenses.................    4,364       4,336       30,991
     Other changes in assets and liabilities...............     (512)         (6)        (704)
                                                             -------    --------    ---------
Net cash used in operating activities......................   (2,655)    (11,540)      (4,417)
INVESTING ACTIVITIES
  Purchases of property and equipment......................   (4,405)    (16,807)     (51,830)
  Restricted cash..........................................       --      (3,974)     (55,636)
                                                             -------    --------    ---------
Net cash used in investing activities......................   (4,405)    (20,781)    (107,466)
FINANCING ACTIVITIES
  Proceeds from debt.......................................       19         564      268,678
  Payment of debt issue costs..............................       --          --      (14,139)
  Net proceeds from issuance of common stock...............    1,732          --       50,993
  Proceeds from shareholders' loans........................    7,942      27,358       13,205
  Due to affiliated companies, net.........................    1,951       1,002       (1,237)
                                                             -------    --------    ---------
Net cash provided by financing activities..................   11,644      28,924      317,500
Effect of exchange rate changes on cash and cash
  equivalents..............................................      333        (374)      (3,303)
                                                             -------    --------    ---------
Net increase (decrease) in cash and cash equivalents.......    4,917      (3,771)     202,314
Cash and cash equivalents at beginning of year.............      867       5,784        2,013
                                                             -------    --------    ---------
Cash and cash equivalents at end of year...................  $ 5,784    $  2,013    $ 204,327
                                                             =======    ========    =========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                      COMMON STOCK      ADDITIONAL   CUMULATIVE                      TOTAL
                                    -----------------    PAID-IN     TRANSLATION   ACCUMULATED   SHAREHOLDERS'
                                    SHARES    AMOUNT     CAPITAL     ADJUSTMENT      DEFICIT        EQUITY
                                    -------   -------   ----------   -----------   -----------   -------------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE AT DECEMBER 31, 1994......       61        32        996            58          (220)           866
Proceeds from the sale of common
  stock...........................       19        13      1,888            --            --          1,901
Translation adjustment............       --        --         --          (312)           --           (312)
Net loss..........................       --        --         --            --        (6,502)        (6,502)
                                    -------   -------    -------       -------      --------       --------
BALANCE AT DECEMBER 31, 1995......       80        45      2,884          (254)       (6,722)        (4,047)
Translation adjustment............       --        --         --           570            --            570
Net loss..........................       --        --         --            --       (15,969)       (15,969)
                                    -------   -------    -------       -------      --------       --------
BALANCE AT DECEMBER 31, 1996......       80        45      2,884           316       (22,691)       (19,446)
Recapitalization, net of tax......  190,388    96,712      4,633            --            --        101,345
Compensatory stock options........       --        --      2,613            --            --          2,613
Translation adjustment............       --        --         --        (3,981)           --         (3,981)
Net loss..........................       --        --         --            --       (29,689)       (29,689)
                                    -------   -------    -------       -------      --------       --------
BALANCE AT DECEMBER 31, 1997......  190,468   $96,757    $10,130       $(3,665)     $(52,380)      $ 50,842
                                    =======   =======    =======       =======      ========       ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS OPERATIONS

     Hermes Europe Railtel B.V. ("the Company") is developing and operating the initial segments of a pan-European high capacity fiber optic network that is designed to interconnect a majority of the largest Western and Central European cities, and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe.

     The Company's objective is to become the leading pan-European carriers' carrier by providing centrally managed crossborder telecommunications transmission capacity to telecommunications companies including traditional public telecommunications operators ("PTOs") and new entrants, such as alternative carriers, global consortia of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers ("New Entrants").

     The European telecommunications market has historically been dominated by monopoly PTOs. This system has ensured the development of broad access to telecommunications services in Europe, but has also restricted the growth of high quality and competitive priced pan-European voice and data services. The current liberalization occurring in Europe is intended to address these structural deficiencies by breaking down PTO monopolies, allowing new telecommunications operators to enter the market and increasing the competition within the European Telecommunications market. In March 1996, the European Commission adopted a directive (the "Full Competition Directive") requiring the full liberalization of all telecommunications services in most EU member states by January 1, 1998. The company expects that full liberalization in these European countries will lead to the emerge of New Entrants with new and competitive service offerings. The Company expects this increase in competition will result in lower prices and a substantial increase in the volume of traffic and range of telecommunications services provided. The Company believes that as a result of the increased call volume and growth in value added services, participants in these markets will require significant amounts of new cross-border telecommunications transport capacity to provide their services.

     In an effort to generate sufficient capital resources to continue its buildout of the network and sustain working capital requirements, the Company undertook a recapitalization (the "Recapitalization") during the first quarter of 1997, which was completed in September 1997. Prior to the Recapitalization, the Company was 50% owned by HIT Rail B.V. ("HIT Rail"), a consortium of eleven European railway companies, and 50% owned by GTS-Hermes, Inc. ("GTS-Hermes"), a U.S. holding company that is a wholly-owned subsidiary of Global TeleSystems Group, Inc., a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers through its operations of voice and data networks, international gateways, local access and cellular networks and the provision of various value-added services, in markets outside the United States.

     Pursuant to the Recapitalization, the Company offered to GTS-Hermes, HIT Rail and the eleven individual members of the HIT Rail consortium the right to subscribe to additional common stock of the Company. GTS-Hermes and two of the members of HIT Rail, Societe Nationale des Chemins de Fer Belges S.A. de Droit Public/Nationale Maatschappij der Belgische Spoorwegen N.V. ("NMBS") and AB Swed Carrier ("Swed Carrier"), exercised their rights, while HIT Rail and the nine remaining members of HIT Rail declined to participate.

     As a result of the finalization of the Recapitalization, total shareholder loans of ECU 39.4 million (approximately $48.5 million) from, collectively, GTS-Hermes, HIT Rail, NMBS and Swed Carrier were transferred into equity. Additionally, GTS-Hermes contributed ECU 46.0 million (approximately $51.8 million) and NMBS contributed a ten-year fiber optic cable lease with a fair value of ECU 1.8 million (approximately $2.0 million).

                           HERMES EUROPE RAILTEL B.V.

     The ownership of the Company as a result of the Recapitalization is as follows:

                                                              SHARES    OWNERSHIP %
                                                              -------   -----------
GTS-Hermes..................................................  150,632       79.1%
HIT Rail....................................................   24,047       12.6
NMBS........................................................   11,424        6.0
Swed Carrier................................................    4,365        2.3
                                                              -------      -----
          Total.............................................  190,468      100.0%
                                                              =======      =====

     In an additional effort to obtain capital resources, the Company completed a debt offering in August 1997 that raised $265.0 million (see Note 4, "Debt Obligations").

     The Company was a development stage enterprise through December 31, 1996.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The financial statements include the accounts of Hermes Europe Railtel B.V., its Belgian branch, HER Network Services B.V.B.A. (formerly Hermes Europe Railtel N.V.), Hermes Europe Railtel (UK) Limited, Hermes Europe Railtel (Holdings) B.V. and Beheer- en Beleggingsmaatschappij Vesto B.V. All significant intercompany accounts and transactions are eliminated upon consolidation.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 and 1996 consolidated financial statements in order to conform to the 1997 presentation.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company had $3.8 million and $57.8 million of restricted cash at December 31, 1996 and 1997, respectively. The restricted cash is primarily related to cash held in escrow for interest payments (see Note 4, "Debt Obligations").

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation, which includes the amortization of assets recorded under capital leases, is calculated on a straight-line basis over the lesser of the estimated lives ranging from five to ten years for telecommunications equipment and five to ten years for furniture, fixtures and equipment and other property, or their contractual term. A substantial part of the costs includes construction in process, which is currently related to the configuration and buildout of the network, and these costs primarily consist of labor. These costs are transferred to telecommunications equipment in service as construction is completed and/or equipment is placed in service. Depreciation is recorded commencing with the first full month that assets are placed into service. Maintenance and repairs are charged to expense as incurred.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Costs," the Company intends to capitalize material interest costs associated with the construction of capital assets for business operations and amortize the costs over the assets' useful lives. The Company has not capitalized any interest costs through 1997.

                           HERMES EUROPE RAILTEL B.V.

DEFERRED FINANCING COSTS

     Deferred financing costs are amortized on a straight-line basis over the lesser of their estimated useful lives or their contractual term, generally ten years. In accordance with APB 17, "Intangible Assets," the Company continues to evaluate the amortization period to determine whether events or circumstances warrant revised amortization periods. Additionally, the Company considers whether the carrying value of such assets should be reduced based on the future benefits of its deferred financing costs.

LONG-LIVED ASSETS

     In accordance with SFAS No. 121, long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis. Based on its analysis for the years ended December 31, 1996 and 1997, the Company determined that there was not an impairment of its long-lived assets.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis as reported in the consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

     The accounting records of Hermes Europe Railtel B.V., Hermes Europe Railtel (Holdings) B.V. and Beheer-en Beleggingsmaatschappij Vesto B.V. are maintained in Dutch guilders. The accounting records of the Belgian branch and HER Network Services B.V.B.A. (formerly Hermes Europe Railtel N.V.) company are maintained in Belgian francs. The accounting records of Hermes Europe Railtel (UK) Limited are maintained in British pounds. The functional currency for the Company has been determined to be the Belgian franc. Therefore, the Dutch guilder statements and the British pound statements have been remeasured into Belgian franc equivalents, consolidated with the Belgian branch and Belgian B.V.B.A. statements and then translated into U.S. dollar equivalents for the purpose of preparing the accompanying financial statements in accordance with accounting principles generally accepted in the United States.

     The Company follows a translation policy in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense accounts are translated at average monthly rates of exchange. The resultant translation adjustments are included in the cumulative translation adjustment, a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in the operations.

                           HERMES EUROPE RAILTEL B.V.

REVENUE RECOGNITION

     The Company's revenue is associated with its customers' right to use the network and is recognized on a straight-line basis over the terms of the customer contracts. Billings received in advance of service being performed are deferred and recognized as revenue as the service is performed.

NET LOSS PER SHARE

     During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which requires the Company to present basic and fully diluted earnings per share for all years presented. The Company's net loss per share calculation (basic and fully diluted) is based upon the weighted average common shares issued. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Employee stock options (see Note 5, "Employee Benefits") have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amount of its assets and liabilities reported in the balance sheets approximates their fair value.

OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. At December 31, 1996, the Company maintained most of its cash and cash equivalents in high quality European financial institutions. At December 31, 1997, the Company maintained most of its cash and cash equivalents in high quality U.S. financial institutions. The Company extends credit to various customers and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk.

     The Company does not now hedge against foreign currency fluctuations, although the Company is currently considering alternatives to hedge the foreign exchange exposure resulting from the issuance of $265.0 million senior notes (see Note 4, "Debt Obligations"). Under current practices, the Company's results from operations could be adversely affected by fluctuations in foreign currency exchange rates.

STOCK BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date based on the value of the award and is recognized over the service period. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB No. 25, "Accounting for Stock Issued to Employees." The Company has elected to account for its stock-based compensation in accordance with the provisions of APB No. 25 and presents pro forma disclosures of net loss as if the fair value method had been adopted.

USES OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of these consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect amounts in the financial statements and accompanying notes and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           HERMES EUROPE RAILTEL B.V.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued two new standards which become effective for reporting periods beginning after December 15, 1997. SFAS No. 130, "Reporting Comprehensive Income," requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. The Company will begin making the additional disclosures required by SFAS No. 130 in the first quarter of 1998. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires financial and descriptive information with respect to "operating segments" of an entity based on the way management disaggregates the entity for making internal operating decisions. The Company will begin making the disclosures required by SFAS No. 131 with financial statements for the period ending December 31, 1998.

NOTE 3: SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
                                                                (IN THOUSANDS)
Other assets consists of:
  Deposits..................................................  $   606    $  9,577
  VAT receivable............................................      402       1,184
  Interest receivable.......................................       --         918
  Other assets..............................................       92       1,602
                                                              -------    --------
Total other assets..........................................  $ 1,100    $ 13,281
                                                              =======    ========
Property and equipment, net consists of:
  Telecommunications equipment in service...................  $ 4,947    $198,723
  Furniture, fixtures and equipment.........................    2,507       3,409
  Leasehold improvements....................................      543         840
  Construction in process...................................   12,981       6,255
                                                              -------    --------
                                                               20,978     209,227
     Less: accumulated depreciation.........................      675       4,283
                                                              -------    --------
Total property and equipment, net...........................  $20,303    $204,944
                                                              =======    ========
Accounts payable and accrued expenses consists of:
  Trade accounts payable....................................  $ 5,445    $ 19,678
  Accrued interest..........................................       10      11,621
  Accrued salaries and bonuses..............................    1,150       2,058
  Accrued consulting expense................................      152         968
  Accrued vacation expense..................................      774       1,094
  Other.....................................................      945       2,038
                                                              -------    --------
Total accounts payable and accrued expenses.................  $ 8,476    $ 37,457
                                                              =======    ========

                           HERMES EUROPE RAILTEL B.V.

NOTE 4: DEBT OBLIGATIONS

     Company debt consists of:

                                                                DECEMBER 31,
                                                              ----------------
                                                              1996      1997
                                                              ----    --------
                                                               (IN THOUSANDS)
Senior notes, due August 15, 2007 at 11.5% interest payable
  semiannually..............................................  $ --    $265,000
Other financing agreements..................................   562         433
                                                              ----    --------
Total debt outstanding......................................   562     265,433
  Less: debt maturing within one year.......................    63          50
                                                              ----    --------
Total long-term debt........................................  $499    $265,383
                                                              ====    ========

     On August 15, 1997, the Company issued aggregate principal amount $265.0 million of senior notes due August 15, 2007 (the "Senior Notes"). The Senior Notes are general unsecured obligations of the Company, with interest payable semiannually at a rate of 11.5%. Approximately $56.6 million of the net proceeds of the offering was placed in escrow for the first four semiannual interest payments commencing on February 15, 1998. The Company may redeem the Senior Notes, in whole or in part, any time on or after August 15, 2002 at specific redemption prices. The Company may also redeem the Senior Notes at a price equal to 111.5% of the principal amount prior to August 15, 2000 with net cash proceeds of a public equity offering with gross proceeds of at least $75.0 million or in certain other circumstances specified in the indenture for the Senior Notes, provided, however, that at least two-thirds of the principal amount of the Senior Notes originally issued remain outstanding after each such redemption. Pursuant to the covenants in the offering, the Company has filed an S-4 registration statement with the Securities and Exchange Commission to exchange registered senior notes, with the same terms and conditions as the Senior Notes, for the Senior Notes.

     On a pro forma basis, assuming the Senior Notes had been outstanding as of January 1, 1997, the Company's net loss would have been $50.1 million for 1997, as a result of interest expense of $30.5 million and amortization expense of $1.4 million related to amortizing $13.7 million of deferred financing fees over the term of the Senior Notes.

     Aggregate maturities of long-term debt, as of December 31, 1997, are as follows: 1998 -- $0.05 million, 1999 -- $0.05 million, 2000 -- $0.06 million,
2001 -- $0.06 million, 2002 -- $0.07 million, and $265.2 million thereafter.

NOTE 5: EMPLOYEE BENEFITS

     The Company established a pension plan in 1995 that covers substantially all of its employees upon twenty-five years of age and at least one year of service. The benefits are based on years of service and the employee's compensation. The Company has entered into an arrangement, an annuity contract, with an insurance company for the provision of a group insurance policy ("the Policy"). Under the Policy, the insurance provider has undertaken a legal obligation to provide specified benefits to participants in return for a fixed premium; accordingly, the Company no longer bears significant financial risk. Premium payments for the Policy are partly paid by the employee, based on specified terms that consider the employee's annual salary, with the remaining premium paid by the employer. Premiums are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The Company's pension costs for 1995, 1996 and 1997 were $0.05 million, $0.4 million and $0.7 million, respectively.

     In the fourth quarter of 1997, the Company implemented a stock option plan for its key officers and employees (the "Stock Option Plan"). The ownership dilution caused by the Stock Option Plan is not

                           HERMES EUROPE RAILTEL B.V.

expected to be significant. As a result of issuing options under the Stock Option Plan, the Company will incur a non-cash charge of approximately $3.7 million, of which $2.6 million was recorded during the fourth quarter and the remaining $1.1 million will be recognized in 1998.

     The Company applies the provisions of APB No. 25 in accounting for its stock option incentive plans. The effect of applying SFAS No. 123 on the net loss as reported is not representative of the effects on reported net loss for future years due to the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation expense been determined in accordance with the methodology of SFAS No. 123, the Company's net loss for the year ended December 31, 1997 would have been approximately $29.9 million. The fair value of options granted was estimated between $51.80 and $456.63 per share using the Black-Scholes option pricing with the following assumptions: expected volatility of .50, dividend yield 0%, risk free interest rate of 5.79% and an expected life of five years.

     The Company maintains the Stock Option Plan, with the maximum number of shares of common stock available for grant under the Stock Option Plan of 24,760. All options granted under the Stock Option Plan were at exercise prices that were at least equal to the fair market value of common stock at the date of grant. Generally, all options granted under the Stock Option Plan vest over a three-year period from the date of grant and expire ten years from the date of grant. There were a few exceptions in which the granting of options had instantaneous vesting rights.

     Additional information with respect to stock option activity is summarized as follows:

                                                              YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------
                                                                         WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                              -------    -----------------
Outstanding at beginning of year............................      --          $    --
Options granted.............................................  10,166           379.92
Options exercised...........................................      --               --
Options canceled or expired.................................      --               --
                                                              ------          -------
Outstanding at end of year..................................  10,166           379.92
                                                              ======          =======
Options exercisable at year end.............................   6,244          $107.20

     The following table summarizes information about stock options outstanding:

                                                 OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                      ------------------------------------------   ----------------------
                                                        WEIGHTED
                                                        AVERAGE        WEIGHTED                  WEIGHTED
              RANGE OF                                 REMAINING        AVERAGE                  AVERAGE
         EXERCISE PRICE AT              NUMBER      CONTRACTUAL LIFE   EXERCISE      NUMBER      EXERCISE
         DECEMBER 31, 1997:           OUTSTANDING      (IN YEARS)        PRICE     EXERCISABLE    PRICE
         ------------------           -----------   ----------------   ---------   -----------   --------
$83.12..............................     5,500             8           $   83.12      3,895      $ 83.12
$100.00 to $191.31..................     2,762             8              113.92      2,032       112.59
$378.43 to $2,887.62................     1,904             9            1,623.15        317       368.46
                                        ------                                        -----
                                        10,166             8           $  379.92      6,244      $107.20
                                        ======                                        =====

                           HERMES EUROPE RAILTEL B.V.

NOTE 6: INCOME TAXES

     The components of loss before income taxes were as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                        1995        1996        1997
                                                       -------    --------    --------
                                                               (IN THOUSANDS)
Pretax loss:
  Domestic (the Netherlands).........................  $  (422)   $   (608)   $ (7,154)
  Foreign............................................   (6,080)    (15,361)    (22,535)
                                                       -------    --------    --------
                                                       $(6,502)   $(15,969)   $(29,689)
                                                       =======    ========    ========

     No current income taxes are due, as the Company incurred losses due to the start-up activities in the Belgian branch and the Company.

     A deferred tax asset is recorded on temporary differences between earnings as reported in the financial statements and earnings for income tax purposes. The following table summarizes major components of the Company's deferred tax assets:

                                                                DECEMBER 31,
                                                       -------------------------------
                                                        1995        1996        1997
                                                       -------    --------    --------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards...................  $ 3,919    $ 11,729    $ 16,918
                                                       -------    --------    --------
Total deferred tax asset.............................    3,919      11,729      16,918
  Less: valuation allowance..........................   (3,919)    (11,729)    (16,918)
                                                       -------    --------    --------
Total................................................  $    --    $     --    $     --
                                                       =======    ========    ========

     As of December 31, 1997, the Company had net operating loss carryforwards for Belgian and Dutch income tax purposes of approximately $43.1 million, which are recoverable from profits for an unlimited period of time.

NOTE 7: SUPPLEMENTAL CASH FLOW INFORMATION

     The following table summarizes non-cash investing and financing activities for the year ended December 31, 1997:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
                                                              (IN THOUSANDS)
Transfer of shareholders' loans to equity...................     $ 48,491
Contribution of fiber optic cable lease.....................        1,989
Non cash compensation (stock options).......................        2,613
Capitalization of leases....................................      139,135

     There were no significant non-cash activities in 1996.

     The Company paid interest of $0.02 million, $0.01 million and $1.2 million in 1995, 1996 and 1997, respectively.

                           HERMES EUROPE RAILTEL B.V.

NOTE 8: COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Operating lease commitments are primarily for office space and car rental. The office lease of the first office building has a term of nine years, expiring on June 30, 2005, with an option to cancel January 1, 2002 upon the payment of certain penalties. In addition, the Company received a reduction in annual expense during the first three years of the lease. This reduction is being amortized over the first six years of the lease, using a straight-line method. On April 29, 1997, the Company entered into a lease for a second office building, with annual payments of $0.4 million beginning in October 1997 and expiring on June 30, 2005.

     Rental expense aggregated approximately $0.5 million, $0.7 million and $1.0 million for the years ended December 31, 1995, 1996 and 1997, respectively.

CAPITAL LEASES

     Assets and liabilities under capital leases are included in the consolidated balance sheets as follows :

                                                                DECEMBER 31,
                                                              ----------------
                                                              1996      1997
                                                              ----    --------
                                                               (IN THOUSANDS)
Telecommunications equipment in service.....................  $ --    $150,787
  Less: accumulated amortization............................    --    $    482
                                                              ----    --------
                                                              $ --    $150,305
                                                              ====    ========

     Future minimum payments, by year and in the aggregate, under the capital leases and other non-cancelable operating leases with initial or remaining terms in excess of one year as of December 31, 1997 were as follows :

                                                           CAPITAL LEASES    OPERATING LEASES
                                                           --------------    ----------------
                                                                     (IN THOUSANDS)
December 31, 1998........................................     $ 26,679            $1,599
                1999.....................................       14,217             1,448
                2000.....................................       15,300             1,251
                2001.....................................       16,465             1,041
                2002.....................................       16,630               924
Thereafter...............................................      152,016             1,155
                                                              --------            ------
Total minimum lease payments.............................      241,307            $7,418
                                                                                  ======
Less amount representing interest........................      102,172
                                                              --------
Present value of net minimum lease payments..............      139,135
Less current portion of capital lease obligations........       21,490
                                                              --------
Long-term portion of capital lease obligations...........     $117,645
                                                              ========

MAJOR CUSTOMERS

     In 1997, the Company had two major customers, representing $1.8 million and $1.2 million or 34.2% and 21.7% of revenue, respectively. There were no major customers in 1995 and 1996.

OTHER MATTERS

     In the ordinary course of business, the Company may be party to various legal and tax proceedings, and subject to claims, certain of which relate to the regulatory environments in which the Company currently

                           HERMES EUROPE RAILTEL B.V.

operates or intends to operate. In the opinion of management, the Company's liability, if any, in all pending litigation, or other legal proceeding or other matter other than what is discussed above, will not have a material effect upon the financial condition, results of operations or liquidity of the Company.

NOTE 9: RELATED PARTY TRANSACTIONS

     The Company received financing through shareholders' loan transactions provided by HIT Rail, GTS-Hermes, NMBS, and Swed Carrier. The Company had outstanding shareholders' loans from HIT Rail and GTS-Hermes of $14.0 million and $20.9 million, respectively, at December 31, 1996. All shareholder loans outstanding were converted into equity during 1997 as part of the Recapitalization (see Note 1, "Nature of Business Operations").

NOTE 10: SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company further entered into contractual commitments to lease fibre pairs, including facilities and maintenance and utilizing the partial routes for laying fibre optic cable. Based on the contract provisions, these commitments are currently estimated to aggregate approximately $12.9 million. The commitments have expected lease terms of ten to twenty-one years with options for renewal rights of one and one-half to five additional years.

     In an effort to expand its presence in Europe, the Company incorporated subsidiary companies in The Netherlands, Ireland, The United Kingdom, Germany, France, Italy and Spain. In Belgium, the activities of the Network Operations Centre have been transferred to HER Network Services B.V.B.A (formerly Hermes Europe Railtel N.V.).

NOTE 11: EVENTS OCCURRING SUBSEQUENT TO DATE OF AUDIT REPORT

     In March 1998, HIT Rail sold all of its shares in the Company to GTS-Hermes, NMBS and Swed Carrier. As a result of the sale, GTS-Hermes, NMBS and Swed Carrier will own 89.4%, 7.2% and 3.4% of the Company, respectively.

                           HERMES EUROPE RAILTEL B.V.

                     CONDENSED, CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                      SHARE DATA)
Current assets
  Cash and cash equivalents.................................    $204,327       $185,034
  Restricted cash...........................................      29,539         29,467
  Accounts receivable.......................................       2,129         26,112
  Other assets..............................................      13,330         33,532
                                                                --------       --------
          Total current assets..............................     249,325        274,145
Property and equipment, net.................................     204,944        362,322
Goodwill and intangible assets, net.........................      13,310         31,875
Restricted cash.............................................      28,271             --
Other noncurrent assets.....................................          --         13,176
                                                                --------       --------
          Total Assets......................................    $495,850       $681,518
                                                                ========       ========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................    $ 37,457       $ 83,914
  Due to affiliated companies...............................       1,311         16,381
  Deferred income...........................................       1,436         28,527
  Current portion of capital lease obligations..............      21,540         31,186
  Other current liabilities.................................          --          2,114
                                                                --------       --------
          Total current liabilities.........................      61,744        162,122
Long-term debt, less current portion........................     265,383        265,367
Long-term portion of capital lease obligations..............     117,645        187,900
Other noncurrent liabilities................................         236         20,607
                                                                --------       --------
          Total Liabilities.................................     445,008        635,996
Minority interest...........................................          --         27,710
Commitments and contingencies
Shareholders' Equity
  Common stock, 1000 guilders par value (297,000 shares
     authorized and 190,468 shares issued and outstanding at
     December 31, 1997 and September 30, 1998)..............      96,757         96,757
  Additional paid-in capital................................      10,130         11,093
  Accumulated other comprehensive loss......................      (3,665)        (2,488)
  Accumulated deficit.......................................     (52,380)       (87,550)
                                                                --------       --------
          Total Shareholders' Equity........................      50,842         17,812
                                                                --------       --------
          Total Liabilities and Shareholders' Equity........    $495,850       $681,518
                                                                ========       ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED           NINE MONTHS ENDED
                                                           SEPTEMBER 30,               SEPTEMBER 30,
                                                     -------------------------   -------------------------
                                                        1997          1998          1997          1998
                                                     -----------   -----------   -----------   -----------
                                                     (IN THOUSANDS, EXCEPT WEIGHTED AVERAGE SHARES AND PER
                                                                          SHARE DATA)
Revenues...........................................   $  1,669      $ 26,997      $  2,262      $ 42,933
                                                      --------      --------      --------      --------
Operating costs and expenses:
  Cost of revenues.................................      2,685        19,720         5,989        36,677
  Selling, general and administrative..............      3,832         7,794        10,177        18,201
                                                      --------      --------      --------      --------
                                                         6,517        27,514        16,166        54,878
                                                      --------      --------      --------      --------
Loss from operations...............................     (4,848)         (517)      (13,904)      (11,945)
Other income/(expense):
  Interest income..................................      2,649         1,932         2,729         7,844
  Interest expense.................................     (3,944)       (7,898)       (4,593)      (23,419)
  Foreign currency (losses) gains..................        498        (2,561)           93        (5,227)
                                                      --------      --------      --------      --------
                                                          (797)       (8,527)       (1,771)      (20,802)
                                                      --------      --------      --------      --------
Net loss before income taxes and minority
  interest.........................................     (5,645)       (9,044)      (15,675)      (32,747)
Income taxes.......................................         --         1,819            --         1,819
                                                      --------      --------      --------      --------
Net loss before minority interest..................     (5,645)      (10,863)      (15,675)      (34,566)
Minority interest..................................         --          (564)           --          (604)
                                                      --------      --------      --------      --------
Net loss...........................................   $ (5,645)     $(11,427)     $(15,675)     $(35,170)
                                                      ========      ========      ========      ========
Net loss per share.................................   $  (0.03)     $  (0.06)     $  (0.28)     $  (0.18)
                                                      ========      ========      ========      ========
Weighted average common shares outstanding.........    169,200       190,468        56,453       190,468
                                                      ========      ========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED       NINE MONTHS ENDED
                                                      SEPTEMBER 30,           SEPTEMBER 30,
                                                   -------------------     -------------------
                                                     1997       1998         1997       1998
                                                   --------   --------     --------   --------
                                                                 (IN THOUSANDS)
Operating Activities
  Net loss.......................................  $ (5,645)  $(11,427)    $(15,675)  $(35,170)
  Adjustments to reconcile net loss to net cash
     Provided by (used in) operating activities:
     Depreciation and amortization...............     1,030      8,035        1,862     16,896
     Fair value adjustment for foreign currency
       Instruments...............................        --     18,016           --     21,240
     Minority interest...........................        --        564                     604
     Non-cash compensation.......................        --        468           --        996
     Changes in assets and liabilities:
       Accounts receivable.......................       251     (3,647)        (414)   (15,477)
       Deposits..................................       319     (2,644)         319     (2,831)
       Accounts payable and accrued expenses.....     6,693     26,817        7,871     28,815
       Other changes in assets and liabilities...     4,829     (2,646)         234      5,454
                                                   --------   --------     --------   --------
          Net cash provided by (used in)
            operating activities.................     7,477     33,536       (5,803)    20,527
Investing Activities
  Purchases of property and equipment............   (14,839)   (45,102)     (19,316)   (75,946)
  Acquisitions -- cash acquired..................        --         --           --     13,352
  Restricted cash................................   (57,558)    14,755      (54,860)    28,367
  Other investing activities.....................        --       (314)          --       (314)
                                                   --------   --------     --------   --------
          Net cash used in investing
            activities...........................   (72,397)   (30,661)     (74,176)   (34,541)
Financing Activities
  Proceeds from debt.............................   270,849         --      270,849         --
  Repayments of debt.............................        --     (2,231)          --    (12,952)
  Payment of debt issue costs....................   (13,238)        --      (13,238)      (825)
  Net proceeds from issuance of common stock.....    52,015         --       52,015         --
  Proceeds from shareholders' loans..............        --         --       13,311         --
  Due to affiliated companies, net...............    (4,782)    14,769       (1,964)    14,270
                                                   --------   --------     --------   --------
          Net cash provided by financing
            activities...........................   304,844     12,538      320,973        493
Effect of exchange rate changes on cash and cash
  equivalents....................................    (3,433)    (5,713)      (5,466)    (5,772)
                                                   --------   --------     --------   --------
Net increase (decrease) in cash and cash
  equivalents....................................   236,491      9,700      235,528    (19,293)
Cash and cash equivalents at beginning of
  period.........................................     1,050    175,334        2,013    204,327
                                                   --------   --------     --------   --------
Cash and cash equivalents at end of period.......  $237,541   $185,034     $237,541   $185,034
                                                   ========   ========     ========   ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

             NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL PRESENTATION

     The financial statements of Hermes Europe Railtel B.V. (the "Company") included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Material intercompany affiliate account transactions have been eliminated; however, other adjustments may have been required had an audit been performed. In the opinion of management, the financial statements reflect all adjustments of a normal and recurring nature necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods. These financial statements should be read in conjunction with the Company's 1997 audited consolidated financial statements and the notes related thereto. The results of operations for the three months and nine months ended September 30, 1998 may not be indicative of the operating results for the full year.

     The Company is developing and operating segments of a pan-European high capacity fiber optic network that is designed to interconnect a majority of the largest Western and Central European cities and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe.

     The Company's objective is to become the leading pan-European carriers' carrier by providing centrally managed cross-border telecommunications transmission capacity to telecommunications companies including traditional public telecommunications operators and new entrants, such as alternative carriers, global consortia of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers.

2. POLICIES AND PROCEDURES

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income (loss) and its components in a full set of general purpose financial statements. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from nonowner sources. Comprehensive loss was $6.6 million and $18.9 million for the three and nine months ended September 30, 1997, respectively, and was comprised of net losses of $5.6 million and $15.7 million and foreign currency translation losses of $1.0 million and $3.2 million for the three and nine months ended September 30, 1997, respectively. Comprehensive loss was $9.6 million and $34.0 million for the three and nine months ended September 30, 1998, respectively, and was comprised of net losses of $11.4 million and $35.2 million and foreign currency translation income of $1.8 million and $1.2 million for the three and nine months ended September 30, 1998.

     During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which requires the Company to present basic and diluted earnings per share for all periods presented. The Company's net loss per share calculation (basic and diluted) is based upon the weighted average common shares issued. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Employee stock options have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted by January 1, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivatives' fair value be recognized in earnings (losses) unless specific hedge

                           HERMES EUROPE RAILTEL B.V.

accounting criteria are met. The Company is currently assessing the impact of this new statement on its consolidated financial position and results of operations.

     Certain reclassifications have been made to the December and September 1997 condensed, consolidated financial statements in order to conform to the 1998 presentation.

3. CAPITAL LEASE OBLIGATIONS

     During the nine months ended September 30, 1998, HER entered into additional contractual commitments to lease fiber pairs, including facilities and maintenance and utilizing the partial routes for laying fiber optic cable. Based on the contract provisions, these commitments are currently estimated to aggregate approximately $83.5 million. The commitments have expected lease terms of eight and one-half to twenty-five years with options for renewal rights of one to eight additional years. Subsequent to September 30, 1998, HER entered into an additional contractual commitment for $36.8 million, payable within twelve months, to lease an indefeasable right of use to transatlantic capacity for a term of twenty-five years.

4. ACQUISITION

     On June 24, 1998, the Company completed the acquisition for ECU 90 million (approximately $99.5 million) of a 75% interest in Ebone A/S ("Ebone"). The Company funded the acquisition with proceeds of a short-term bank loan, which has been repaid. Ebone is a Tier 1 Internet backbone provider that principally serves as a carriers' carrier for European Internet service providers. As part of the transaction, Ebone will purchase, under a transmission capacity agreement, long-term capacity rights on the Company's network valued at ECU 90 million. In addition to the majority interest held by the Company, Ebone's new ownership structure will continue to include many of Ebone's existing customers, which own the balance of Ebone's shares through an association. The members of the association were offered the right to buy shares of Ebone in the third quarter of 1998; however, the Company's ownership interest in Ebone was not reduced as a result of the acceptances of this offer.

     The acquisition has been accounted for using the purchase method of accounting. The excess purchase price over the fair value of assets acquired of ECU 15.7 million (approximately $17.2 million) was allocated to goodwill and is being amortized over 5 years. The results of Ebone have been included in the accompanying consolidated financial statements from the date of the acquisition.

     The following summarized unaudited pro forma financial information assumes the acquisition had occurred on January 1 of each year:

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT LOSS
                                                                      PER SHARE)
Revenues....................................................   $ 17,556       $ 53,316
Net loss....................................................    (17,199)       (34,843)
Net loss per share..........................................      (0.30)         (0.18)

     The pro forma results include amortization of the goodwill, elimination of intercompany revenue and costs of revenues on transactions between the Company and Ebone and the recording of the 25% minority interest. The pro forma data is for informational purposes only and does not purport to be indicative of the results that would have been obtained had this acquisition actually occurred at the beginning of the periods presented, nor is it intended to be a projection of the results which may be achieved in the future.

                           HERMES EUROPE RAILTEL B.V.

5. FOREIGN CURRENCY TRANSACTIONS

     On April 19, 1998, the Company entered into a foreign currency swap transaction agreement (the "Swap") with Rabobank International ("Rabo") in order to minimize the foreign currency exposure resulting from the issuance in August 1997 of $265 million aggregate principal amount 11.5% Senior Notes due 2007 (the "Notes"). The Company has marked the Swap to its fair value as of September 30, 1998 and the resulting adverse change in the fair value of $20.4 million has been recorded as a Noncurrent Liability on the balance sheet and recognized as a foreign currency loss in the statement of operations. In addition, in July 1998, the Company entered into several forward exchange contracts, with terms ranging from thirty to ninety days, to limit the Company's exposure to foreign currency transactions. The Company has marked the outstanding contracts to their fair value as of September 30,1998 and the resulting adverse change in the fair value of $2.1 million has been recorded as an Other Current Liability on the balance sheet and recognized as a foreign currency loss in the statement of operations.

6. SUBSEQUENT EVENTS

     On October 16, 1998, 6,248 shares of common stock were issued as a result of certain employees exercising vested options under the Company's stock option plan. On October 31, 1998, GTS Hermes, Inc. acquired AB Swed Carrier's ownership interest of 6,551 common shares in the Company for approximately $5.8 million. In connection with this purchase, GTS Hermes, Inc. paid approximately $5.3 million to a company, which is affiliated with a board member, for negotiating with AB Swed Carrier and SNCB/NMBS on behalf of GTS Hermes, Inc., to purchase their respective ownership interest in the Company. Further, on October 26, 1998, the name of GTS Hermes, Inc. was changed to GTS Carrier Services, Inc.

     The ownership of the Company as a result of the subsequent events is as follows:

                                                              SHARES    OWNERSHIP %
                                                              -------   -----------
GTS Carrier Services, Inc. .................................  176,858       89.9
NMBS........................................................   13,610        6.9
Officers....................................................    6,248        3.2
                                                              -------      -----
                                                              196,716      100.0%
                                                              =======      =====

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                           HERMES EUROPE RAILTEL B.V.
                              Terhulpsesteenweg 6A
                            1560 Hoeilaart, Belgium

                       OFFICE IN COUNTRY OF ORGANIZATION

                           HERMES EUROPE RAILTEL B.V.
                               Strawinskylaan 305
                               1077 XX Amsterdam
                                The Netherlands

                              INDEPENDENT AUDITORS

                  ERNST & YOUNG REVISEURS D'ENTREPRISES S.C.C.
                            Avenue Marcel Thirty 204
                            B-1200 Brussels, Belgium

                                 LEGAL ADVISERS
                              SHEARMAN & STERLING
                              599 Lexington Avenue
                         New York, New York 10022-6069

                        As to Dutch Company Law Matters
                              LOEFF CLAEYS VERBEKE
                                 Apollolaan 15
                                 P.O. Box 75088
                                     1070AB
                           Amsterdam, The Netherlands

                         EXCHANGE AND INFORMATION AGENT
                              THE BANK OF NEW YORK
                               101 Barclay Street
                            New York, New York 10286

                    LISTING AGENT, PAYING AND TRANSFER AGENT
                    BANQUE INTERNATIONALE A LUXEMBOURG S.A.
                                69 route d'Esch
                               L-1470 Luxembourg

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                          [HERMES EUROPE RAILTEL LOGO]

                             HERMES EUROPE RAILTEL

                               Offer To Exchange
                         10 3/8% Senior Notes due 2009
                              for all Outstanding
                         10 3/8% Senior Notes due 2009

                                      and

                         10 3/8% Senior Notes due 2006
                              for all Outstanding
                         10 3/8% Senior Notes due 2006

                              --------------------

                                   PROSPECTUS
                              --------------------

No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this Exchange Offer other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               FEBRUARY 12, 1999

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